                                BENZ ENERGY INC.

                                OFFER TO EXCHANGE
             UP TO 354,250 SHARES OF CLASS A, SERIES II CONVERTIBLE
           PREFERRED STOCK FOR ANY AND ALL 9% CONVERTIBLE DEBENTURES,
                           SERIES 1 DUE MARCH 31, 2003

                                       and

                                  OFFER TO SELL
     UP TO 121,000 SHARES OF CLASS A, SERIES II CONVERTIBLE PREFERRED STOCK

The Offering will expire at 5:00 p.m., London, England time, on June 30, 1999, unless extended or earlier terminated by the Company.

Benz Energy Inc. (the "Company" or "Benz") hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular") and in the related Letter of Transmittal (the "Letter of Transmittal") and Subscription Agreement ("Subscription Agreement") (which together constitute the "Offering"), to (a) exchange up to 354,250 shares of the Company's Class A, Series II Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock") for up to $27,250,000 aggregate principal amount of the Company's 9% Convertible Debentures, Series 1 due March 31, 2003 (the "Notes") and (b) sell up to 121,000 shares of Preferred Stock. The Company will exchange (i) 65 shares of the Preferred Stock for each $5,000 principal amount of the Notes plus $1,500 cash payment tendered ("Option 1") or (ii) 45 shares of Preferred Stock for each $5,000 principal amount of the Notes tendered ("Option 2"). The Notes may be offered for exchange in minimum denominations of $5,000 each and integral multiples thereof. In addition, the Company has initially agreed to offer up to 121,000 shares of Preferred Stock for $5,000 for each 55 shares of Preferred Stock purchased, in minimum purchases of $5,000. As part of the Offering, holders of Notes accepted for exchange in the Offering will cease to accrue interest under the Notes from and after March 31, 1999 and instead will accrue dividends under the Preferred Stock on and after March 31, 1999. The first payment of dividends, which will be made on September 30, 1999, will be in respect of the period from (and including) March 31, 1999 to (but excluding) September 30, 1999 and will equal $4 per $100 nominal amount of the Preferred Stock. Dividends will be payable in arrears semi-annually on September 30 and March 31 of each year. The shares of Preferred Stock will have a liquidation preference of $105 per share.

Pursuant to the terms and subject to the conditions of the Offering, the Company will accept for exchange any and all Notes validly tendered and not properly withdrawn prior to 5:00 p.m., London, England time, on June 30, 1999 or, if the Offering is extended, the latest time and date to which it is extended (the "Expiration Date"). Tenders of Notes pursuant to the Offering may be withdrawn at any time prior to the Expiration Date unless otherwise agreed by a holder tendering Notes.

Each share of Preferred Stock will be convertible into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at an initial conversion price of Cdn. $0.35 (the "Preferred Conversion Price"), as compared to a conversion price of Cdn. $1.40 for the Notes (the "Note Conversion Price").

CERTAIN RISKS ARE INHERENT IN AN INVESTMENT IN THE PREFERRED STOCK AND INVESTORS ARE URGED TO CONSULT WITH A PROFESSIONAL ADVISOR BEFORE INVESTING IN THE PREFERRED STOCK. THE PREFERRED STOCK AND COMMON STOCK ARE SUBJECT TO A HIGH DEGREE OF RISK. AN INVESTMENT IN THE PREFERRED STOCK SHOULD BE CONSIDERED HIGHLY SPECULATIVE. SEE "RISK FACTORS".

The Common Stock is listed on the Vancouver Stock Exchange ("VSE") and traded under the symbol "BZG". On June 14, 1999, the closing sale price of the Common Stock on the VSE was Cdn. $0.31. See "Common Stock Price Range and Dividend Policy."

                                  June 15, 1999

THE OFFERING IS NOT CONDITIONAL UPON A MINIMUM AGGREGATE PRINCIPAL AMOUNT OF NOTES BEING TENDERED.

NONE OF THE PREFERRED STOCK OFFERED HEREBY OR THE COMMON STOCK ISSUABLE IN RESPECT OF THE PREFERRED STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND NONE OF SUCH SECURITIES MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, EXCHANGED OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY "U.S. PERSON" (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) BY THE COMPANY OR ANY PURCHASER IN THIS OFFERING EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. NONE OF THE PREFERRED STOCK OR THE COMMON STOCK ISSUABLE ON CONVERSION OF THE PREFERRED STOCK HAVE BEEN OR WILL BE QUALIFIED FOR DISTRIBUTION UNDER THE SECURITIES LEGISLATION OF ANY PROVINCE OF CANADA AND CANNOT BE OFFERED OR SOLD IN CANADA, DIRECTLY OR INDIRECTLY, EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM PROSPECTUS AND REGISTRATION REQUIREMENTS. THE COMPANY AND THE AGENT HAVE AGREED IN WRITING THAT THEY WILL NOT, AS PRINCIPAL OR AGENTS, MAKE ANY OFFERS OR SALES OF ANY OF THE PREFERRED STOCK TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON OR CANADIAN PERSON. HEDGING TRANSACTIONS IN THE PREFERRED STOCK MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS OFFERING IS NOT BEING MADE TO PERSONS IN THE UNITED STATES OR CANADA AND AT THE TIME AN ELECTION TO EXCHANGE IS MADE OR A BUY ORDER IS ORIGINATED, THE HOLDER OF THE NOTES OR THE BUYER MUST BE OUTSIDE THE UNITED STATES AND CANADA.

NO SECURITIES COMMISSION OR SIMILAR REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES HAS PASSED ON THE MERITS OF THE SECURITIES OFFERED NOR HAS IT REVIEWED THIS OFFERING CIRCULAR AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. NO PREFERRED STOCK MAY BE SOLD IN CONNECTION WITH THIS OFFERING WITHOUT DELIVERY TO THE PURCHASER OF THIS OFFERING CIRCULAR.

ANY BENEFICIAL HOLDER OF NOTES DESIRING TO TENDER ALL OR ANY PORTION OF THE AGGREGATE PRINCIPAL AMOUNT OF HIS OR HER NOTES MUST COMPLETE, SIGN AND DELIVER THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO MIDLAND BANK PLC, THE COMPANY'S EXCHANGE AGENT (THE "EXCHANGE AGENT"), AND TENDER SUCH NOTES PURSUANT TO THE PROCEDURE FOR GUARANTEED DELIVERY OR BOOK-ENTRY TRANSFER SET FORTH IN THIS OFFERING CIRCULAR UNDER THE HEADING "THE OFFERING--HOW TO TENDER" AND IN THE LETTER OF TRANSMITTAL. A BENEFICIAL HOLDER OF NOTES WHOSE NOTES ARE HELD BY A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER SUCH NOTES. THE COMPANY WOULD REQUEST THAT ALL HOLDERS EFFECTUATE DELIVERY OF THE NOTES FOR EXCHANGE THROUGH THE GUARANTEED DELIVERY PROCEDURE OR BOOK-ENTRY TRANSFER PROCEDURE, AS DESCRIBED IN THE LETTER OF TRANSMITTAL AND UNDER "THE OFFERING--HOW TO TENDER."

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE COMPANY AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE LAST PAGE OF THIS OFFERING CIRCULAR. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFERING CIRCULAR MAY BE DIRECTED TO THE COMPANY OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

The Preferred Stock will be offered to a limited number of investors who are not Canadian residents or "U.S. persons" (as defined in Regulation S under the Securities Act) in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Regulation S under the Securities Act and exemptions from the registration and prospectus requirements of applicable securities legislation in Canada. The Preferred Stock will have restrictions on its resale. Regulation S, the safe harbor pursuant to which the Preferred Stock is being offered, prohibits the Preferred Stock from coming into the hands of U.S. persons for a period of one year (unless registered under the Securities Act or sold pursuant to an exemption from such registration requirements), deems the Preferred Stock "restricted securities" as defined in Rule 144 of the Securities Act, and imposes legend requirements. Hedging transactions involving the Preferred Stock may not be conducted unless in compliance with the Securities Act. Certain provisions have been included in the terms and conditions of the Preferred Stock in order to assure compliance with Regulation S. The Company may, in its discretion, revise the selling restrictions on the Preferred Stock if the Securities and Exchange Commission (the "Commission") or any other regulatory authority should, subsequent to the date of this Offering Circular, amend or give advice or interpretations respecting the selling restrictions applicable to the Preferred Stock. If the Company so revises the selling restrictions, it will give notice to the holders of the Preferred Stock addressed to each holder of record at his or her address appearing on the books of the Company and it shall cause a copy of such notice (or a reasonable summary thereof) to be published in THE FINANCIAL TIMES (EUROPEAN EDITION) of London, England.

The Preferred Stock will bear a legend indicating that it has not been qualified for distribution in British Columbia or in any other Province of Canada and may not be offered, sold, transferred, pledged, converted or otherwise disposed of in British Columbia or in any other Province of Canada or to or for the benefit of any resident of British Columbia or in any other Province of Canada except in accordance with applicable resale restrictions which include in British Columbia a hold period of four months from the Closing Date. The Company will use its reasonable best efforts to ensure that neither the Preferred Stock nor any Common Stock issued as dividends or on conversion of the Preferred Stock will be subject to a period of restriction in trading in British Columbia in excess of four months following the Closing Date, save that as otherwise provided herein such Common Stock will be Freely Tradable.

The Company, having made all reasonable inquiries, confirms that this Offering Circular contains all information which is material in the context of the Offering, that the information contained herein is true and accurate in all material respects and is not misleading in any material respect, that the opinions and intentions expressed herein are honestly held and that there are no other facts the omission of which would make any of such information or the expression of any such opinions or intentions misleading in any material respect. The Company accepts responsibility accordingly.

No person has been authorized to give any information or to make any representation with respect to the Company or the Preferred Stock being offered hereby, except for the information contained in this Offering Circular, the Letter of Transmittal and the Subscription Agreement and if given or made, any other information or representation must not be relied upon as having been authorized by the Company, the Agent or any other person. Neither the delivery of this Offering Circular at any time nor any sale made pursuant to the Offering shall, under any circumstances, constitute a representation that there has been no change in the affairs of the Company or any of its subsidiaries since the date hereof or create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

No action is being taken to permit a public offering of the Preferred Stock or the distribution of this Offering Circular in any jurisdiction where action would be required for such purposes. Applicable laws may restrict the distribution of this Offering Circular and the Offering related to the Preferred Stock in certain jurisdictions. Persons into whose possession this Offering Circular may come are required by the Company to inform themselves about and to observe any such restrictions. This Offering Circular does not relate to any securities other than the Preferred Stock and the Common Stock that may be delivered in connection with the payment of dividends or into which the Preferred Stock is convertible and does not constitute an offer to sell or a solicitation of an offer to buy any of the Preferred Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer of solicitation.

Purchase of the Preferred Stock may result in tax or other legal consequences not discussed herein. Prospective investors are not to construe this Offering Circular or any prior or subsequent communication from the Company or the Agent or any of their respective directors, officers, agents or employees as legal, tax or investment advice. Each prospective investor should consult with and rely on the investor's own professional advisers, including legal counsel and tax advisers, as to the consequences of any investment by the prospective investor in the Preferred Stock.

The Preferred Stock is being offered when, as and if issued, subject to prior sale or withdrawal, cancellation or modification of the Offering without notice, and subject to the approval of certain legal matters by counsel and certain other conditions.

The Agent has no obligation to make a market in the Preferred Stock and there is no assurance that a market in the Preferred Stock will ever develop.

In this Offering Circular, all references to "dollars", "$" or "cents" are to U.S. dollars and cents unless an indication to Canadian dollars or cents is made.

                                TABLE OF CONTENTS


                                                                                             PAGE NO.
                                                                                             --------

CONVERSIONS.........................................................................................4

SUMMARY.............................................................................................5

COMPARISON OF THE NOTES AND THE PREFERRED STOCK.....................................................9

GLOSSARY...........................................................................................13

THE OFFERING.......................................................................................16

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..........................................20

RISK FACTORS.......................................................................................20

USE OF PROCEEDS....................................................................................29

CONSOLIDATED CAPITALIZATION........................................................................30

COMMON STOCK PRICE RANGE AND DIVIDEND POLICY.......................................................31

SELECTED CONSOLIDATED FINANCIAL INFORMATION........................................................32

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND RESULTS OF OPERATIONS.............33

BUSINESS AND PROPERTIES............................................................................42

MANAGEMENT.........................................................................................57

PRINCIPAL SHAREHOLDERS.............................................................................61

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS........................................62

DESCRIPTION OF CAPITAL STOCK.......................................................................65

SUBSCRIPTION AND SALE..............................................................................68

SELLING RESTRICTIONS...............................................................................68

TAX CONSIDERATIONS.................................................................................74

LEGAL OPINIONS OF COMPANY COUNSEL..................................................................81

ADDITIONAL INFORMATION.............................................................................81


CERTIFICATE OF DESIGNATION.......................................................................APPENDIX A
AUDITED FINANCIAL STATEMENTS.....................................................................APPENDIX B
FIRST QUARTER  FINANCIAL STATEMENTS..............................................................APPENDIX C


                                 CONVERSIONS

        The following table sets forth certain standard conversions from standard imperial units to the international system of units (or metric units).


       TO CONVERT FROM               TO                            MULTIPLY BY
       ----------------------------  ---------------------------  ------------

       MCF.........................  Cubic.meters................      28.174
       Cubic meters................  Cubic.feet..................      35.494
       Bbls........................  Cubic.meters................       0.159
       Cubic meters................  Bbls.oil....................        6.29
       Feet........................  Meters......................       0.305
       Meters......................  Feet........................       3.281
       Miles.......................  Kilometers..................       1.609
       Kilometers..................  Miles.......................       0.621
       Acres.......................  Hectares....................       0.405
       Hectares....................  Acres.......................       2.471

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHALL BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING OR INCORPORATED BY REFERENCE ELSEWHERE IN THIS OFFERING CIRCULAR.

THE COMPANY

     The Company is a Delaware corporation engaged in the acquisition, exploration and development of oil and gas properties, primarily in the Gulf Coast area of the United States. The Company's interests in its United States properties are held primarily through its wholly owned Texas subsidiary, Texstar Petroleum Inc. ("Texstar").

     Through Texstar, the Company holds various oil and gas interests in Mississippi, Louisiana and Texas. The Company's principal activity is acquisition, drilling and production from prospects in those states including its existing major projects and prospects of Lahinch, Rayburn and Old Ocean and others in Texas and subsequent development of commercial wells in Texas, Oakvale Dome, Morgantown, Wausau and other prospects in Mississippi. See "Business and Properties".

     The following table summarizes the Company's proved oil and gas reserve quantities as estimated by the Company's independent petroleum engineers as of January 1, 1999.


            PROVED RESERVES  (1)
            --------------------

            Gas, MMCF                                   36,405
            Oil, Condensate & NGL, MBO                     584

     ---------------------------
     (1) Includes reserves in Louisiana that were sold in May 1999 as part of the sale of the Lisbon Field. See "Business and Properties-Recent Developments"

         The Company's senior management is highly experienced in the oil and gas industry and has participated in the development of various oil and gas prospects throughout the United States. The Company's policy is to attract and retain senior management with proven oil and gas expertise to conduct its operations. Mr. Prentis B. Tomlinson, Jr., the Chairman and Chief Executive Officer, has been involved in the oil and gas industry for the past 30 years.

THE OFFERING

         The principal purposes of the Offering are to raise new capital, reduce the Company's debt service requirements and to improve the Company's debt to equity ratio. Noteholders who elect to exchange for Preferred Stock will also receive the benefit of a reduction in the effective rate into which the Notes convert into Common Stock. The Certificate of Designation establishing the Preferred Stock is attached hereto as Appendix A.

TERMS OF EXCHANGE:

       Option 1 65 shares of Preferred Stock for each $5,000 principal amount of the Notes plus $1,500 in cash.
       Option 2 45 shares of Preferred Stock for each $5,000 principal amount of the Notes.


TERMS OF SALE:                     55 shares of Preferred Stock for each $5,000
                                   in cash.

AGENT:                             RP&C International Inc.
                                   RP&C International Limited.

EXPIRATION DATE:                   The Company will accept for exchange Notes,
                                   validly tendered prior to 5:00 p.m., London,
                                   England time, on the Expiration Date. The
                                   Offering will expire on the Expiration Date.
                                   Tenders received prior to the Expiration
                                   Date may be withdrawn at any time prior to
                                   the Expiration Date unless otherwise agreed
                                   by the holder. See "The Offering-Withdrawal
                                   Rights."

                                       5

DIVIDENDS:                         Through March 31, 2003, each share of
                                   Preferred Stock will accrue an $8 annual
                                   dividend (equivalent to 8% annually or $800
                                   per $10,000 of Preferred Stock). After March
                                   31, 2003 each share of Preferred Stock will
                                   accrue a $15 annual dividend (equivalent to
                                   15% annually or $1,500 per $10,000 of
                                   Preferred Stock). If dividends are not
                                   timely paid, annual dividends will be
                                   increased by $3.00 per share until such
                                   dividends have been paid. Dividends will be
                                   payable semi-annually in arrears in cash or,
                                   at the option of the Company, in Freely
                                   Tradable (as defined in the Glossary) Common
                                   Stock valued at the average of the Market
                                   Price thereof for the 20 consecutive Stock
                                   Exchange Business Days ending five Stock
                                   Exchange Business Days prior to the dividend
                                   payment date. "Market Price" is defined as
                                   the weighted average price of the Common
                                   Stock on the principal stock exchange on
                                   which the Common Stock is traded on any
                                   Stock Exchange Business Day. Dividends will
                                   be paid free of withholding taxes. The
                                   Preferred Stock will have a liquidation
                                   value of $105 per share and will not be
                                   subject to any sinking  fund  requirements.
                                   Additionally, the Preferred Stock will have
                                   greatly limited voting rights. See
                                   "Comparison of the Notes and the Preferred
                                   Stock" below and "Description of Share
                                   Capital."

CONVERSION:                        Through March 31, 2000, the Preferred Stock
                                   will be convertible, at the option of the
                                   holder thereof, into Common Stock at an
                                   initial conversion rate (the "Preferred
                                   Conversion Price") equal to Cdn. $0.35. If
                                   on March 31, 2000, the average of the Market
                                   Prices during the preceding 20 consecutive
                                   Stock Exchange Business Days is lower than
                                   the Preferred Conversion Price, then the
                                   Preferred Conversion Price will be adjusted
                                   downward to such average price. The Company
                                   will use its best efforts to ensure that
                                   within four months after the Closing Date,
                                   the Preferred Stock and any Common Stock
                                   issuable as dividends or on conversion are
                                   Freely Tradable. If such securities are not
                                   Freely Tradable within that time period, the
                                   Preferred Conversion Price shall be reduced
                                   thereafter by 5% for each six month period
                                   or portion thereof until such securities are
                                   Freely Tradable. Upon the conversion of any
                                   Preferred Stock, payment will be made by the
                                   Company within 60 days following conversion
                                   for dividends accrued during the period from
                                   the most recent dividend payment date to the
                                   conversion date.

REQUIRED CONVERSION:               The Company may cause all of the Preferred
                                   Stock to be converted into Common Stock at
                                   the then Preferred Conversion Price at any
                                   time after March 31, 2000, if the average
                                   Market Price for 20 consecutive Stock
                                   Exchange Business Days ending not more than
                                   five days prior to the giving of such notice
                                   is equal to or in excess of 140% of the
                                   Preferred Conversion Price then in effect
                                   and the Common Stock to be received in
                                   connection with such conversion is Freely
                                   Tradable. The Company is required to give 30
                                   days notice in writing to the holders of the
                                   Preferred Stock that it has elected a
                                   mandatory conversion. Upon any mandatory
                                   conversion of any Preferred Stock by the
                                   Company, the Company will make payment for
                                   dividends accrued during the period from the
                                   most recent dividend payment date to the
                                   conversion date.

REDEMPTION:                        The Preferred Stock is redeemable in whole
                                   or in part by the Company at any time on the
                                   giving of 30 days written notice at 105% of
                                   the nominal amount thereof, together with
                                   any accrued but unpaid dividends, payable in
                                   cash ("Redemption Value"). Commencing April
                                   1, 2003, at the option of the Company the
                                   Preferred Stock may also be redeemed for
                                   Freely Tradable Common Stock (i) at 115% of
                                   the nominal amount if the market
                                   capitalization of the Company is $300
                                   million or more on such date, or (ii) at
                                   120% of the nominal amount if the market
                                   capitalization is less than $300 million on
                                   such date. The Common Stock issued will be
                                   valued at the average Market Price for the
                                   20 Stock Exchange Business Days ending five
                                   Stock Exchange Business

                                       6

                                   Days prior to the payment date. During the 30 day notice period, holders retain the ability to convert their Preferred Stock into Common Stock.

RANKING: The Preferred Stock will rank PARI PASSU with the $9.5 million of Class A, Series I
                                   Preferred Stock held by Lasco Energy
                                   Partners, LP (the "Lasco Preferred") and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the Preferred Stock, and senior to all other present and future equity of the Company.
                                   The Preferred Stock will be subordinate to claims of creditors, including holders of the Company's outstanding debt instruments
                                   (including the Notes, all production
                                   financings and other creditors).

COVENANTS:                         During the period that any of the Preferred
                                   Stock is outstanding, the Company will
                                   maintain Tangible Assets equal to or greater
                                   than 100% (rising to 140% in respect of the
                                   years ending 31 December 2000 and thereafter)
                                   of Long Term Debt (which includes the
                                   Preferred Stock and other preferred stock
                                   ranking PARI PASSU with the Preferred Stock).
                                   A breach of this covenant by the Company or
                                   a breach by the Company of certain other
                                   covenants specified in the Certification of
                                   Designation shall entitle the holder of the
                                   Preferred Stock to cause a redemption
                                   thereof by the Company.

VOTING RIGHTS:                     None prior to conversion except as
                                   provided by law.

MINIMUM TENDER AMOUNT:             Subject to the terms and conditions of the
                                   Offering, all Notes will be accepted if duly
                                   tendered and not withdrawn prior to the
                                   Expiration Date. The Offering is not
                                   conditioned upon a minimum aggregate
                                   principal amount of Notes being tendered.

DENOMINATIONS AND FORM:            The Preferred Stock will be registered and
                                   issued in a non-certificated form that will
                                   be eligible for clearing through the
                                   Depository Trust Company ("DTC"), New York,
                                   New York. The Preferred Stock will have a
                                   nominal value of $100 and a liquidation
                                   value of $105.

RESTRICTIONS ON RESALES:           The Preferred Stock will have restrictions
                                   on their resale. The Preferred Stock will
                                   bear a legend indicating that it has not
                                   been registered under the Securities Act and
                                   that resales will be restricted for the
                                   first two years after issuance in accordance
                                   with Regulation S under the Securities Act
                                   unless an exemption applies. The Preferred
                                   Stock will bear a legend indicating that
                                   they have not been qualified for
                                   distribution in Canada and may not be
                                   offered, sold, transferred, pledged,
                                   converted or otherwise disposed of in Canada
                                   or to or for the benefit of any resident of
                                   Canada except in accordance with applicable
                                   resale restrictions which include a hold
                                   period of four months from the Closing Date.

EXTENSIONS:                        Subject to the approval of the Agent, the
                                   Company expressly reserves the right to
                                   extend the Expiration Date. See "The
                                   Expiration Date-Expiration and Extension of
                                   Tender Period".

HOW TO TENDER:                     Tendering holders of Notes must complete and
                                   sign a Letter of Transmittal, forward the
                                   Letter of Transmittal and any other required
                                   documents to the Exchange Agent and tender
                                   such Notes pursuant to the procedures for
                                   guaranteed delivery or book-entry transfer,
                                   and if choosing option 1 and the holder is a
                                   member of the ICSD system, instruct Cedel or
                                   Euroclear to debit such holder's ICSD
                                   account by the required amount on the
                                   instructions of the Exchange Agent and
                                   thereafter deliver such amount to the
                                   Exchange Agent's account, or if the holder
                                   of Notes is not a member of the ICSD system,
                                   then such holder must contact the Agent to
                                   arrange for the delivery of the required
                                   cash payment. Physical delivery of Notes is
                                   not recommended due to the fact that the
                                   Notes are in bearer form. Confirmation of a
                                   book-entry transfer of such Notes to the
                                   Exchange Agent's account at the Book-Entry
                                   Facility (as defined below) will

                                       7

                                   effectuate delivery in a timely fashion.
                                   Questions regarding how to tender and
                                   requests for information should be directed to the Company. See "The Offering - How to Tender".

ACCEPTANCE OF TENDERS:             Subject to the terms and conditions of the
                                   Offering and unless otherwise agreed with a
                                   holder, Notes validly tendered will be
                                   accepted on or promptly after the Expiration
                                   Date. Subject to such terms and conditions,
                                   DTC accounts designated by the holders will
                                   be credited with the appropriate number of
                                   shares of Preferred Stock promptly after
                                   acceptance of the tendered Notes. See "The
                                   Offering - Acceptance of Tenders."

UNTENDERED NOTES:                  Holders of Notes who do not tender their
                                   Notes in the Offering or whose Notes are not
                                   accepted for exchange will continue to hold
                                   such Notes and will be entitled to all the
                                   rights and preferences and will be subject
                                   to all of the limitations applicable
                                   thereto, including the possible delisting of
                                   the Notes from the Luxembourg Stock
                                   Exchange. See "Risk Factors."

HOW TO PURCHASE:                   Any investor electing to purchase Preferred
                                   Stock must complete and sign a Subscription
                                   Agreement and forward the Subscription
                                   Agreement and any other required documents
                                   to the Agent and forward the cash payment to
                                   the account referenced in the Subscription
                                   Agreement, all in accordance with the
                                   procedures set out in the Subscription
                                   Agreement.

USE OF PROCEEDS:                   The net proceeds of the Offering will be
                                   used by the Company to repay a portion of
                                   its trade payables, to repay a portion of
                                   amounts due under its senior debt facilities
                                   and for general corporate purposes. See "Use
                                   of Proceeds".

CLOSING: On the Expiration Date; however, the Company may sell Preferred Stock or with the written consent of a holder accept tenders prior to the Expiration Date. Any sales or exchanges completed prior to the Expiration Date shall be final and binding regardless of whether the Closing is further delayed or never occurs.

RISK FACTORS:                      Certain risks are inherent in an investment
                                   in the Preferred Stock and investors are
                                   urged to consult with a professional advisor
                                   before investing in the Preferred Stock. The
                                   Preferred Stock and Common Stock are subject
                                   to a high degree of risk. Risk factors
                                   include, but are not limited to, variation
                                   in commodity prices, actual success in
                                   drilling and commercial completions and
                                   availability and cost of services. See "Risk
                                   Factors".

CUSIP NUMBER:                      083453209

SWISS SECURITIES NUMBER
FOR THE PREFERRED STOCK:           CH804491

SWISS SECURITIES NUMBER
FOR THE COMMON STOCK:              CH679175

                 COMPARISON OF THE NOTES AND THE PREFERRED STOCK

The following is a brief summary comparison of certain of the principal terms of the Notes and the Preferred Stock. Holders are encouraged to review in detail the terms of the Preferred Stock as set forth in the Certificate of Designation attached hereto as Appendix A, the Trust Indenture and Notes they hold for a more complete description of each.


                                        NOTES                                    PREFERRED STOCK
                                        -----                                    ---------------

MATURITY:                               March 31, 2003                           The Preferred Stock will not be
                                                                                 subject to redemption except upon
                                                                                 the occurrence of certain specified
                                                                                 events. However, on March 31,
                                                                                 2003, the dividends payable on the
                                                                                 Preferred Stock increase to 15% per
                                                                                 annum.

INTEREST/DIVIDEND RATE:                 9% annual interest (equivalent to        Through March 31, 2003, $800 annual dividend
                                        $900 annually per $10,000 principal      per $10,000 of Preferred Stock (8% annual
                                        amount of Notes) payable in cash         dividend) and after March 31, 2003, $1,500
                                        semi-annually in arrears on March 31     annual dividend per $10,000 of Preferred
                                        and September 30 equally each year.      Stock (15% annual dividend equivalent),
                                                                                 which dividends will be payable
                                                                                 semi-annually in arrears in cash or, at the
                                                                                 Company's option, in Common Stock on March
                                                                                 31 and September 30 of each year, when, as
                                                                                 and if declared by the Company's board of
                                                                                 directors. The Common Stock issued to pay
                                                                                 dividends will be Freely Tradable and
                                                                                 valued based on the average Market
                                                                                 Price for the 20 consecutive Stock Exchange
                                                                                 Business Days ending five Stock Exchange
                                                                                 Business Days prior to the relevant
                                                                                 dividend payment date.

INTEREST/DIVIDENDS RECEIVED:            Interest paid on the Notes to holders    Dividends paid on the Preferred
                                        not connected with the United States     Stock to holders not connected with
                                        or Canada is adjusted upward to          the United States will be adjusted
                                        include applicable withholding taxes,    upward to include applicable
                                        subject to certain exceptions.           withholding taxes, subject to
                                                                                 certain exceptions.

                                       9

                                        NOTES                                    PREFERRED STOCK
                                        -----                                    ---------------

RESTRICTIONS ON PAYMENT OF              None                                     The Company may only pay dividends out of
INTEREST/DIVIDENDS:                                                              surplus, as defined in the Delaware General
                                                                                 Corporation Law, or, if no surplus is
                                                                                 available, out of its net profits for the
                                                                                 fiscal year which the dividend or
                                                                                 distribution is declared and the preceding
                                                                                 fiscal year. No dividends or distributions
                                                                                 may be declared or paid if the Company is or
                                                                                 would be rendered insolvent by virtue of the
                                                                                 dividend distribution. In addition, the
                                                                                 EnCap Credit Facility and the BOCP Credit
                                                                                 Facility currently contain restrictions on
                                                                                 the payment of dividends.

CONVERSION:                             Convertible at the option of the         Convertible at the option of the holder
                                        holder at any time prior to maturity     at any time into Common Stock at a
                                        into Common Stock at a conversion        conversion price of Cdn. $0.35. Subject to
                                        price of Cdn. $1.40.                     further downward repricing on March 31,
                                                                                 2000, if the average 20 day Market Price
                                                                                 is lower than the Preferred Conversion
                                                                                 Price. If the Common Stock that would be
                                                                                 received in connection with conversion is
                                                                                 not Freely Tradable within four months
                                                                                 after the Closing Date, the Preferred
                                                                                 Conversion Price shall thereafter be
                                                                                 reduced by 5% for each 6 month period or
                                                                                 portion thereof until such Common Stock
                                                                                 becomes Freely Tradable.

CASH REDEMPTION OPTION:                 The Company may at any time after        The Company may at any time redeem the
                                        March 31, 2002, redeem the Notes for     Preferred Stock for a cash price equal to
                                        a cash price equal to the principal      105% of the nominal value of the Preferred
                                        amount of the Notes together with        Stock plus accumulated and unpaid dividends.
                                        accrued and unpaid interest.

                                      10

                                        NOTES                                    PREFERRED STOCK
                                        -----                                    ---------------

MANDATORY CONVERSION:                   The Company may, at its option, cause    The Company may, at its option, cause the
                                        the Notes to be converted into shares    Preferred Stock to be converted into shares
                                        of Common Stock, at any time after       of Common Stock at the Preferred Conversion
                                        September 30, 1999 and prior to March    Price at any time and from time to time
                                        31, 2003, if the weighted average        after March 31, 2000, if the average Market
                                        trading price of the Common Stock on     Price during 20 consecutive Stock Exchange
                                        the principal stock exchange on which    Business Days ending not more than five days
                                        the Common Stock is traded during a      prior to the giving of notice is equal to or
                                        20 consecutive trading day period is     in excess of 140% of the Preferred
                                        not less than 140% of the conversion     Conversion Price then in effect. The Company
                                        price then in effect. The Company is     is required to give 30 days notice in
                                        required to give notice that it has      writing to the holders thereof that it has
                                        elected mandatory conversion.            elected mandatory conversion. Upon any
                                                                                 mandatory conversion of any Preferred Stock
                                                                                 by the Company, payment will be made by the
                                                                                 Company for dividends accrued during the
                                                                                 period from the most recent dividend payment
                                                                                 date to the conversion date.

CONVERSION PRICE ADJUSTMENT:            The conversion price will be adjusted    The Preferred Conversion Price will be
                                        upon the occurrence of certain events    adjusted upon the occurrence of certain
                                        including (i) on the subdivision or      events including (i) on the subdivision or
                                        consolidation of the outstanding         consolidation of the outstanding Common
                                        Common Stock; (ii) on the issue of       Stock; (ii) on the issue of any Common Stock
                                        any Common Stock to holders of Common    to holders of Common Stock by way of stock
                                        Stock by way of stock dividends (with    dividends (with  certain exceptions); (iii)
                                        certain exceptions); (iii) on the        on the issue of rights, options or warrants
                                        issue of rights, options or warrants     to substantially all of the holders of
                                        to substantially all of the holders      Common Stock  entitling them to acquire
                                        of Common Stock entitling them to        Common Stock or securities convertible into
                                        acquire Common Stock or securities       Common Stock (with certain exceptions); or
                                        convertible into Common Stock (with      (iv) on the distribution to substantially
                                        certain exceptions); or (iv) on the      all of the holders of Common Stock of class
                                        distribution to substantially all of     or of rights, options or warrants or of
                                        the holders of Common Stock of any       evidences of indebtedness or of assets.
                                        other class or of rights, options or
                                        warrants or of evidences of any other
                                        indebtedness or of assets.

VOTING RIGHTS:                          None.                                    Non-voting, except as otherwise required
                                                                                 by law.

LISTING:                                The Notes are listed on the              The Preferred Stock is not currently
                                        Luxembourg Stock Exchange. The Common    listed on an exchange.
                                        Stock is currently listed on the VSE.

                                       11

                                       NOTES                                     PREFERRED STOCK
                                       -----                                     ---------------

RANKING:                               The Notes rank equally amongst            The Preferred Stock will rank PARI PASSU to the
                                       themselves and at least equally with      Lasco Preferred and any new issue of
                                       all other unsecured obligations (other    preferred stock stipulates a liquidation
                                       than in respect of statutorily that       preference PARI PASSU with the Preferred
                                       preferred creditors) of the Company.      Stock, and senior to all other present and
                                       At April 30, 1999, the Company had        future equity of the Company. The Preferred
                                       outstanding $27,200,000 of secured        Stock will be subordinate to claims of
                                       obligations.                              creditors, including holders of the
                                                                                 Company's outstanding debt securities
                                                                                 (including the Notes, all production
                                                                                 financings and other creditors). The
                                                                                 Preferred  Stock will also be effectively
                                                                                 subordinated to all debt obligations of the
                                                                                 Company's subsidiaries.

DEBT COVENANT:                         The Noteholders are entitled to the       Holders of the Preferred Stock will the
                                       protection of numerous covenants have     right to require redemption of their
                                       provided in the Trust Indenture           Preferred Stock if the Company fails to
                                       including a covenant that the Company     maintain Tangible Assets equal to or greater
                                       must maintain tangible assets equal to    than 100% (rising to 140% in respect of the
                                       or greater than 100% (rising to 140%      years ending 31 December 2000 and
                                       in respect of the years ending 31         thereafter) of Long Term Debt.
                                       December 2000 and thereafter) of long
                                       term debt and any preferred stock of
                                       the Company.

RESALE RESTRICTIONS:                   None                                      The Preferred Stock will bear legends
                                                                                 indicating that they have not been (i)
                                                                                 registered under the Securities Act and that
                                                                                 resales will be restricted for the first two
                                                                                 years after issuance in accordance with
                                                                                 Regulation S under the Securities Act unless
                                                                                 an exemption applies and (ii) qualified for
                                                                                 distribution in Canada and may not be
                                                                                 offered, sold, transferred, pledged,
                                                                                 converted or otherwise disposed of in Canada
                                                                                 or to or for the benefit of any resident of
                                                                                 Canada except in accordance with applicable
                                                                                 resale restrictions which include a hold
                                                                                 period of four months from the Closing Date.

SETTLEMENT:                            Notes are settled in the Euroclear/       Preferred Stock will be eligible for
                                       Cedel System.                             settlement in the DTC system.


FORM:                                  The Notes are in bearer form.             The Preferred Stock will be issued in
                                                                                 registered form as non-certificated shares.

                                    GLOSSARY

In this Offering Circular (including the Summary), the following words and phrases shall have the meaning set forth below, unless the context otherwise requires:

"Alternative Stock Exchange" means any national or regional stock exchange, or if not available, a U.S. national or regional stock quotation service such as the Nasdaq National Market System or the quotation service maintained by the National Quotation Bureau (the pink sheets) or any successor thereto, which in any such case is acceptable to the Agent. The Agent has agreed that the bulletin board trading system operated by Nasdaq is acceptable and will constitute an "Alternative Stock Exchange".

"Agency Agreement" means the Agency Agreement entered into between the Company and the Agent.

"Agent" means RP&C International Inc. and RP&C International Limited.

"BCFG" means billion cubic feet of gas.

"BCPD" means barrels of condensate per day.

"BO" means barrels of oil.

"BOCP" means BOCP Energy Partners, L.P.

"BOCP Credit Facility" means Texstar's Credit Facility with BOCP in effect at the date hereof and as it may be increased, decreased, supplemented or amended from time to time hereafter.

"BOPD" means barrels of oil per day.

"BPO" means the designated interest held before payout occurs.

"Calibre" means Calibre Energy, L.L.C.

"Certificate of Designation" means the Certificate of Designation adopted by the board of directors of the Company establishing the Preferred Stock and substantially in the form attached hereto as Appendix A.

"Certificate of Incorporation" means the Company's Certificate of Incorporation on file with the Secretary of State of Delaware.

"Closing Date" means the date the Company accepts the Notes in exchange for the Preferred Stock.

"Common Stock" means the common stock, par value $0.01 per share of the Company.

"Company" means Benz Energy Inc.

"Convertible Debentures" means the Notes and if converted, the resulting Series 2 Debentures and the Series 3 Debentures.

"EnCap" means EnCap Investments, L.C.

"EnCap Credit Facility" means Texstar's credit facility with EnCap Energy in effect at the date hereof and as it may be increased, decreased, supplanted or amended from time to time hereafter.

"EnCap Energy" means EnCap Energy Capital Fund III, L.P.

"Exchange Agent" means Midland Bank plc.

"Expiration Date" means June 30, 1999, or such later date as is designated by the Company with the approval of the Agent.

"Farmout" means the exchange of a working interest for a smaller net profits interest or royalty interest.

"Freely Tradable" means with respect to the Preferred Stock and the Common Stock, that such stock has been registered pursuant to a registration statement that has been declared effective pursuant to the Securities Act or that such stock can be resold without restrictions under an exemption from registration under the Securities Act applicable to all holders of such Preferred Stock or the Common Stock, is listed on the VSE or on an Alternative Stock Exchange and is tradable on such exchange without further restrictions.

"Lasco Transaction" means the acquisition by the Company of reserves in east Texas and northwest Louisiana.

"Lenser & Associates" means R.A. Lenser and Associates, Inc., petroleum engineers.

"Letter of Transmittal" means the Letter of Transmittal forwarded along with the Offering Circular to the Noteholders.

"LOE" means lease operating expenses.

"Long Term Debt" as defined in the Certificate of Designation attached hereto as Appendix A.

"MB" means thousand barrels.

"MBO" means thousand barrels of oil.

"MCF" means thousand cubic feet.

"MCFGPD" means a thousand cubic feet of gas per day.

"MCFPD" means a thousand cubic feet per day.

"MMBO" means a million barrels of oil.

"MMCFG" means a million cubic feet of gas.

"nominal amount" means as to each share of Preferred Stock, $100.

"Noteholder" means the beneficial holders of the Notes.

"NPI" means net profit interest, which is revenues less royalty burden, operating expenses, excise taxes, gathering and treating expenses and capital costs of drilling and completing the producing well, provided that the excess of such deductions over revenues is recouped solely through future revenues to the owner of the net profits interest.

"Offering" means the offering of Preferred Stock pursuant to the Offering Circular, the Letter of Transmittal and the Subscription Agreement.

"Old Ocean Loan" means the $2,200,000 of indebtedness outstanding pursuant to the terms of the Letter Loan Agreement dated December 31, 1998 among Texstar, as borrower, and the Agent and the other lenders signatory thereto.

"Preferred Conversion Price" means on the Closing Date Cdn. $0.35 per Common Share, as subsequently may be adjusted.

"Preferred Stock" means the Class A, Series II Convertible Preferred Stock, par value $1.00 per share, of the Company with a nominal value of $100 per share and a liquidation value of $105 per share, which Preferred Stock was established pursuant to the Certificate of Designation substantially in the form attached hereto as Appendix A.

"psi" means pounds of pressure per square inch.

"Series 2 Debentures" means the Special Notes, Series A issued in April of 1998 to Canadian investors and any Debentures into which such Special Notes may be converted.

"Series 3 Debentures" means the Special Notes, Series B issued in April of 1998 to United States investors and the Debentures into which such Special Notes have been converted.

"Stock Exchange Business Day" means any day (other than a Saturday or Sunday) on which the principal exchange on which the Common Stock is traded or the Alternative Stock Exchange, as the case may be, is open for business.

"Subscription Agreement" means those certain Subscription Agreements executed by persons interested in purchasing Preferred Stock.

"Subsidiary" of any person means any corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of the Company or one or more of its Subsidiaries.

"Trust Indenture" means that certain Trust Indenture dated as of March 25, 1998 between the Corporation and Montreal Trust Company of Canada, as amended by the First Supplemental Trust Indenture and the Second Supplemental Trust Indenture.

"Tangible Assets" as defined in the Certificate of Designation attached hereto as Appendix A.

"Trustee" means Montreal Trust Company of Canada.

"VSE" means The Vancouver Stock Exchange.

                                 THE OFFERING

EXCHANGE OFFER; OFFERING OF PREFERRED STOCK

         The Company hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange up to 354,250 shares of the Company's Class A, Series II Convertible Preferred Stock, $1.00 par value for the Notes. Noteholders have the following exchange options: (i) 65 shares of Preferred Stock for each $5,000 principal amount of the Notes plus $1,500 cash payment tendered or (ii) 45 shares of Preferred Stock for each $5,000 principal amount of the Notes tendered. In addition, the Company is offering a total of 121,000 shares of Preferred Stock in units of 55 shares of Preferred Stock for $5,000. On March 31, 1999, there was $27,250,000 in aggregate principal amount of Notes outstanding. The Offering is not conditioned upon any minimum number or principal amount of Notes being tendered.

         The Offering will expire at 5:00 p.m., London, England time, on the Expiration Date. See "The Offering - Expiration and Extension of Tender Period."

         Holders of Notes who wish to exchange Notes for Preferred Stock must validly tender certificates for Notes to the Company or validly tender Notes by complying with the book-entry transfer procedures described below and, in each case, must furnish the Letter of Transmittal and other required documents to the Exchange Agent. If choosing Option 1 and the holder is a member of the ICSD system, holders of Notes must also instruct Cedel or Euroclear to debit such holder's ICSD account by the required amount on the instructions of the Exchange Agent and thereafter deliver such amount to the Exchange Agent's account, or if the holder of Notes is not a member of the ICSD system then such holder must contact the Agent to arrange for the delivery of the required cash payment. Thereafter, the holders will have designated DTC accounts credited with the appropriate number of shares of Preferred Stock, promptly after the tender is accepted by the Company. Subject to the terms and conditions of the Offering and unless otherwise agreed by a holder, properly tendered Notes will be accepted on or promptly after the Expiration Date.

         The Letter of Transmittal and Offering Circular will be forwarded to Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedelbank for distribution to holders who are listed as participants in a clearing agency's position listing for subsequent transmittal to beneficial owners of Notes. Such beneficial owners may also obtain a copy of this Offering Circular and Letter of Transmittal from the Company, the Agent and the Exchange Agent.

EXPIRATION AND EXTENSION OF TENDER PERIOD

         The Offering will expire at 5:00 p.m., London, England time, on the Expiration Date, subject to the right of the Company to (i) extend the Expiration Date with the consent of the Agent and (ii) elect to sell Preferred Stock or with the consent of a holder accept tenders of Notes prior to the Expiration Date.

CERTAIN CONDITIONS OF THE OFFERING

         Notwithstanding any other provisions of the Offering, the Company will not be required to issue Preferred Stock in respect of any properly tendered Notes not accepted and may delay the acceptance of the tendered Notes but only if one or more of the following events shall have occurred (or shall have been determined by the Company to have occurred) and which in the Company's reasonable judgment in any such case makes it inadvisable to proceed with the Offering:

                  (a) Any action or proceeding, order, decree or injunction shall have been taken or threatened, instituted or pending, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been sought, promulgated, enacted, entered, enforced or deemed applicable to the Offering or the Company taken as a whole, by or before any court or governmental, regulatory or administrative authority or agency or tribunal, which (i) challenges the making of the Offering, the acquisition of the Notes or issuance of the Preferred Stock pursuant to the Offering or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offering, or (ii) materially adversely affects the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of the Company taken as a whole.

                  (b) There shall have occurred (i) the declaration of any banking moratorium or suspension of payments in respect of banks in Canada or the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any Canadian or United States national securities exchange or in the over-the-counter market, (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency or authority on, or any event which in the Company's sole judgment might adversely affect, the extension of credit by banks or other lending institutions in Canada or the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offering, a material acceleration or worsening thereof.

                  (c) There shall have occurred any event that has resulted, or may in the reasonable judgment of the Company result, in an actual or threatened material adverse change in the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its reasonable discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time.

HOW TO TENDER

         Tendering holders of Notes must complete and sign a Letter of Transmittal or a facsimile thereof (all references in this Offering Circular to the Letter of Transmittal shall be deemed to include a facsimile thereof), forward the Letter of Transmittal and any other required documents to the Exchange Agent at the address set forth in the Letter of Transmittal and tender such Notes pursuant to the procedures for guaranteed delivery or book-entry transfer. Physical delivery of Notes is not recommended due to the fact that the Notes are in bearer form. Confirmation of a book-entry transfer of such Notes to the Exchange Agent's account at the Book-Entry Facility (as defined below) will effectuate delivery of the Notes in a timely fashion. If electing Option 1 and if the holder of Notes has an ICSD account, then such holder shall instruct Cedel or Euroclear to debit such holder's ICSD account by the required cash payment on the instructions of the Exchange Agent and thereafter deliver such amount to the Exchange Agent's account or if the holder of Notes is not a member of the ICSD system, then such holder must contact the Agent to arrange for payment. Questions regarding how to tender and requests for information should be directed to the Company.

         The Exchange Agent will establish an account with respect to the Notes at Euroclear and Cedelbank (each individually, a "Book-Entry Facility") as soon as practicable after the date of this Offering Circular, and any financial institution which is a participant in the Book-Entry Facility may make book-entry delivery of the Notes by causing the Book-Entry Facility to transfer such Notes into the Exchange Agent's account in accordance with the Book-Entry Facility's procedure for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Facility, the Letter of Transmittal, any required cash payment (either through the ICSD account system or in readily available funds) and any other required documents, must in any case be transmitted to and received by the appropriate party on or prior to the Expiration Date. Delivery of documents to the Book-Entry Facility does not constitute delivery to the Exchange Agent. All references in this Offering Circular to deposit or delivery of Notes shall be deemed to include the Book-Entry Facility's book-entry delivery method.

         THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY FACILITY, IS AT THE ELECTION AND RISK OF THE HOLDER OF NOTES.

         The Notes will be offered for exchange in minimum denominations of $5,000 each and integral multiples thereof. Tendering holders of Notes may tender less than all of the Notes represented by the certificates they hold provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Note certificates.

         With respect to tenders of Notes, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the reasonable opinion of the Company's counsel, be unlawful or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Offering (including the instructions on the Letter of Transmittal) will be final. The Company shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, certain terms and conditions, which are summarised below and are part of the Offering.

         On or prior to the Expiration Date, (i) a beneficial owner of the Notes or an Agent Member Bank ("Agent Member Bank") of the Euroclear System or Cedelbank must have effectuated the transaction on behalf of the tendering beneficial owner(s) and (ii) the Letter of Transmittal, with other required documents, must be transmitted to and received by the Exchange Agent at the address as set forth in the Letter of Transmittal. If choosing Option 1 and a member of the ICSD system, the holder must instruct Cedel or Euroclear to debit such holder's ICSD account by the required amount on the instructions of the Exchange Agent and thereafter deliver such amount to the Exchange Agent's account, or if the holder of Notes is not a member of the ICSD system, then such holder must contact the Agent to arrange for the delivery of the required cash payment. The party tendering the Notes for exchange on behalf of the beneficial owner(s) (the "Holder") by execution of the Letter of Transmittal sells, assigns and transfers the Notes to the Exchange Agent and irrevocably constitutes and appoints the Exchange Agent as the Holder's agent and attorney-in-fact to cause the Notes to be transferred and exchanged. The Holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Notes and to acquire shares of Preferred Stock issuable upon the exchange of such tendered Notes and the delivery of any required cash payment, that the Company will acquire good and unencumbered title to the tendered Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Notes tendered for exchange are not subject to any adverse claims when accepted by the Company. The Holder also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its reasonable discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date. The Company will pay all stock transfer taxes applicable to the transfer and exchange of Notes tendered.

WITHDRAWAL RIGHTS

         All tenders of Notes may be withdrawn at any time prior to the Expiration Date unless otherwise agreed by a Holder. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address as set forth in the Letter of Transmittal. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Notes, the number of Notes to be withdrawn and the name of the holder of such Notes. If the Notes have been delivered pursuant to the book-entry procedures set forth above under "The Offering - How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Book-Entry Facility to be credited with the withdrawn Notes. The Exchange Agent will confirm to each Noteholder in writing as to any properly withdrawn Notes as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined in the Company's reasonable judgement.

ACCEPTANCE OF TENDERS

         Subject to the terms and conditions of the Offering, Notes tendered (either physically or through book-entry delivery as described in "The Offering - How to Tender") with a properly executed Letter of Transmittal, appropriate provision for any required cash payment and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. The Company reserves the right to accept one or more tenders of Notes prior to the Expiration Date with the written consent of a holder. Subject to such terms and conditions, Preferred Stock to be issued in exchange for properly tendered Notes will be credited to the DTC Account specified by a holder promptly after acceptance of the tendered Notes. Preferred Stock will be issued in the name specified in the Letter of Transmittal. The Company, however, reserves the right to delay acceptance of tendered Notes upon the occurrence of any of the conditions set forth above under the caption "The Offering - Certain Conditions of the Offering."

         The tender of Notes pursuant to any one of the procedures set forth in "The Offering - How to Tender" will constitute an agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offering.

SOLICITATION OF TENDERS

         No person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. This Offering Circular does not constitute an offer to exchange, or a solicitation of an offer to exchange, any securities other than the securities covered by the Offering Circular by the Company or any other person, nor does it constitute an offer to exchange or a solicitation of an offer to exchange such securities by the Company, or any such other person in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation. In any jurisdiction the laws of which require the offer to be made by a licensed broker or dealer, the offer in order to be capable of acceptance must be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

SALE OF PREFERRED STOCK

         The Company is offering a total of 121,000 shares of Preferred Stock in units of 55 shares of Preferred Stock for $5,000. An investor electing to purchase Preferred Stock must complete and sign a Subscription Agreement and forward the Subscription Agreement and any other required documents to the Agent and forward the cash payment to the account referenced in the Subscription Agreement, all in accordance with the procedures set out in the Subscription Agreement. Unless otherwise agreed by a purchaser, an election to purchase may be withdrawn at any time prior to the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Agent at the address set forth in the Subscription Agreement. A properly executed Subscription Agreement, which has not been withdrawn, and the appropriate provision for any required cash payment will be accepted on or promptly after the Expiration Date and the DTC account as specified by a purchaser will be credited with the appropriate number of shares of Preferred Stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This Offering Circular includes "forward-looking statements." All statements other than statements of historical facts included in this Offering Circular, including without limitation statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, the number of anticipated wells to be drilled in the future, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the Company's control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgement. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from quantities of oil and natural gas that ultimately are recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Offering Circular. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                RISK FACTORS

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ACCUMULATED LOSSES AND WORKING CAPITAL DEFICITS

         The Company commenced operations in 1991 and acquired a substantial portion of its operating assets through the acquisition of Texstar in October 1996. Potential purchasers, therefore, have limited historical financial and operating information upon which to base an evaluation of the Company's performance and whether to invest in the Company's securities. The Company has incurred substantial operating and net losses to date. The following table reflects total net losses and net losses per share of Common Stock for the periods indicated:


                                                                                    PER SHARE
                                                                    AMOUNT           (BASIC)
                                                                ---------------    -----------
           Quarter Ended March 31, 1999                         $  (2,665,782)     $     (0.08)
           Year Ended December 31, 1998                         $ (11,915,191)     $     (0.37)
           Four Month Period Ended December 31, 1997            $  (2,739,322)     $     (0.10)
           Ten Month Period Ended August 31, 1997               $  (1,917,141)     $     (0.09)

         The Company has also had the following working capital surplus (deficit) as at the dates indicated:



           March 31, 1999                     $(35,135,688)
           December 31, 1998                  $(27,360,635)
           December 31, 1997                  $(15,290,406)
           August 31, 1997                    $  1,784,075

         The Company will continue to require substantial expenditures to develop and expand its business. The Company's future financial results will depend primarily on the following:

         - its ability to economically locate hydrocarbons in commercial quantities;

         - its ability to reduce drilling risks and costs through 3-D seismic data and CAEX technologies in selecting site and depth of wells;

         - its ability to secure adequate financial resources to fund activities; and

         -        externally, on oil and gas prices.

         There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. See "Risk Factors - Substantial Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL CAPITAL REQUIREMENTS

         The Company has experienced and expects to continue to experience substantial working capital needs. Its ongoing capital requirements consist primarily of the following items:

         -        funding the 1999 capital and exploration budget;

         - payment for the recently completed 3-D survey at Old Ocean Field in installments totaling approximately $6,700,000 beginning in June of 1999. The first scheduled payment is past due. The Company has reached an oral agreement with respect to payment terms described below under "Impending Maturity Dates".

         - payment of EnCap Credit Facility, the BOCP Credit Facility and the Old Ocean Loan, all due June 30, 1999 in the principal amounts of $12.0 million, $6.0 million and $2.2 million, plus accrued interest, respectively. The Company is negotiating a production financing facility to fund the repayment of the first two facilities and is negotiating to use Preferred Stock to repay all but $100,000 of the Old Ocean Loan;

         -        potential repurchase of the Shell Production Payment;

         - payment of certain trade payables of which $11,360,000 is past due as of June 10, 1999;

         -        payment of preferred dividends not otherwise paid in Common
                  Stock; and

         - payment of interest on the Convertible Debentures and bank obligations.

         The Company's 1999 capital and exploration budget is $11.3 million (excluding capitalized interest and overhead). The Company plans to finance anticipated ongoing expenses and its 1999 capital and exploration budget with funds generated from the following sources:

         -        available cash and cash investments;

         -        cash provided by operation activities;

         - capital the Company believes it can raise through an increase in the Shell Production Payment or the sale of a term production payment, and sale of equity;

         - non-core asset sales and sales of excess interests in core assets;

         -        a $4.0 million capital infusion from an affiliate of EnCap;
                  and

         -        capital raised in connection with the Offering.

         No assurance can be given as to the availability or terms of additional financing that may be required. If such capital resources are not available, the Company may be required to curtail its drilling, development and other operations; may not be able to participate in operations proposed by others with an interest in its properties and be subjected to applicable non-consent penalties; and may not be able to meet certain of its existing contractual obligations, which as to any of the foregoing could have a material adverse effect on the Company and its financial condition.

IMPENDING MATURITY DATES

         The Company's EnCap, BOCP and Old Ocean Credit Facilities will come due on June 30, 1999. The Company anticipates that as to the indebtedness reflected by the Old Ocean Loan, that all lenders, other than affiliates of EnCap that are owed $100,000, will elect to convert their respective indebtedness and the mineral interests obtained in connection with the Old Ocean Loan into Preferred Stock. The Company anticipates that it will pay off the $100,000 owed to affiliates of EnCap under the Old Ocean Loan and the indebtedness reflected by the EnCap Credit Facility and the BOCP Credit Facility with funds obtained in connection with the Offering and new funds anticipated to be received in connection with either an increase of the Shell Production Payment or through funds received in connection with a new production payment arrangement with a new lender. The Company is currently engaged in negotiations as to both financing options, but does not have a binding agreement with respect to either option. There can be no assurance that either financing option will be consummated. The Company anticipates that any such financing will not close until after June 30, 1999. The Company currently does not have an extension of the maturity dates with respect to the EnCap and BOCP Credit Facilities, but the lenders thereunder have in the past granted maturity date extensions, and the Company believes that EnCap Energy and BOCP will continue to extend the maturity dates to provide the Company with sufficient time to obtain the new financings. If the maturity dates under the EnCap and BOCP Credit Facilities are not extended or the Company is unable to obtain sufficient new financings to pay off the EnCap Credit Facility and the BOCP Credit Facility, then the Company will be in default under the applicable Credit Facility and the applicable lenders will have the right to seek immediate repayment of the entire indebtedness due thereunder and enforce its other remedies, which include the right to foreclose on substantially all of the properties of the Company. Such a default will also cause defaults under other material contracts to which the Company and its subsidiaries are parties. Any of the foregoing actions could cause the Company to cease operations.

         On June 10, 1999, the Company was obligated to pay one-half of the $6.7 million cost of acquiring certain seismic materials relating to the Old Ocean Prospect and was obligated to pay the remaining amounts 60 days after delivery of the processed data. The Company failed to make the payment due on June 10, 1999. The Company has, however, reached a verbal arrangement for the extension of the date of the first required payment until the end of the week of June 14, 1999, at which time the Company has agreed to pay a portion, but not all, of the first payment. The verbal agreement requires that the balance of the initial payment be paid by the end of July rather than the currently scheduled payment date of 60 days following delivery of the processed data. Funds for the payment are anticipated to come from a sale by the Company of approximately 37.5% of its interest in the Old Ocean Prospect. The Company currently is in negotiation for the sale of such interest, but has not entered into a definitive agreement with any party with respect to the sale. Although the Company believes the sale will be consummated in time for the Company to meet its payment obligations, there can be no assurance that the sale of the interest will be consummated by such time or at all. If the Company is unable to complete such transaction and is unable to satisfy its payment obligations by some other means, the Company will be in default with respect to its obligations to the company that has completed the seismic survey and with the other owner of an interest in the Old Ocean Prospect. Such defaults would subject the Company to the possibility of losing its rights in the seismic materials and in a substantial portion of its rights in the Old Ocean Prospect. Such defaults will also cause defaults under other material contracts to which the Company and its subsidiaries are parties. Any of the foregoing actions would have a material adverse effect on the Company and its financial condition.

TRADE PAYABLES

         At June 10, 1999, the Company had outstanding approximately $12,980,000 of accounts payable to industry partners and trade creditors. Approximately $11,360,000 of this amount is past due. The Company intends to request the holders of such accounts payable to accept payment over an extended time and to accept a discount on the total payment due or accept a further delay in the payment of such payables and receive payment in full. There can be no assurance that any of the Company's creditors will accept the proposed discounts or other payment terms. The Company anticipates funding these payment obligations by using the proceeds to be received from either the increase in the Shell Production Payment, the new production payment that the Company is attempting to arrange, sale of assets and production revenue. If a creditor is unwilling to participate in any such arrangement and the Company does not have sufficient funds to pay such creditor, then a creditor may declare the Company in default and pursue its available remedies against the Company. Those remedies could include, under certain circumstances, placing the Company into involuntary bankruptcy.

ABILITY TO CONTINUE AS A GOING CONCERN

         The report of the Company's independent public accountants in the Company's financial statements includes an explanatory paragraph that states that the Company's ability to continue as a going concern is in question.
Note 18 to the Company's consolidated financial statements states that the financial statements were prepared assuming that the Company is able to continue as a going concern assuming certain events, such as refinancing of the Company's indebtedness and the anticipated success of certain of the Company's oil and gas wells will occur. There can be no assurance that the events described in the going concern note will occur, and if they do not occur, the Company may be unable to continue as a going concern.

VOLATILITY OF OIL AND GAS MARKETS

         MARKET PRICES ARE VOLATILE

         The Company's profitability and cash flow depend greatly on the market price of oil and natural gas. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that it cannot control. These factors include:

         -        the level of consumer product demand;

         -        weather conditions;

         -        domestic and foreign governmental regulations;

         -        the price and availability of alternative fuels;

         -        political conditions in the Middle East;

         -        the foreign supply of oil and natural gas;

         -        the price of oil and gas imports; and

         -        overall economic conditions.

         The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms, or not at all, is also substantially dependent upon oil and gas prices. Compared to 1997, the average prices for the Company's production have generally declined. Continued low prices could seriously effect the Company's cash flow, financial condition and access to additional capital.

         HEDGING TRANSACTIONS MAY MITIGATE FLUCTUATION IN PRICES

         Substantially all of the Company's sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices. To reduce price risk, the Company sometimes executes contracts on a portion of its production to hedge against market price changes. Hedging transactions are intended to limit the negative effect of future price declines, but could also limit the Company's participation in significant price increases for the covered period. The Company cannot be certain that hedging transactions will reduce the effect of any substantial declines in oil and natural gas prices. As of December 31, 1998, the Company was not a party to any natural gas futures contracts, crude oil swap agreements or other commodity hedging agreement; however, the Company has agreed to backstop the limited gas hedges entered into by Shell Capital covering gas dedicated to its term production payment in the event such gas volumes delivered to Shell Capital are less than the amounts hedged. In March, the Company entered into a forward sale of ten contracts for delivery in May 1999 and twelve contracts for delivery in June, July and August, of its anticipated gas production at an average price of $2.07/MMBTU. Each contract equates to 10,000 million BTU of gas.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

         There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of the Company's internal engineers as well as Lenser & Associates, the Company's independent engineers. Accuracy of reserve estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Lenser & Associates may make material changes to reserve estimates based on the results of actual drilling, testing and production. As a result, the Company's reserve estimates often differ from the quantities of oil and gas it ultimately recovers. Also, the Company makes certain assumptions regarding future oil and gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect the Company's estimates of reserves and future net revenues.

EXPLORATION RISKS; RELIANCE ON 3-D SEISMIC DATA AND CAEX TECHNOLOGY

         The Company's strategy is to enhance the value of its prospects through the use of 3-D seismic data and CAEX technology with emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-D displays of subsurface geological formations that enable the Company's explorationists to detect seismic anomalies and structural features that are not apparent in 2-D seismic surveys. These technologies, however, require greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3-D seismic data and CAEX visualization techniques only assist geo-scientists in identifying subsurface structures and hydrocarbon indicators, and do not conclusively allow the interpreter to know if hydrocarbons will in fact be present and recoverable in such structures.

OPERATING AND UNINSURED RISKS

         The Company must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. The Company's hydrocarbon reserves and revenues will decline if it is not successful in its drilling, acquisition or exploration activities. The Company cannot be certain that its exploration and development projects will result in significant additional reserves or that the Company will have success drilling productive wells at economically viable costs. Casualty risk and other operating risks could cause reserves and revenues to decline.

         CASUALTY RISKS

         The Company's operations are subject to the following inherent casualty risks:

         -        fires;

         -        explosions and blow-outs;

         -        abnormally pressured formation;

         -        uncontrollable flows of oil, natural gas or well fluids;

         -        pollution and other environmental risks; and

         -        pipe failure.

         The Company could suffer substantial financial losses due to any of the following:

         -        injury or loss of life;

         -        severe damage to and destruction of property and equipment;

         -        pollution and other environmental damage;

         -        regulatory investigations and penalties; and

         -        suspension of operations.

         UNINSURED RISKS

         As is customary in the industry, the Company maintains insurance against some, but not all, casualty risks incidental to its business.

         OTHER OPERATING RISKS

         Numerous risks affect the Company's drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, the Company's drilling operations could diminish or cease because of any of the following:

         -        title problems;

         -        compliance with governmental regulations;

         - shortages or delays in the delivery or availability of drilling rigs and other equipment; and

         -        weather conditions.

         Moreover, effective marketing of the Company's natural gas production depends on a number of factors such as the following:

         -        existing market supply of and demand for natural gas;

         -        the proximity of its reserves to pipelines;

         -        the available capacity of such pipelines; and

         -        government regulations.

         The marketing of oil and gas production similarly depends on the availability of pipelines and other transportation, processing and refining facilities, and the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, the Company may have to wait for construction or expansion of pipeline capacity before the Company can market production from the area.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS

         LEGAL LIMITATIONS

         The Company is subject to various United States federal, state and local laws and regulations on taxation, exploration and development, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, the prevention of waste, rates of production and other matters. These statutes and regulations, and any others that are passed by the jurisdictions where the Company has production, could limit the total number of wells drilled or the total allowable production from successful wells, which could limit revenues. Currently, the Company has not curtailed production on any of its oil and gas wells.

         ENVIRONMENTAL LIABILITIES

         The Company could incur liability to the government or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. The Company could potentially discharge oil or natural gas into the environment in any of the following ways:

         -        from a well or drilling equipment at a drill site;

         - leakage from storage tanks, pipelines or other gathering and transportation facilities;

         - damage to oil or natural gas wells resulting from accidents during normal operations; or

         -        blow-outs or explosions.

         Environmental discharges may move through soil to water supplies or adjoining properties giving rise to additional liabilities. Some laws and regulations could impose liability for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect the costs of the Company's acquisitions of properties. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. However, the Company cannot be certain that environmental laws will not, in the future, result in decreased production, substantially increased costs of operations or other adverse effects to its operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

COMPETITION

         The oil and gas industry is highly competitive. The Company competes with major oil and gas companies, other independent oil and gas concerns, and individual producers and operators. Many of these competitors have financial and other resources substantially greater than those available to the Company. Moreover, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing over supply and depressed prices could greatly affect the Company's operations revenues.

DEPENDENCE ON THE K.S. BYRD 31-1 #1 WELL AND HOWELL #1 WELL

         For the first quarter of 1999, revenue from the K.S. Byrd 31-1#1 well totaled approximately $640,800, 47% of the Company's total revenue, on net production of 4,290 MCFGED. The K.S. Byrd 31-1#1 well accounted for approximately $2.4 million of the Company's revenue for the year ended December 31, 1998, 49% of total revenue, on net production of 3,226 MCFGED. After dedication of certain volumes to the Shell Production Payment or a replacement production payment, the K.S. Byrd 31-1 #1 will continue to be a major contributor to the Company's net production. Subsequent to year-end 1998, the Company put the Howell #1 on production at a high rate of gas flow. The Howell well is expected to contribute greater net production than the Byrd, and thus, should become the largest production source for the Company.

CONFLICTS OF INTEREST WITH RESPECT TO CERTAIN TRANSACTIONS

         The Company has engaged in acquisitions, financings, and other transactions with entities that are owned in part by certain of the Company's officers, directors and affiliates. The Company believes that these transactions were fair to the Company; however, the transactions did not result from arms length negotiations. See "Interests in Management and Others in Material Transactions".

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

         The Chairman and Chief Executive Officer, Prentis B. Tomlinson, Jr. and his wife Heather Tomlinson, beneficially own approximately 35.8% and 6.6%, respectively, of the Company's outstanding Common Stock. Mr. and Mrs. Tomlinson are able to exercise significant influence over the Company's affairs, including election of the board of directors and other matters submitted to a vote of the stockholders. Assuming full conversion of all Convertible Debentures and the exercise of all warrants, Mr. and Mrs. Tomlinson will beneficially own approximately 6% and 1.1%, respectively, of the then outstanding shares of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         As of March 31, 1999, the Company had 33,727,724 shares of Common Stock outstanding. Of the outstanding Common Stock, 16,430,717 shares are owned by affiliates, as defined in regulations under the Securities Act, and will be considered "Restricted Stock" within the meaning of Rule 144 under the Securities Act. Common Stock held by affiliates may not be sold in the United States in the absence of registration under the Securities Act, unless an exemption from registration is available. The remaining outstanding Common Stock is freely transferable in the United States by persons other than affiliates without restriction or further registration under the Securities Act. Although the Company cannot predict the timing or amount of future sales of Common Stock, if any, by selling shareholders or affiliates of the Company or the effect that the availability of such Common Stock for sale will have on the market price from time to time, sales of substantial amounts of Common Stock could adversely affect the market price of the Common Stock. See "Principal Shareholders" and "Description of Share Capital". In addition to the Common Stock described above, 7,311,578 shares of Common Stock are reserved for issuance or are issuable upon the exercise of outstanding warrants, options and other convertible securities. Upon completion of the Offering, an additional 216,903,158 shares of Common Stock will be issuable upon conversion of the Preferred Stock, assuming 55,000 shares of Preferred Stock are purchased in the Offering, all holders of Notes elect Option 1 in the Exchange and the Series 2 Debentures are converted (or 157,963,678 shares of Common Stock if all holders of Notes select Option 2 in the Exchange).

         To the extent that outstanding options and warrants are exercised, the percentage ownership of Common Stock of the Company's stockholders will be diluted. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of stock options or warrants or the conversion of any convertible securities, including the Notes and the Preferred Stock, within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview - Capitalization."

ABSENCE OF UNITED STATES TRADING MARKET

         The Common Stock is currently traded on the VSE. There is no established trading market for the Common Stock in the United States. The future value of the Common Stock and Preferred Stock will depend on many factors including:

         -        prevailing foreign currency exchange rates,

         -        operating results, and

         -        the market for similar domestic securities.

         The Company cannot assure purchasers that the Common Stock will be listed on a U.S. exchange, that an active United States public market will develop or that if a purchaser's Preferred Stock is converted into Common Stock, that it will be able to resell such securities in the United States. See "Summary - The Offering".

ABSENCE OF PUBLIC MARKET FOR THE PREFERRED STOCK; RESTRICTIONS ON TRANSFER

         There is currently no existing market for the Preferred Stock. The Company has agreed to a reduction in the Preferred Conversion Price if the Preferred Stock and the Common Stock issuable on conversion is not Freely Tradable within four months after the Closing Date. See "Summary - The Offering." Prior to the registration of the Preferred Stock and the Common Stock issuable thereunder, the Preferred Stock offered hereby and underlying Common Stock may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. See "Restrictions on Transfer."

CERTAIN ANTI-TAKEOVER PROVISIONS

         The Certificate of Incorporation authorizes the issuance of preferred stock at the discretion of the Company's board of directors. The board of directors can, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of the Company's securities. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. This could discourage bids for the Company and, thereby, prevent shareholders from receiving the maximum value for their shares. The board of directors may institute further protections on behalf of shareholders to assure their fair consideration in certain circumstances. The terms of the Preferred Stock prohibit the Company from issuing additional preferred stock that would be senior to the Preferred Stock without the consent of the holders of the Preferred Stock.

SUBORDINATION OF THE PREFERRED STOCK

         The Preferred Stock will rank PARI PASSU with Lasco Preferred and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the Preferred Stock, and senior to all other present and any future equity of the Company that does not stipulate it will be PARI PASSU with the Preferred Stock. The Preferred Stock will be subordinate to claims of creditors, including holders of the Company's outstanding debt instruments (including the Notes, all production financings and other creditors). As of March 31, 1999, the Company had $61,871,600 of indebtedness outstanding, including $27,250,000 of indebtedness outstanding under the Notes. In addition, at March 31, 1999, the Company had approximately $12,300,000 of trade payables outstanding.

         Additional indebtedness will be incurred by the Company and its subsidiaries from time to time subject to certain restrictions contained in its credit arrangements, the Trust Indenture and the terms of the Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, lenders to and other creditors of the Company and its subsidiaries would be entitled to payment in full before satisfaction of the liquidation preference on the Preferred Stock.

EFFECT OF SUBSTANTIAL INDEBTEDNESS

         The Company's indebtedness will have several important consequences to the holders of Notes electing to exchange Notes for Preferred Stock, including, but not limited to, the following: (i) the holders of Preferred Stock will be subordinate to any such debt; (ii) the Company's ability to obtain additional financing in the future, as needed, may be limited; (iii) the Company's leverage position and the covenants contained in its existing contractual arrangements may limit the Company's ability to expand its business and take advantage of certain business opportunities; and (iv) the Company's leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures, and reduce its flexibility in responding to changing business and economic conditions.

NO DIVIDENDS

         The Company may only pay dividends out of surplus, as defined in the Delaware General Corporation Law, or, if no surplus is available, out of its net profits for the fiscal year which the dividend or distribution is declared and the preceding fiscal year. No dividends or distributions may be declared or paid if the Company is or would be rendered insolvent by virtue of the dividend distribution. The Company does not believe that these restrictions will limit its ability to pay dividends on the Preferred Stock in the future. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends on the Common Stock or the Preferred Stock in the foreseeable future. See "Common Stock Price Range and Dividend Policy." The Company currently intends to pay dividends on the Preferred Stock with Common Stock. The EnCap Credit Facility and the BOCP Credit Facility currently contain restrictions on the payment of dividends; however, the Company intends to pay off these credit facilities shortly after the Closing Date at which time the restriction will no longer be applicable.

LIMITATION ON MONETARY LIABILITY OF OFFICERS AND DIRECTORS TO STOCKHOLDERS

         Section 145 of the Delaware General Corporation Law contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided the officers or directors acted in good faith. The Certificate of Incorporation contains provisions indemnifying officers and directors of the Company to the fullest extent permitted by Delaware law. These provisions provide, among other things, that a director of the Company shall not be liable either to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may limit the ability of the Company's stockholders to collect on any monetary liability owed to them by an officer or director of the Company.

POSSIBLE DE-LISTING OF SECURITIES FROM THE LUXEMBOURG STOCK EXCHANGE

         If less than 100% of the holders of the Notes accept the Exchange Offer, and if less than the equivalent of 10,000,000 Luxembourg Francs of Notes (equal to $265,675 at the exchange rate as of April 15, 1999) remain outstanding, the remaining holders of Notes will be subject to the risk of an automatic delisting of the Notes from the Luxembourg Stock Exchange.

                               USE OF PROCEEDS

         The net proceeds to the Company through the sale of Preferred Stock vary depending upon how many Notes are tendered using each option and the amount of Preferred Stock sold. Under Assumption 1, the Company has assumed that all Notes (Series 1 Debentures totaling $27.25 million) are exchanged under Option 1. Under Assumption 2, the Company has assumed that all Notes are exchanged under Option 2. In both cases the Company assumes that 55,000 shares of Preferred Stock are sold. Such proceeds are anticipated to be used as follows (all amounts are approximate and are subject to the discretion of the board of directors):

                                                      ASSUMPTION 1             ASSUMPTION 2
                                                       ALL NOTES                 ALL NOTES
                                                  EXCHANGED - OPTION I     EXCHANGED - OPTION II
                                                  --------------------     ---------------------
         Drilling (1)............................     $2.4 Million             $0.1 Million

         Repayment of Old Ocean Loan (2).........     $0.3 Million             $0.3 Million

         Seismic Costs (3).......................     $3.2 Million             $3.2 Million

         Other general corporate needs (4).......     $5.9 Million             $0.7 Million

         Agent's Commission......................     $1.1 Million             $0.4 Million

         Estimated Expenses......................     $0.3 Million             $0.3 Million
                                                      ------------             ------------

         Total Anticipated Uses..................     $13.2 Million            $5.0 Million
                                                      =============            ============

Notes:

(1) Anticipated to include completion of Fortenberry #1 and some or all of additional wells at Oakvale Dome, LaHinch, Rayburn and such other prospects deemed appropriate by the Company. Prospects selected are subject to change at the sole election of the Company.

(2) Assumes that all lenders participating in the Old Ocean Loan other than lenders affiliated with EnCap will convert their indebtedness into Preferred Stock, and includes repurchase of the net profits interest held by such Old Ocean lenders. Principal amount of the Old Ocean loan is $2,200,000. The Old Ocean loans bears interest at the rate of 10 % per annum and matures on June 30, 1999.

(3) Amount due as initial payment to Western Geophysical on 3-D seismic survey with respect to the Old Ocean Prospect.

(4)  Working capital needs including reduction of existing trade payables.

Pending their use, the Company intends to invest the net proceeds in short term, high grade, interest bearing investments.

         Even if the Company receives the maximum anticipated proceeds of $13.2 million in this Offering, such proceeds will be insufficient for the Company to satisfy all of its trade payables, pay Western Geophysical in full for the 3-D seismic survey with respect to the Old Ocean prospect or fund the Company's exploration budget for the balance of 1999. The Company will require additional financing from its existing or new lenders to obtain the funds for such purposes. If loans from these sources plus cash from operations are insufficient for these purposes, the Company may be required to curtail its exploration activities.

         The actual allocation of the proceeds from this Offering will depend on the amount of such proceeds and the Company's success in exploring for, finding and developing oil and gas reserves. The board of directors may reallocate the proceeds of this Offering, but currently does not intend to do so.

                         CONSOLIDATED CAPITALIZATION

The following table sets forth (i) the capitalization of the Company at 31 March, 1999; (ii) the capitalization of the Company as adjusted to give effect to the Offering assuming holders of Notes and Series III Debentures elect Option 1 and 55,000 shares of Preferred Stock offered hereby are sold; and (iii) the capitalization of the Company as adjusted to give effect to the Offering assuming holders of Notes and Series III Debentures elect Option 2 and 55,000 shares of the Preferred Stock offered hereby are sold.

                                                                       As at March 31, 1999
                                                 -----------------------------------------------------------------
                                                                           As Adjusted            As Adjusted
                                                     Historical             Option 1                Option 2
                                                 -------------------   --------------------    -------------------
Long-term debt, including current
   maturities, net of unamortized discount
   of $937,500                                   $       61,871,586    $        27,261,586     $       27,261,586

Redeemable Preferred Stock, no par value,
   unlimited shares authorized; 9,488,140
   shares issued and outstanding; redemption
   value of $9,488,140                                    9,488,140              9,488,140              9,488,140

Stockholders equity:

   Preferred Stock, $1.00 par value,
     100,000,000 shares authorized; no
     shares issued or outstanding; (504,930
     shares outstanding as adjusted Option
     1; 366,490 shares outstanding as
     adjusted Option 2)(a)                                       --             49,993,000             36,149,000

   Common Stock; no par value, unlimited
     shares authorized; 33,727,724 shares
     issued and outstanding (a)                          20,424,996             20,424,996             20,424,996

   Common Stock reserved for issuance,
     1,927,436 shares reserved (a)                        2,496,030              2,496,030              2,496,030

   Additional paid-in capital                               878,067                878,067                878,067

   Accumulated deficit                                  (19,237,436)           (19,237,436)           (19,237,436)

   Unrealized losses on available for sale
     marketable securities                                  (72,882)               (72,882)               (72,882)

   Cumulative foreign currency translation
     adjustment                                             (94,455)               (94,455)               (94,455)
                                                 -------------------   --------------------    -------------------

     Total stockholders' equity                           4,394,320             54,387,320             40,543,320
                                                 -------------------   --------------------    -------------------

       Total Capitalization                      $       75,754,046    $        91,137,046     $       77,293,046
                                                 ===================   ====================    ===================

(a) On May 18, 1999, the Company migrated from the Yukon Territory, Canada and became a Delaware Corporation. Authorized capital stock is currently 400,000,000 shares consisting of 300,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of preferred stock, $1.00 par value.

               COMMON STOCK PRICE RANGE AND DIVIDEND POLICY

     The Common Stock is listed on the VSE under the symbol "BZG". At March 31, 1999, there were approximately 272 shareholders of record of Common Stock and 1,190 beneficial owners.

     The following table sets forth, for the periods indicated, the high and low sales prices per share, in Canadian Dollars and in U.S. Dollar equivalents, for the Common Stock as reported on Canada Stockwatch. The Company commenced operations on October 31, 1996.

                                                              COMMON SHARE PRICE RANGE   COMMON SHARE PRICE RANGE
                                                                       (CDN$)                    (US$) (1)
                                                             --------------------------- --------------------------
                                                                 HIGH          LOW          HIGH          LOW
                                                             ------------- ------------- ------------ -------------
TEN MONTHS ENDED AUGUST 31, 1997
  Month ended November 30, 1996.........................        $2.50         $1.90        $1.88         $1.41
  Second Quarter ended February 28, 1997................        $4.30         $2.00        $3.15         $1.48
  Third Quarter ended May 31, 1997......................        $4.40         $3.00        $3.23         $2.19
  Fourth Quarter ended August 31, 1997..................        $3.35         $2.50        $2.44         $1.82

FOUR MONTHS ENDED DECEMBER 31, 1997(2)                          $3.50         $1.55        $2.53         $1.08

1998
  First Quarter ended March 31, 1998....................        $2.10         $1.10        $1.49         $0.77
  Second Quarter ended June 30, 1998....................        $2.04         $1.30        $1.43         $0.89
  Third Quarter ended September 30, 1998................        $1.80         $0.45        $1.24         $0.30
  Fourth Quarter ended December 31, 1998................        $1.15         $0.32        $0.74         $0.21

1999
 First Quarter                                                  $0.75         $0.28        $0.49         $0.18
 Second Quarter (through June 9, 1999)..................        $0.50         $0.29        $0.34         $0.20

-------------------------------

(1) Share price was converted from Canadian dollars to U.S. dollars using the average of the high and low exchange rate in effect during the respective periods.
(2) In 1997, the Company changed its fiscal year-end from August 31 to December 31.

DIVIDEND POLICY

     To date, the Company has not paid any dividends on its Common Stock. The Company intends to retain its earnings, if any, to provide funds for reinvestment in the Company's exploration, development and production activities, and, therefore, does not anticipate declaring or paying dividends on its Common Stock in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on the Company's earnings, if any, its capital requirements and financial condition and other relevant factors. Presently, the payment of dividends in cash by the Company on its Common Stock is restricted under the terms of certain of the Company's credit facilities. The Company has the right through December 31, 1999 to pay dividends due on its Class A, Series I Preferred Stock with Common Stock priced at a trailing average closing price. To date the Company has elected this option with respect to all dividends due on the Series I Preferred Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following selected financial data as of and for the ten month period ended August 31, 1997, the four month period ended December 31, 1997, and the year ended December 31, 1998, have been derived from the Company's audited consolidated financial statements. The selected consolidated financial data as of and for the three month period ended March 31, 1998 and 1999 have been derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals that the Company considers necessary for a fair presentation of the Company's financial position as of such dates and the results of operations and cash flows for such periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the related notes thereto included elsewhere in this Offering Circular.

                                                                                          Four Month          Ten Month
                                                                     Year Ended          Period Ended        Period Ended
                                 For the Quarter Ended March 31,    December 31,         December 31,         August 31,
                                     1999              1998            1998                 1997(1)             1997(2)
                                -------------------------------------------------------------------------------------------
                                  (unaudited)      (unaudited)        (audited)           (audited)           (audited)
INCOME STATEMENT DATA

Petroleum revenues                  $ 1,370,957        $1,040,780       $4,947,457            $ 707,987           $444,203
Earnings (loss) before
   DD&A, interest
   amortization of
   issuance costs income
   tax and preferred
   dividends                            210,271          (465,790)      (2,756,466)          (1,479,769)        (1,686,624)
Net loss applicable to
common stockholders                  (2,665,782)       (2,365,163)     (11,915,191)          (2,739,322)        (1,917,141)
                                                                        As of               As of               As of
                                              As of                 December 31,         December 31,         August 31,
                                            March 31,                   1998               1997 (1)            1997(2)
                                ---------------------------------- ---------------- -- ----------------- -- ---------------
                                     1999              1998           (audited)           (audited)           (audited)
                                ---------------- -----------------
BALANCE SHEET DATA                (unaudited)      (unaudited)
Working Capital Surplus (Deficit)  $(35,135,688)       $2,538,902     $(27,360,635)        $(15,290,406)        $1,784,075
Properties and Equipment, net        85,463,843        45,109,137       79,412,241           25,319,771         11,916,817
Total Assets                         97,890,925        75,339,380       95,240,247           36,216,129         21,520,880
Long-term Debt, including
  current maturities                 61,871,586        41,152,167       59,490,912           12,708,303            781,326
Redeemable Preferred Shares           9,488,140        12,000,000        9,488,140                   --                 --
Stockholders' Equity                  4,394,320        12,547,544        6,990,828           11,806,496         14,089,948

--------------------------------

(1) The Company changed its fiscal year end to December 31.

(2) Represents the period from inception to original year-end, August 31.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


    The following discussion should be read in conjunction with information provided above under "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors," and with the Company's Consolidated Financial Statements and notes thereto attached as Appendix B and Appendix C to this Offering Circular.

OVERVIEW

    The following matters had a significant impact on the Company's results of operations and financial position for the three months ended March 31, 1999:

         VOLUME AND PRICE INFORMATION

         Revenue for the first quarter of 1999 was significantly impacted by low average natural gas prices. Natural gas production accounts for 87% of the Company's total production on an equivalent MCF basis. The Company's revenues are therefore more sensitive to gas price fluctuations than to oil price changes. For the first quarter of 1999 natural gas prices received by the Company for its production averaged $1.70 per MCF compared to $2.27 for the comparable period in 1998.

         The following table summarizes volume and price information with respect to the Company's oil and gas production for the three months ended March 31, 1999 and 1998:

                                                    Three Months Ended March 31,
                                                  -------------------------------
                                                                       Increase
                                                   1999      1998     (Decrease)
                                                  ------    ------    ----------
                 Gas Volume - MCFGD                7,913     4,570      3,343
               Average Gas Price - per MCF        $ 1.70    $ 2.27     $(0.57)
                 Oil Volume - BOD                    191     99          92
               Average Oil Price - per barrel     $ 9.50    $12.08     $(2.58)

         OUTSTANDING DEBT

         At March 31, 1999, the Company had outstanding debt of $61.9 million. The Company's EnCap, BOCP and Old Ocean Credit Facilities will come due on June 30, 1999. The Company anticipates that as to the indebtedness reflected by the Old Ocean Loan, that all lenders, other than affiliates of EnCap that are owed $100,000, will elect to convert their respective indebtedness and the mineral interests obtained in connection with the Old Ocean Loan into Preferred Stock. The Company anticipates that it will repay the $100,000 owed to affiliates of EnCap under the Old Ocean Loan and the indebtedness reflected by the EnCap Credit Facility and the BOCP Credit Facility in June with funds obtained in connection with the Offering and new funds received in connection with either an increase of the Shell Production Payment or through funds received in connection with a new production payment arrangement with a new lender. The Company is currently engaged in negotiations as to both financing options and believes such new financing will be available in time to meet the current maturity dates. If the Company is unable to obtain sufficient new financing to pay off the EnCap Credit Facility and the BOCP Credit Facility, then the Company will be in default under the applicable Credit Facility and the applicable lenders will have the right to seek immediate repayment of the entire indebtedness due thereunder and enforce its other remedies, which include the right to foreclose on substantially all of the properties of the Company. Any of the foregoing actions could cause the Company to cease operations.

         The following had a significant impact on the Company's results of operations and financial position for the year ended December 31, 1998:

         CAPITALIZATION

         The Company completed in March and April of 1998 the private placement of $37.5 million principal amount of Convertible Debentures, which include the Notes. After expenses and escrow of $1.056 million for the satisfaction of certain put rights of holders of Convertible Debentures (of which approximately $988,000 has been put), $32.5 million of the proceeds remained available to the Company. In April 1999, the Company and the holders of the Notes agreed to lower the conversion price of their debentures from Cdn. $1.70 per common share to Cdn. $1.40 per common share in exchange for certain changes to the indentures. Series 3 Debentureholders and the Series A Special Noteholders have agreed to the same changes by written consent. The Notes are convertible into 29,003,555 shares of Common Stock, based on a conversion price of Cdn.$1.40 and an exchange rate of $0.6711 per Cdn.$1.00 (the exchange rate as of April 15, 1999). The remaining Convertible Debentures are convertible into 10,551,121 shares of Common Stock based on a current conversion price of Cdn.$1.40 adjusted for the 10% penalty on conversion due to delayed registration.

          DISCOVERY WELL

         The K. S. Byrd Well, which began producing in September of 1997, contributed an average of 2,402 MCF per day during 1998, before including 747 MCF per day for acquired interests. The Company's interest in this well increased with the Calibre Acquisition and the Southern Gas Acquisition.

         ACQUISITIONS

         The Company acquired certain producing properties from Lasco Energy Partners in January 1998, Calibre Energy, L.L.C. in April 1998 and Southern Gas Company in May 1998 (together with the Starbucks Acquisition and the Mobil Acquisition, (the "Acquisitions"). The assets acquired in these transactions contributed an average of 2,982 MCF per day during 1998, of which 747 MCF per day was additional production to the Company related to the K. S. Byrd well not included in the discussion above.

         VOLUME AND PRICE INFORMATION

         The Company's average realized price for natural gas decreased $0.56 per MCF from $2.80 per MCF for the year ended December 31, 1997 to $2.24 per MCF for the comparable period in 1998. Income in 1998 from hedging gains increased gas realizations by $0.18 per Mcf. The average realized oil price decreased $8.25 per barrel from $19.08 per barrel in 1997 to $10.83 per barrel in 1998.

    The following table summarizes volume and price information with respect to the Company's oil and gas production for the years ended December 31, 1998 and 1997, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997:

                                                                                      Four Months      Ten Months
                                             Year Ended December 31,                    Ended             Ended
                                           -------------------------     Increase     December 31,     August 31,
                                             1998          1997 (1)     (Decrease)        1997            1997
                                           --------        ---------    ----------    ------------     ----------
Gas Volume - MCFGD                          5,505.6           788.3       4,717.3        1,833.5          275.7

Average Gas Price - per MCF                $   2.24          $ 2.80      $  (0.56)      $   2.79         $ 3.05

Oil Volume - BOD                              111.4            33.2          78.2           36.9           30.5

Average Oil Price - per barrel             $  10.83          $19.08      $  (8.25)      $  18.54         $20.28


------------------------------

(1) The amounts for the year ended December 31, 1997 were derived by adding the audited four month period ended December 31, 1997 and the audited ten month period ended August 31, 1997 and then subtracting the unaudited two month period ended December 31, 1996.

         OUTSTANDING DEBT

         At December 31, 1998, the Company had outstanding debt of $59.5 million compared to $12.7 million at December 31, 1997. The increase reflects the issuance of $37.5 million of Convertible Debentures, proceeds from which were used to fund oil and gas prospect drilling, leasing and seismic data acquisition activities in the onshore Texas and Mississippi Gulf of Mexico region, repayment of a portion of the Company's outstanding debt and other working capital uses. In addition, the Company entered into a financing agreement with Shell Capital whereby the Company sold a term production payment to Shell Capital for $7.0 million. The Company's debt-to-capitalization ratio at December 31, 1998 was 78.3%.

THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

         For the three months ended March 31, 1999, revenue from crude oil and natural gas production increased 32% over the same period in 1998. Natural gas contributed 88% and crude oil contributed 12% of total oil and gas production revenue.

         Natural gas sales increased 30%, from $932,400 for the three months ended March 31, 1998 to approximately $1.2 million for the same period in 1999; however, the impact of increased production was significantly reduced by the decline in natural gas prices. Production for the first quarter of 1999 increased significantly over the comparable prior year period due primarily to production from the assets purchased in the second quarter of 1998 and production from new wells drilled and completed. This increase in production improved revenue from the 1999 period by $681,800. The average realized price for natural gas sales declined from $2.27 per MCF in the first quarter of 1998 to $1.70 per MCF in the comparable 1999 period decreasing revenues by $406,700.

         For the three months ended March 31, 1999, oil sales increased 51% to $163,500, compared to $108,400 for the same period in 1998, due primarily to sales of production from properties acquired in the second quarter of 1998 and from new wells drilled and completed. This increase in production improved revenue for the first quarter of 1999 by approximately $99,500. The Company's average realized price for sales of crude oil in the first quarter of 1999 decreased by $2.58 per barrel, or 21%, decreasing revenue by $44,400 compared to the same period in 1998.

         The Company's depreciation, depletion and amortization ("DD&A") expense for the first quarter of 1999 totaled $1.2 million compared to $676,600 in the comparable period for 1998. Full cost DD&A totaled $1.1 million for the three months ended March 31, 1999 compared to $621,600 for the same period in 1998. The increase in DD&A is consistent with a higher amortizable asset base and an increase in production for the 1999 period compared to the prior year period. On an equivalent MCF basis, full cost DD&A decreased $0.04 per MCFE, from $1.34 per MCFE for the three months ended March 31, 1998 to $1.30 per MCFE in the comparable 1999 period. DD&A of other assets for the first quarter of 1999 totaled $102,500, an increase of $47,500 over the comparable period in 1998, due primarily to an increase in the related asset base.

         Operating costs, including lease operating expense ("LOE") and production taxes, increased 30% from $129,200 in the first quarter of 1998 to $168,200 for the same period in 1999. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the three months ended March 31, 1999, LOE, excluding severance taxes, totaled $138,000 compared to $111,100 for the comparable period in 1998. On an equivalent MCF basis, average LOE for the first quarter of 1999 decreased from $0.24 per MCFE in 1998 to $0.17 per MCFE in the same 1999 period.

         General and administrative expense for the three months ended March 31, 1999 decreased $552,200, or 37%, compared to the same period in 1998. On an equivalent MCF basis, general and administrative expenses declined 64% to $1.15 per MCFE for the three months ended March 31, 1999 compared to $3.19 per MCFE for the same period in 1998. The decrease in G&A costs was due primarily to lower compensation expense generated by staff reductions during the fourth quarter of 1998 and the first quarter of 1999. These staff reductions, as well as salary reductions for certain of the remaining employees, are expected to significantly reduce G&A costs in 1999.

         Interest expense for the three months ended March 31, 1999 totaled $1.0 million compared to $1.2 million in the comparable prior year period. Average debt was approximately $59.8 million for the first quarter of 1999, resulting in gross interest costs of $2.0 million. Other financing costs include the amortization of discount of $77,800. Partially offsetting these costs was capitalized interest of $1.0 million, which is based on the carrying value of unproved properties. Financing costs also included amortization of debt issuance costs totaling $582,030 for the first quarter of 1999. For the first quarter of 1998, average debt was approximately $25.6 million, resulting in gross interest costs of $857,000. Other financing costs included the amortization of the original issue discount for the EnCap NPI and warrants of $512,400. Partially offsetting these costs was capitalized interest of $171,400. Amortization of debt issuance costs totaled $53,800 for the first quarter of 1998.

         Other income (expense) for the three months ended March 31, 1999 included interest income of $88,200 partially offset by losses on the sale of marketable securities totaling $58,600. For the comparable period in 1998 other income included interest income of $29,000 and gains on the sale of marketable securities totaling $108,800.

         For the three months ended March 31, 1999, the Company reported a net loss applicable to common stockholders of $2.7 million, or $0.08 per share, compared to a net loss of $2.4 million, or $0.08 per share, in the comparable 1998 period. Weighted average shares outstanding increased from approximately
30.6 million in the first quarter of 1998 to over 33.7 million in the comparable 1999 period as a result of the issuance of Common Stock as dividend payment on preferred shares as well as the exercise of warrants and options in the second half of 1998.

YEAR ENDED DECEMBER 31, 1998 VS. YEAR ENDED DECEMBER 31, 1997

         For the year ended December 31, 1998, the Company reported a net loss applicable to common stockholders, of $11.9 million, or $0.37 per share, compared to a net loss of $4.4 million, or $0.18 per share, in the comparable 1997 period. Weighted average shares outstanding increased from approximately
24.1 million in 1997 to over 32.4 million in 1998 as a result of the conversion and exercise of warrants in late 1997 and the issuance of Common Stock to acquire certain properties in 1998 and to pay interest and dividends on the Lasco Acquisition note and subsequent preferred shares.

         For the year ended December 31, 1998, revenue from crude oil and natural gas production increased 378% over the same period in 1997. Natural gas contributed 91% and crude oil contributed 9% of total oil and gas production revenue.

         Natural gas sales increased over 460%, from $804,700 for the year ended December 31, 1997 to approximately $4.5 million for the same period in 1998, as the impact of increased production more than offset the impact of the decline in natural gas prices. Production for 1998 increased significantly over the comparable prior year period due primarily to production from the assets purchased in the Acquisitions and production from the K. S. Byrd Well. This increase in production improved revenue for 1998 by $4.8 million. The average realized price for natural gas sales declined from $2.80 per MCF in 1997 to $2.24 per MCF in the comparable 1998 period, decreasing revenues by $1.1 million. Income in 1998 from hedging gains increased gas realizations by $0.18 per Mcf.

         For the year ended December 31, 1998, oil sales increased 91% to $440,500, compared to $231,100 for the same period in 1997, due primarily to sales of production for properties acquired in the Acquisitions and production from the Reedy Creek properties. This increase in production improved revenue for 1998 by approximately $544,700. The Company's average realized price for sales of crude oil in 1998 decreased by $8.25 per barrel, or 43%, decreasing revenue by $335,300 compared to the same period in 1997.

         The Company's depreciation, depletion and amortization ("DD&A") expense for 1998 totaled $3.2 million compared to $854,100 in the comparable period for 1997. Full cost DD&A totaled $2.8 million for the year ended December 31, 1998 compared to $709,200 for the same period in 1997. The increase in DD&A is consistent with the increased production for 1998 compared to the prior year period. Included in DD&A for the year ended December 31, 1997, was $221,000 of non-cash charges attributable to a price-related reduction in the book value of the Company's oil and gas reserves. On an equivalent MCF basis, full cost DD&A decreased $0.71 per MCFE, from $1.97 per MCFE for the year ended December 31, 1997 to $1.26 per MCFE in the comparable 1998 period. DD&A of other assets for 1998 totaled $305,700, an increase of $160,800 over the comparable period in 1997 due primarily to an increase in the related asset base.

         Operating costs, including lease operating expense ("LOE") and production taxes, increased 763% from $111,500 in 1997 to $962,700 for the same period in 1998. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the year ended December 31, 1998, LOE, excluding severance taxes, totaled $860,200 compared to $86,500 for the comparable period in 1997. On an equivalent MCF basis, average LOE for 1998 increased from $0.24 per MCFE in 1997 to $0.38 per MCFE in 1998. This increase is primarily due to the Lasco Acquisition that was comprised of older, lower rate wells.

         General and administrative expense for the year ended December 31, 1998 increased over $1.9 million, or 52%, compared to the same period in 1997. On an equivalent MCF basis, general and administrative costs declined 76% to $2.56 per MCFE for the year ended December 31, 1998 compared to $10.51 per MCFE for the same period in 1997. The increase in G&A costs was due primarily to higher compensation expense generated by a larger staff. The Company began 1998 with 26 employees, increasing to 37 employees during the year. Staff reductions during the fourth quarter of 1998 reduced total employees to 29 at year-end. Further staff reductions during the first quarter of 1999 reduced total employees to 21 at March 31, 1999. These staff reductions, as well as salary reductions for the majority of the remaining employees, are expected to significantly reduce G&A costs in 1999. The overall high level of general and administrative expenses in 1997 was due to the initial costs associated with creating and managing the Company's extensive capital program.

         Interest expense for the year ended December 31, 1998 totaled $5.8 million compared to $689,219 in the comparable prior year period. The increase is due primarily to the financing arrangements under the EnCap Credit Facility entered into in December 1997 and interest on the $37.5 million principal amount of Convertible Debentures issued in March and April of 1998. Average debt was approximately $44.6 million for 1998, resulting in gross interest costs of $4.8 million. Other financing costs include the amortization of the original issue discount for the EnCap NPI (defined below) of $1.7 million and the amortization of deferred loan and issuance costs of $1.2 million. Partially offsetting these costs were capitalized interest of $1.9 million, which is based on the carrying value of unproved properties.

         Other income (expense) for the year ended December 31, 1998 included a charge of $1.0 million due to the termination of a key employee of the Company recorded in December 1998 to reflect settlement of his employment contract. Such settlement will be paid out through January 2001. Offsetting this expense were interest income of $573,609 and gains on the sales of marketable securities totaling $24,971. For the comparable period in 1997, interest income of $77,844 was offset by losses on the sales of marketable securities totaling $86,824.

FOUR MONTHS ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED AUGUST 31, 1997

         The Company reported a net loss of $2,739,300, or $0.10 per share, for the four months ended December 31, 1997 and $1,917,100 or $0.09 per share, for the ten months ended August 31, 1997. Weighted average shares outstanding were
27.9 million for the four months ended December 31, 1997 and 21.9 million for the ten months ended August 31, 1997.

         Natural gas sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $624,400 and $256,000, respectively. Production averaged 1,833 MCFD for the four-month period ended December 31, 1997 at an average price of $2.79 per MCF and 276 MCFD for the ten-month period ended August 31, 1997 at an average price of $3.05 per MCF. The K.S. Byrd Well began production in September 1997 and averaged 1,605 MCFD for the four months ended December 31, 1997.

         The Company's crude oil sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $83,500 and $188,200, respectively. Production averaged 36.9 barrels per day and 30.5 barrels per day, respectively, for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997. The Company's average realized price for sales of crude oil for the four month period ended December 31, 1997 and the ten-month period ended August 31, 1997 were $18.54 per barrel and $20.28 per barrel, respectively.

         For the four months ended December 31, 1997, DD&A expense totaled $634,500 and for the ten months ended August 31, 1997, DD&A expense was $240,400. Full cost DD&A averaged $2.32 per MCFE for the four months ended December 31, 1997 and $1.07 per MCFE for the ten months ended August 31, 1997, due primarily to a ceiling test write-down of $221,000 at December 31, 1997.

         Operating costs totaled $49,800 and $68,500, respectively, for the four month period ended December 31, 1997 and the ten month period ended August 31, 1997. LOE, excluding severance taxes, totaled $42,700 and $45,600 for the same periods, respectively. On an equivalent barrel basis, LOE for the four months ended December 31, 1997 averaged $0.17 per MCFE and for the ten months ended August 31, 1997 averaged $0.33 per MCFE.

         General and administrative costs totaled $2,087,100 for the four months ended December 31, 1997 and $2,026,400 for the ten months ended August 31, 1997. On an equivalent MCF basis, general and administrative expenses were $8.32 per MCFE for the four months ended December 31, 1997 and $14.53 per MCFE for the ten months ended August 31, 1997. General and administrative costs were significant during these periods and reflected establishment of the infrastructure necessary to sustain the planned expansion of oil and gas operations and the Company's desired position as operator of many of its prospects. Costs included signing bonuses paid to professional and senior management staff as inducements to leave their previous employment and join the Company, legal and accounting fees, and the settlement of a lawsuit filed by a former employee.

         Net financing costs for the four months ended December 31, 1997 were $625,100, and consisted of gross interest expense of $286,700, the amortization of the original issue discount for the EnCap NPI of $427,500 and amortization of deferred loan costs of $42,900. Partially offsetting these costs was capitalized interest of $108,200 and interest income of $23,800. For the ten months ended August 31, 1997, gross interest expense of $49,300 was more than offset by interest income of $59,200. The higher financing costs in the four month period ended December 31, 1997 reflects the Company's increase in long-term debt from $759,300 at August 31, 1997 to $14.7 million at December 31, 1997. This increase in debt relates to the EnCap Credit Facility, entered into in late 1997, that was used to finance the Oakvale Dome Field and Old Ocean acquisitions and related development.

         Other revenue for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 represents losses on the sale of marketable securities of $50,900 and $35,900, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary cash needs are for exploration, development and acquisition of oil and gas properties, payment for the acquisition and processing of seismic data, the repayment of trade payables and repayment of principal and interest on outstanding debt. The Company has budgeted $11.3 million to fund planned capital expenditures on its prospects during 1999. The Company's sources of financing include net proceeds from the Offering, a tentative commitment of equity from an affiliate of EnCap, revenue generated from operations, ongoing sales of non-core assets and proceeds from production payment facilities. Based on the foregoing, the Company will require additional capital from more than one of the sources identified above to fund its ongoing activities and capital budget. If the Company is unable to obtain such additional capital, the Company will either have to sell interests in its prospects to fund its drilling program, curtail its exploration activities and/or curtail ongoing activities. Such curtailing of activities could include reducing the number of wells drilled, slowing activities on projects that the Company operates, selling additional interests in the Company's prospect inventory or a combination of the foregoing. In the absence of any new funding, the Company will have inadequate liquidity to satisfy its existing contractual obligations and to continue operations in its current form.

         Many of the factors that may affect the Company's future operating performance and long-term liquidity are beyond the Company's control, including, but not limited to, oil and natural gas prices, governmental actions and taxes, the availability and attractiveness of financing and its operational results. The Company continues to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of Common Stock or other equity securities, the issuance of net profits interests, sales of promoted interests in its prospects, and various forms of joint venture financing. In addition, the prices the Company receives for its future oil and natural gas-production and the level of the Company's production will have a significant impact on future operating cash flows.

         LIQUIDITY

         At March 31, 1999, the Company had cash and cash equivalents on hand of $565,200 and working capital deficit of $35.1 million, as compared to a cash balance of $2.3 million and a working capital deficit of $27.4 million as at December 31, 1998 and a cash balance of $3.2 million and a working capital deficit of $15.3 million at December 31, 1997. The Company's ratio of current assets to current liabilities was 0.16:1 at March 31, 1999, 0.25:1 at December 31, 1998 and 0.37:1 at December 31, 1997. The working capital deficit and low current ratio is primarily due to the EnCap Credit Facility discussed below, repayment of which is due by June 30, 1999.

         CASH FLOWS

         Cash flows used in operations totaled $153,600 for the three months ended March 31, 1999, compared to $4.1 million for the year ended December 31, 1998. Cash used in investing activities for the quarter ended March 31, 1999 and year ended December 31, 1998 was $4.1 million and $35.4 million, respectively. During the first quarter of 1999, costs incurred for exploration and development expenditures totaled $4.1 million and capital expenditures for furniture and equipment totaled $64,200. Partially offsetting these costs was proceeds of $128,100 from the sale of marketable securities. Cash outlays for exploration and development expenditures totaled approximately $36.3 million and capital expenditures for furniture and equipment totaled $745,400 during the year ended December 31, 1998. Partially offsetting these costs were $1.1 million in proceeds from the sale of non-core properties and $1.1 million in proceeds from the sale of marketable securities.

         Cash provided by financing activities totaled $2.4 million for the first quarter of 1999 and included borrowings under the BOCP Credit Facility of approximately $2.7 million and repayments under the Shell Production Payment totaling approximately $352,500. For the year ended December 31, 1998 cash provided by financing activities totaled approximately $38.7 million and consisted primarily of proceeds from the issuance of Convertible Debentures including the Notes. The Company also borrowed $3.0 million under the EnCap Credit Facility and repaid $5.0 million thereunder during the first quarter of 1998. In December 1998, the Company entered into a financing agreement with Shell Capital whereby the Company sold a term production payment to Shell Capital for $7.0 million. Also in December, the Company repaid $2.9 million on Tranche A and Tranche B loans under its BOCP Credit Facility resulting in net borrowings under that Facility of $2.3 million for the year ended December 31, 1998. The Company also borrowed $2.2 million for the acquisition of property interests from Mobil through a short term, secured advance from investors introduced by the Agent (referred to herein as the Old Ocean Loan).

CREDIT FACILITIES

         ENCAP CREDIT FACILITY

         In 1999, the Company entered into a $20 million credit agreement (the "EnCap Credit Facility") with EnCap Capital Fund III, L.P. ("EnCap Energy") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note"; collectively, the "Notes"). The Original Note bears interest at 10% per annum through December 31, 1998 and at 18% per annum thereafter. The Note is due, with accrued interest, by June 30, 1999. The Supplemental Note was repaid in full and is no longer outstanding. Under the terms of the Convertible Debentures (other than the Notes), the Company has agreed to limit borrowings under the EnCap Credit Facility to $12,000,000, all of which is outstanding and due June 30, 1999 following an extension obtained by the Company. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the Original Note. Mr. Tomlinson, Calibre and certain affiliates of Calibre guarantee the Original Note.

         Under the terms of the Original Note, the Company agreed to convey to EnCap Energy, on January 1, 1999, a 25% net profit interest (the "EnCap NPI") from the properties acquired with the proceeds of the borrowing. In connection with the original granting of the EnCap NPI, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the Original Note. The carrying amount of the oil and gas interests has been reduced by the same amount.

         Under the terms of the Supplemental Note, EnCap Energy was issued warrants to purchase up to 1.5 million shares of Common Stock at an exercise price of $1.28 per share. In connection with the issuance of these warrants, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the Supplemental Note. Pursuant to a financing agreement dated November 4, 1998 with EnCap Energy and as consideration for enabling additional funding through the BOCP Credit Facility, the warrants were re-priced to $0.46475 per share.

         BOCP CREDIT FACILITY

         In December 1998, the Company's loan agreement with Bank One NA ("Bank One") was purchased by BOCP Energy Partners, L.P. ("BOCP"), an affiliate of EnCap. Pursuant to an assignment of note and liens dated

December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. In December 1998, the principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche A. Interest accrued on Tranche A at prime plus 2.0% and on Tranche B at a rate of 15% per annum, payable monthly.

The amendments also modified the terms of Tranche B of the credit facility as follows:

(1)  Maximum availability of $6,000,000;

(2) No advances on Tranche B will be requested or made on or after April 30, 1999;

(3)  Maturity date of June 30, 1999; and

(4) Interest rate of prime plus eight percent per annum through and including December 31, 1998, and fifteen percent per annum from and after January 1, 1999.

The present outstanding balance of the BOCP Credit Facility is $6.0 million. All interest accrued on Tranche B remains unpaid and owing and is due on June 30, 1999. The Company has reached a standstill agreement covering certain covenants of which the Company is currently in violation and received an extension in the maturity date to June 30, 1999.

         SHELL FINANCING

         In December 1998, the Company entered into a financing agreement with Shell Capital, Inc. ("Shell Capital") whereby the Company sold a term production payment ("Shell Production Payment") to Shell Capital for $7.0 million. The production payment comprised a dedication of 42% of the net revenues from the Wausau, Oak Hill and East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's Fortenberry well and 38.5% of Oakvale Dome's Byrd well. The interests conveyed are subject to future adjustment. The Shell Production Payment is secured solely by the properties and is non-recourse to the Company. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to the Company less a permanent royalty interest equal to 8.75% of the Company's net revenue interest in Wausau, Oak Hill and East Morgantown; 4.8% of the Howell and Byrd wells; and 2.5% of the Fortenberry well. The Company has the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, the Company recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount. Shell Capital further agreed to expand the Shell Production Payment up to $25.0 million provided that the Company sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. The Company is currently negotiating with Shell Capital and other parties to complete the expansion of the Shell Production Payment or the creation of a new production payment.

         This financing has been classified as debt on the balance sheet and began being reduced in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15% per annum.

         OLD OCEAN LOAN

         On December 31, 1998, the Company obtained a $2.2 million loan from a group of lenders led by the Agent, the proceeds being used to acquire additional interests in the Old Ocean Project from Mobil. The loan is due, through extension, on June 30, 1999, and is secured by the acquired interests and a junior lien on certain other properties. The Company has proposed that it repay the loan through the issuance of Preferred Stock. The Company also granted the providers of the facility with an overriding royalty that is to be converted into a participating net profits interest, which interest can be repurchased by the Company for $1.1 million in cash or stock and $1.1 million principal amount of warrants. The Company has proposed repurchasing the overriding interest and participating net profits interest with Preferred Stock as well. One lender of $100,000 has elected to accept cash for repayment of its portion of the loan and purchase of the overriding interest.

CONVERTIBLE DEBENTURES

         In April 1998, the Company issued the Series A Special Notes (which Notes and the Debentures into which they are exchangeable are referred to herein as the Series 2 Debentures) to Canadian investors and the Series 3 Debentures to United States investors on substantially similar terms to the Notes. It is the Company's intention to offer holders of the Series 3 Debenture the ability to exchange their special notes or debentures into Preferred Stock on terms which are not any more favorable, in whole or in part, than those attaching to the Preferred Stock and to the terms set out in the Letter of Transmittal. The holders of Series 2 Debentures (which amount to $1,652,000) are not being offered the opportunity to exchange their Series 2 Debentures into Preferred Stock.

CHANGES IN ISSUED SHARE CAPITAL

         On March 31, 1999, the Company agreed to issue 1,057,000 shares of Common Stock to certain holders of the Series 3 Debentures in exchange for interest owed and due on March 31, 1999. Also on March 31, 1999, the Company agreed to issue 541,700 shares of Common Stock to a holder of Series 3 Debentures to retire $250,000 principal amount of the debentures. The shares will be issued following receipt of VSE acceptance.

YEAR 2000

         The Company operates on an externally designed software package that is compliant with the year 2000. The year 2000 problem is the result of software that uses two digits (rather than four) to define the applicable year. Any software or hardware that uses time-sensitive coding may recognize a day using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. The Company is attempting to identify other potential areas of risk and has begun addressing these in its planning, purchasing and daily operations. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations, or cash flows in future periods. If, however, the Company, its customers, or vendors are unable to adequately resolve such processing issues in a timely manner, the Company's operations and financial results may be adversely affected.

                             BUSINESS AND PROPERTIES

GENERAL

         The Company is an independent energy company engaged in the exploration for and development of oil and natural gas. The Company has interests in over 25 oil and gas prospects and projects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of these prospects have been, are being, or are expected to be, enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data, including current surveys, will cover over 820 square miles. The Company's 1999 capital budget provides for a total of $11.3 million for drilling and prospect development. Of such amount, approximately $7.3 million is budgeted for development drilling, approximately $1.0 million is budgeted for exploratory drilling, testing, and subsequent completions, $2.3 million is budgeted for seismic data acquisitions and the remainder is budgeted primarily for leasehold purchases. The Company believes that its prospects represent a diverse array of technology enhanced, 3-D seismic confirmed oil and gas exploration prospects.

         A substantial portion of the Company's growth has been through acquisitions, including the following 1998 acquisitions:

(i) in January 1998 the acquisition of certain oil and gas prospects from Lasco Energy Partners, L.P. ("Lasco") (the "Lasco Acquisition");

(ii) the acquisition on April 22, 1998 of certain oil and gas property interests of Calibre (the "Calibre Acquisition") (certain closing matters to be completed);

(iii) the acquisition on May 1, 1998 of certain oil and gas properties from Southern Gas Corporation (the "Southern Gas Acquisition");

(iv) the acquisition effective in July 1998 of certain oil and gas property interests from Starbucks Trust (the "Starbucks Acquisition") (certain closing matters to be completed); and

(v) the acquisition on December 29, 1998 of the Mobil interest in the Old Ocean project (the "Mobil Acquisition", the Lasco Acquisition, the Calibre Acquisition, Southern Gas Acquisition, Starbucks Acquisition and Mobil Acquisition are referred to collectively herein as the "Acquisitions").

         The foregoing transactions, other than the Mobil Acquisition have received regulatory acceptance by the VSE. Regulatory acceptance for the Mobil Acquisition is pending and Company expects to receive this acceptance in due course. If this acceptance is not received, the Company may be required to modify certain aspects of these transactions, failing which the VSE may impose regulatory sanctions, which could include delisting of the Company's Common Stock from the VSE.

 RECENT DEVELOPMENTS

         In December 1998, the Company entered into a financing agreement with Shell Capital, Inc. ("Shell Capital") whereby the Company sold a term production payment to Shell Capital for $7.0 million. The Shell Production Payment comprised a dedication of 42% of net revenues from the Wausau, Oak Hill and East Morgantown Properties; 23.1% of Oakvale Dome's Howell well; 12.2% of Oakvale Dome's Fortenberry well; and 38.5% of Oakvale Dome's Byrd well. The production payment is secured solely by the properties and is non-recourse to the Company. Following full payout of the production payment, the dedicated revenue interest will be returned to the Company less a permanent royalty interest equal to 8.75% of the Company's net revenue interest in Wausau, Oak Hill and East Morgantown; 4.8% of the interest in the Howell and Byrd wells; and 2.5% of the Fortenberry interest. The Company has the right to buy back the production payment at a stated rate of return of 25.0% plus $1 million. Shell Capital has agreed to expand its term production payment up to $25.0 million provided that the Company sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. The Company is currently negotiating with Shell Capital and other parties to complete the expansion of the term production payment and believes that it will meet the specified requirements.

         In December 1998, the Company acquired for $2.0 million all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Prospect. The Company has combined this interest with its contractual rights and ownership in the immediate area and is currently attempting to secure one or more industry partners to purchase 37.5% of the Company's ownership in the Old Ocean Prospect. The Company paid for this acquisition through the Old Ocean Loan.

         In January 1999, the Company acquired, on behalf of the Company and its partner in the Wausau prospect, a gas pipeline in Mississippi for approximately $425,000 to provide access for gas sales. Included in the purchase were a 100% and a 93.75% BPO working interest in two producing gas wells. The Company does not anticipate these wells reaching pay-out. The Company owns a 53.8% interest in the pipeline and the Fairchild #1 well and a 50.5% interest in the A. Foote Estate #1 well. Gas reserves net to the Company are estimated to be in excess of 150 MMCFG and net production of over 150 MCFGPD.

         In May 1999, the Company closed the sale of its interests in the Lisbon Field, comprising essentially all of its proven reserves in Louisiana, for $507,500 in gross proceeds to an unrelated party.

         In June 1999, the Company completed the drilling of its Fortenberry #1 well to a depth of 16,126 feet at Oakvale Dome Field in Jefferson Davis County, Mississippi. The Company elected to not drill deeper to the projected depth of 16,250 feet due to concerns that additional drilling difficulties could be encountered in the side-track hole. Open hole electric and porosity logs which run to a depth of 16,088 feet, indicate a total of 80 net feet of hydrocarbon bearing sands in the primary objectives in the Hosston Formation at depths between 15,792 feet and 15,992 feet. An additional four feet of net pay was measured by electric and porosity logs in the lower Booth zone starting at a depth of 16,075 feet based on mud logs from the original side-track hole. The remainder of the zone could not be logged due to existing hole conditions. The Company owns a 70% working interest in the well and an average 64% working interest in the field. The Company is proceeding to complete the well for production.

         The Company plans to co-mingle the 42 net feet in the Harper and the 38 net feet in the Booth for production. Both of these zones are producing in the adjacent fault block to the north out of the Company's first two wells in the field, the K. S. Byrd #1 and the Howell #1. The top 22 feet of the partially-logged lower Booth have been cased and are expected to be added to the producing stream with the Harper and Booth.

STRATEGY

         The Company's strategy is to expand its reserves, production and cash flow through the implementation of an exploration and exploitation program that focuses on:

         (i) obtaining dominant positions in core areas of exploration and development in under-exploited areas in or adjacent to fields and trends that have historically produced hydrocarbons in significant quantities;

         (ii) enhancing the value of its prospects and reducing exploration risks through the use of 3-D seismic data and CAEX technologies;

         (iii) maintaining an experienced technical staff with the expertise necessary to take advantage of the Company's proprietary 3-D seismic data and CAEX technologies;

         (iv) adding reserves and production using modern reservoir stimulation methods; and

         (v) retaining control over critical exploration decisions.

         OBTAIN DOMINANT POSITION IN CORE AREAS

         The Company has identified core areas for exploration and development in geological trends with demonstrated histories of prolific natural gas production from high porosity reservoir rocks with profiles suitable for seismic evaluation. The Company believes that by obtaining substantial working interests, related 3-D seismic data and significant acreage positions within its core areas, it will be able to achieve a dominant position in focused portions of those areas. With a dominant leasehold position, the Company believes it can better control the core areas, drilling opportunities and future production and can attempt to minimize costs through economies of scale and other efficiencies inherent in its focused approach. Such cost savings and efficiencies include the ability to use the Company's 3-D seismic data to reduce drilling risks and lower its leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which the Company believes drilling is most likely to be successful.

         USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES

         The Company attempts to enhance the value of its prospects through the use of 3-D seismic data and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create computer generated 3-dimensional displays of subsurface geological formations that enable the Company's professional staff to detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. The Company believes that 3-D seismic data, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery.

         EXPERIENCED TEAM

         The Company maintains an experienced staff, including engineers, geologists, geophysicists, a landman and other technical personnel. Such professional staff has on average 18 years of experience in the oil and gas industry.

         USE OF MODERN RESERVOIR STIMULATION METHODS AND NEW DRILLING TECHNOLOGY

         In addition to applying the latest in 3-D seismic and CAEX technology, the Company uses the latest in industry reservoir stimulation and directional drilling techniques. For example, many of the Company's development and exploitation opportunities are "tight" reservoirs in which modern stimulation practices may significantly increase production.

         CONTROL OF DRILLING FUNCTIONS

         The Company believes that controlling the most critical functions in the drilling process will enhance its ability to develop successfully its prospects. The Company has acquired a majority interest in many of its prospects, including interests in most of the 3-D seismic data relating to those prospects. In many cases where the Company does not own a majority interest in a prospect the Company still owns a greater interest than that of any other working interest owner. As a result, in many of its prospects, the Company will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, the Company will be the operator of many of the wells drilled on these prospects.

         BACKGROUND

         The Company was originally formed on February 9, 1981 for the purpose of conducting mineral exploration in Canada. In 1989, the Company changed its focus and concentrated on investment and merchant banking activities. At that time, the Company wrote off its mineral property costs and ceased all mineral exploration activities. From 1991 to 1993, the Company diversified into the acquisition and development of oil and gas properties. During 1996, the Company sold substantially all of its investments outside of oil and gas and refocused operations on oil and gas exploration and development in the United States. Effective as of October 31, 1996, the Company acquired Texstar and as a result, the Company focused its operations on oil and gas exploration and development in the United States, specifically the Gulf Coast areas of Mississippi, Texas and Louisiana. Former shareholders of Texstar acquired control of the Company and Texstar became a wholly owned subsidiary of the Company. In July 1997, the Company changed its name from Benz Equities Ltd. to Benz Energy Ltd. The Company has migrated to the state of Delaware and is now a Delaware Corporation under the name Benz Energy Inc.

THE PROSPECTS

         The Company's prospects are located primarily in the Gulf Coast areas of Mississippi, Texas and Louisiana. As of December 31, 1998, the Company owned interests in 21 producing wells it operated and also owned non-operated interests in 13 producing wells in Louisiana, Mississippi, and Texas. Daily production from both operated and non-operated wells net to the Company's interest averaged 5,506 MCFGD and 111.4 BOPD for the year ended December 31, 1998. Daily production as of March 31, 1999, was approximately 9,547 MCFGD and 219 BOPD. Each of the Company's prospects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, working interests in oil and gas leases, oil and gas lease options, contractual rights to earn a working interest in oil and gas leases, royalty interests or other mineral interests. Most of the Company's prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when completed for the existing prospects, cover over 820 square miles (gross). The table below gives certain information regarding the location, objectives, and present status of the Company's most significant prospects as of December 31, 1998:

                                                 Additional          Gross
Prospect                   Leased Acreage        Acreage (4)         Square
                         -------------------  ------------------   Miles of
                           Gross      Net       Gross     Net         3-D                          Approx.
                           Acres     Acres      Acres    Acres      Seismic       Formation         Total
Prospect                    (1)       (2)        (1)      (2)       Data (5)      Objective         Depth
-----------------------------------------------------------------------------------------------------------
MISSISSIPPI
Oakvale Dome (3,6,7)        4,853     2,675        N/A      N/A        33              Hosston     16,700'
                                                                               Hosston; Cotton
Glancy Re-entry (3,8)       5,175     4,692        N/A      N/A       N/A               Valley     21,000'

Wausau (3)                  1,240       471        N/A      N/A        55        Cotton Valley     19,000'
Sardis Church Dome
(3,8)                       4,000     2,835        N/A      N/A       N/A              Hosston     16,500'

TEXAS
LaHinch (3,9)               1,382     1,036        N/A      N/A        20               Wilcox     16,000'
Old Ocean
(8,10,11,12,13)               672       243     42,217    9,846       102                 Frio     16,000'
Oak Hill Field (3)            793       698        N/A      N/A       N/A        Cotton Valley      9,500'
Rayburn (3,8)               3,048     1,068      4,843    3,886        30        Yegua; Wilcox     15,000'

OTHER
Louisiana                  13,176     2,222        N/A      N/A       478
Mississippi                29,180    11,463        N/A      N/A        73
New Mexico                    160        12        N/A      N/A       N/A
Texas                       8,408     3,557        N/A      N/A        30
                           ------    ------     ------   ------       ---
Total                      72,087    30,972     47,060   13,732       821
                           ======    ======     ======   ======       ===

-------------------------------------

(1) "Gross Acres" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options it means an acre in which the Company will acquire a working interest if and when the option is exercised.

(2) "Net Acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

(3)      Operated by the Company.

(4) "Additional Acreage" refers to the number of acres in which the Company owns options for oil and gas leases from mineral owners and, with respect to part of the acreage reported for the Old Ocean Prospect, also has contractual rights to earn a working interest in the 21,784 acre Old Ocean Unit.

(5) Represents 3-D seismic data acquired, being acquired or expected to be acquired.

(6)      Drilling.

(7)      Completing.

(8)      Soliciting industry participant.

(9)      Evaluating 3-D seismic data.

(10)     Shooting 3-D seismic survey.

(11) Affiliates of EnCap own a overriding royalty interest that is convertible into a participating net profits interest.

(12) The Company will earn an additional working interest in deep rights upon completion and delivery of a 3-D survey over the unit and the establishment of commercial production.

(13) Clients of the Agent and the Agent own an overriding royalty interest that is convertible into a participating net profits interest. The Company has the right to buy back the participating net profits interest and is currently negotiating such purchase in exchange for Preferred Stock.


         Below are descriptions, as of December 31, 1998, unless otherwise indicated, of the Company's most significant prospects.

         OAKVALE DOME

         The Oakvale Dome Prospect, located in Jefferson Davis County, Mississippi, is the Company's most significant producing property. The Company owns approximately 4,853 gross (2,675 net) acres in the Prospect. The Company is the operator.

         A 2-D seismic survey shot and processed originally in 1979 was reprocessed in 1996 and confirmed the discovery well, which was the K.S. Byrd Well. The K.S. Byrd Well was completed in June 1997 in the Harper formation from 15,964 feet to 15,988 feet, flowing 5.708 MMCFGD. Initial reserve estimates as of August 1, 1997 conducted by an independent petroleum engineer gave the well proved producing reserves of 8.7 BCFG and 34,800 barrels of condensate. Later reserve estimates as of January 1, 1999 conducted by an independent petroleum engineer revised the well's proved producing reserves to 12.1 BCFG and 41,500 barrels of condensate. The well began sales of production in September 1997 and, as of December 31, 1998, was flowing at the rate of 10.4 MMCFGD and 42 BOPD. In February of 1999 the Howell #1 well was completed and initial tests indicate a commercial production rate of 21.1 MMCFGD and 19 barrels of condensate per day. The Fortenberry #1 has just been drilled to total depth with promising indications but due to mechanical problems is currently being sidetracked for the lowest 500 feet and logged with 80 net feet of hydrocarbon bearing reservoir. The well is being completed for production.

          GLANCY

         The Company owns approximately 5,175 gross (4,692 net) acres in the Glancy Prospect in Copiah County, Mississippi. The Company is the operator. Glancy Field has produced gas and condensate from the Lower Cretaceous Rodessa formation on acreage not owned by the Company. The Glancy Prospect is characterized as a simple anticline structure that formed as a result of a deep-seated salt pillow. The presence of reservoir quality sandstones at both the deeper Hosston and Cotton Valley levels has been demonstrated by two well penetrations, both of which have produced gas and had multiple shows of hydrocarbons. Early attempts (in 1971) to fracture stimulate one of the test wells, having an initial production of 3.1 MMCFGD on an extended test from the Cotton Valley, damaged the formation in the near-wellbore area. The Company intends to re-enter a deep test well and to apply modern fracture stimulation to establish commercial production.

         WAUSAU

         The Company owns approximately 1,240 gross (471 net) acres in the Wausau Prospect in Wayne County, Mississippi (surface to 15,360 feet only). The Company is the operator. The Company has rights in a 3-D survey acquired by Compagnie Generale de Geophysiqe over this prospect area. This project is located on two flanks of a large salt ridge trending northwest to southeast. Based upon 3-D seismic data, the Cotton Valley appears to be trapped in both a simple closure and an updip pinchout along the salt ridge flank. The Company commenced drilling a test well in May 1998 and completed the well in November 1998 as a Cotton Valley discovery. Production commenced in November and was increased to a rate of over 400 BOPD and 2,000 MCFD with the connection to a gas sales pipeline in February 1999. The well has three additional shallower Cotton Valley reservoirs behind pipe.

         SARDIS CHURCH DOME

         The Company owns approximately 4,000 gross (2,835 net) acres in the Sardis Church Dome Prospect in Copiah County, Mississippi. The Company is the operator. The Company's drilling objectives are the Paluxy, Hosston and Cotton Valley sands. The Company anticipates it will sell at least 50% of the working interest to an industry participant before spudding the test well. This prospect is an analog to the Oakvale Dome discovery and is located along trend. A nearby offstructure well has tested significant oil and gas shows in the Hosston objective section.

         LAHINCH

         The Company owns deep rights under approximately 1,382 gross (1,036 net) acres in the LaHinch Prospect in Duval County, Texas. The Company is the operator. The objectives for the prospect are sands in the Upper Wilcox formation. The adjoining operator has drilled an Upper Wilcox test on the same structure that, if successful, will confirm the Company's prospect and reclassify it as a proven location. This well reached total depth in April 1999 and is currently being completed. Upon its successful test, the Company will commence a development program on its acreage.

         OLD OCEAN

         The Company owns leases, options for oil and gas leases and has contractual rights to earn working interests in approximately 42,889 gross (10,089 net) acres in the Old Ocean Prospect in Brazoria and Matagorda Counties, Texas. The Company owns a 37.02% working interest within the Old Ocean Unit and a 69.23% working interest outside the unit, but within the 3-D area. A 3-D seismic survey is underway and the Company is the operator of the seismic survey. The Old Ocean Prospect is the largest Frio gas field in the Gulf Coast, having produced more than five TCFGE since its discovery in 1934. In excess of 200 wells have been drilled in the Old Ocean field. These reserves have been produced from four normally pressured reservoirs between 9,500 and 11,000 feet. The Old Ocean Prospect actually consists of numerous prospects and the main objective is in the overpressured Frio. Deep well information confirms reservoir quality sands and scattered production of 45 BCFG in the immediate vicinity. Precise structural mapping from the 3-D seismic survey will allow accurate delineation of prospects. Affiliates of EnCap and the Agent and certain of its clients own a 50% overriding royalty interest in certain of the Company's properties that make up the Old Ocean Prospect, which interest is convertible into a participating net profits interest. The Company has the right to buy back the participating net profits interests and is negotiating such purchase in exchange for a cash payment to affiliates of EnCap and using Preferred Stock for the other Old Ocean Lenders.

         OAK HILL FIELD

         The Company owns approximately 793 gross (698 net) acres in the Oak Hill Field in Gregg and Rusk Counties, Texas. The Company is the operator. This prospect produces from the Lower Cotton Valley sands at depths of approximately 10,150 to 10,500 feet and from the Upper Cotton Valley sands at depths of approximately 9,000 to 10,000 feet. The Company has completed a recompletion program covering six wells and involving up to eleven distinct zones. Six recompleted zones have been fracture stimulated and have increased the Company's net production by over 1,100 MCFD. Additionally, the Company expects an increase of approximately 800 MCFD net production when the original producing interval is reactivated and the pressures across the zones equalize. There are currently six producing wells in Oak Hill Field owned by the Company.

         RAYBURN

         The Company owns approximately 3,048 gross (1,068 net) acres and has options for oil and gas leases on an additional 4,843 gross (3,886 net) acres in the Rayburn Prospect in Liberty Co., Texas. The Company is the operator. This prospect is within a 30 square mile 3-D survey acquired in 1998 of which the Company intends to sell up to 60% to industry partners. The objectives are sands primarily in the Wilcox, Cockfield and Miocene formations ranging in depth from 2,000 to 16,000 feet.

OIL AND GAS RESERVES

         The following table sets forth information regarding estimated oil and gas reserve quantities, reserve values and discounted future net revenues as estimated by the Company's independent engineering consultant, Lenser & Associates, as of January 1, 1999.

         There are numerous uncertainties inherent in estimating quantities of proven reserves and projecting future rates of production and timing of development expenditures. The following reserve information represents estimates only and should not be construed as being exact.

                                                                                              Present Value of
                                                                                              Estimated Future
                                                                                                Net Revenues
                                                            Gas                                 Before Income
                                                         Equivalent          Estimated              Taxes
                                                          (MMCFE)            Future Net        (Discounted at
                          Gas (MMCF)      Oil (MBO)          (1)             Revenue (2)          10 Percent)
                         ------------    ----------    ---------------    -----------------   ------------------
                                                                                       (in thousands)
Proved developed
reserves: (3)

   Louisiana (5)                  87            75                541     $            349    $             311
   Mississippi                15,940           279             17,611     $         30,772    $          24,373
   Texas                       4,182            55              4,516     $          5,292    $           3,473
                         ------------    ----------    ---------------    -----------------   ------------------
                              20,209           409             22,668     $         36,413    $          28,157
                         ------------    ----------    ---------------    -----------------   ------------------
Proved undeveloped
reserves: (4)
   Louisiana (5)               1,359           119              2,072     $          1,093    $             362
   Mississippi                14,837            56             15,171     $         25,816    $          17,154
   Texas                          --            --                 --     $             --    $              --
                         ------------    ----------    ---------------    -----------------   ------------------
                              16,196           175             17,243     $         26,909    $          17,516
                         ------------    ----------    ---------------    -----------------   ------------------
Total proved
reserves                      36,405           584             39,911     $         63,323    $          45,673
                         ============    ==========    ===============    =================   ==================

-----------------------------------

(1) Oil production is converted to MCFE at the rate of six MCF of natural gas per Bbl of oil, based upon the approximate energy content of natural gas and oil.

(2) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of January 1, 1999. The amounts shown do not give effect to expenses unrelated to property, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization. The estimates shown do not include amounts dedicated to Shell Capital pursuant to the Shell Production Payment (see description of Shell Production Payment above), but do include the effect of the EnCap NPI which vested on January 1, 1999. The EnCap NPI comprises a 6.25% interest in the producing Byrd #1and Howell #1.

(3) "Proved Developed Reserves" means those reserves estimated as recoverable under current technology and projected economic conditions, from that portion of a reservoir that can reasonably be evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.

(4) "Proved Undeveloped Reserves" mean those reserves estimated as recoverable under current technology and projected economic conditions from that portion of a reservoir that can reasonably be evaluated as technologically productive, but which requires the drilling and completion of a well to initiate production.

(5) In May 1999, the Company sold its interest in the Lisbon Field, which accounted for all of the proved developed and undeveloped reserves in Louisiana.

ACREAGE

         The following table sets forth as of December 31, 1998, the gross and net acres of developed and undeveloped oil and gas acreage that the Company holds. Additionally, the data set forth below is based on the Company's before pay-out working interests. In certain cases, the Company has a greater after pay-out working interest. In certain other cases, the Company has only an after pay-out working interest. As such, the amount of gross and net acreage will increase when and if certain wells pay out.

                                              DEVELOPED (1)                            UNDEVELOPED (2)
                                 -------------------------------------    ---------------------------------------
                                      Gross                Net                 Gross                  Net
                                      Acres               Acres                Acres                 Acres
                                       (3)                 (4)                  (3)                   (4)
                                 ----------------    -----------------    -----------------    ------------------
STATE
Louisiana(5)............              6,254                1,839                6,922                   383
Mississippi.............              2,080                  833               42,368                21,303
New Mexico..............                160                   12                   --                    --
Texas...................              2,573                1,243               11,730                 5,359
                                 ----------------    -----------------    -----------------    ------------------
Total...................             11,067                3,927               61,020                27,045
                                 ================    =================    =================    ==================

-----------------------------

(1) "Developed acreage" is that acreage which is spaced or assignable to productive wells.

(2) "Undeveloped acreage" is leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.

(3) "Gross acres" means an acre in which the Company owns a working interest. When used in conjunction with acreage under options, it means an acre in which the Company will acquire a working interest if and when the option is executed.

(4) "Net acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

(5) The number of gross and net acres in Louisiana includes the acreage associated with the Lisbon Field which the Company sold after December 31, 1998.

PRODUCTIVE OIL AND GAS WELLS

         The following table sets forth certain information regarding the Company's ownership as of December 31, 1998 of productive oil and gas wells, operated and non-operated, in the areas indicated. Additionally, the data below are based on the Company's before pay-out working interest. In some cases the Company has only an after pay-out working interest. As such, the number of gross and net wells will increase when and if certain wells pay-out.

                                                GAS                                OIL
                                   -----------------------------    -----------------------------
                                     Gross             Net              Gross            Net
                                     Wells            Wells             Wells           Wells
                                      (1)              (2)               (1)             (2)
                                   -----------    --------------    -------------    ------------
     STATE
       Louisiana..........             17           8.78354792            1           0.04770200
       Mississippi........              4           2.05204750            1           0.03730014
       New Mexico.........              1           0.07500000           --                   --
       Texas..............             10           6.09927790            1           0.50000000
                                   -----------    --------------    -------------    ------------

       Total..............             32          17.00987332            3           0.58500214
                                   ===========    ==============    =============    ============

--------------------------

(1) "Gross wells" means a well in which the Company owns a working interest. The number of gross wells is the total number of wells in which a working interest is owned.

(2) "Net wells" means the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions thereof.

(3) The number of gross and net wells in Louisiana includes wells located in the Lisbon Field which the Company sold after December 31, 1998.

DRILLING ACTIVITY

         The Company participated in one Gross (0.14 Net) dry and three Gross (1.8383 Net) productive exploratory wells and three Gross (0.25954 Net) productive development wells during the year ended December 31, 1998. For the four-month period ended December 31, 1997, the Company drilled one Gross (0.48500 Net) productive exploratory well, two Gross (1.3575 Net) dry exploratory wells and three Gross (0.342202 Net) productive development wells. For the ten months ended August 31, 1997, the Company drilled one Gross (0.14725
Net) productive exploratory well and one Gross (0.20110 Net) dry exploratory well. The Company is entitled to a working interest in certain additional wells completed during these time periods when and if those wells pay-out. Furthermore, the number of Net wells was calculated based-on the Company's before pay-out working interest and in some cases the Company will have a greater working interest or is entitled to a working interest in certain wells completed during these time periods when and if these wells pay-out. In certain cases, the Company, subsequent to completion, sold the prospect on which certain of these wells were drilled. As such, while the Company did participate in the drilling, it does not currently have an interest in all of the productive wells mentioned above.

         On December 31, 1998, the Company was drilling two Gross (1.2595076
Net) development wells. These wells are step out wells from the Byrd discovery well at Oakvale Dome Field in Mississippi.

VOLUMES, PRICES AND PRODUCTION COSTS

         The following table sets forth certain information regarding the production volumes, average prices received and average production costs associated with the Company's sale of oil and gas for the periods indicated.

                                                           Twelve Months     Four Months      Ten Months
                                       Three Months            Ended            Ended            Ended
                                           Ended            December 12,     December 31,     August 31,
                                      March 31, 1999           1998             1997             1997
                                      --------------       -------------     ------------     -----------
Net Production:
  Oil (BBL)                               17,213                40,662           4,506             9,281
  Gas (MCF)                              712,171             2,009,550         223,683            83,810
  Gas equivalent (MCFE)                  815,449             2,253,522         250,719           139,493
Average sales price:
  Oil ($ per BBL)                       $   1.70            $    10.83        $  18.54          $  20.28
  Gas ($ per MCF)                       $   9.50            $     2.24        $   2.79          $   3.05
  Gas Equivalent ($ per MCFE)           $   1.68            $     2.20        $   2.82          $   3.18
Average production expenses
  ($ per MCFE)(1)                       $   0.17            $     0.38        $   0.17          $   0.33

--------------------------

(1)      Average production costs, excluding severance taxes.

CAEX AND 3-D SEISMIC TECHNOLOGY

         The Company, either directly or through other prospect participants, uses 3-D seismic data and CAEX technology to collect and analyze geological, geophysical, engineering, production and other data obtained about potential gas or oil prospects. The Company uses this technology to correlate density and sonic characteristics of subsurface formations obtained from 2-D seismic surveys with like data from similar properties, and uses computer programs and modeling techniques to determine the likely geological composition of a prospect and potential locations of hydrocarbons.

         Once all available data has been analyzed to determine the areas with the highest potential within a prospect area, the Company may conduct 3-D seismic surveys to enhance and verify the geological interpretation of the structure, including its location and potential size. The 3-D seismic process produces a three-dimensional image based upon seismic data obtained from multiple horizontal and vertical points within a geological formation. The calculations needed to process such data are made possible by computer programs and advanced computer hardware.

         While large oil companies have used 3-D seismic data and CAEX technologies for approximately 20 years, these methods were not affordable by smaller, independent oil and gas companies until more recently, when improved data acquisition equipment and techniques and computer technology became available at reduced costs. The Company believes that its use of 3-D seismic data and CAEX technology may provide it with certain advantages in the exploration process over those companies that do not use this technology. These advantages include better delineation of the subsurface, which can reduce exploration risks and help optimize well locations in productive reservoirs. The Company believes these advantages can be readily validated based upon general industry experience. Because computer modeling generally provides clearer and more accurate projected images of geological formations, the Company believes it is better able to identify potential locations of hydrocarbon accumulations and the desirable locations for wellbores. However, the Company has not used the technology extensively enough to arrive at any conclusion regarding the Company's ability to interpret and use the information developed from the technology.

CUSTOMERS

         During the year ended December 31, 1998, H&N Gas Ltd. "H&N Gas" and Tejas Gas Marketing Co. accounted for approximately 51% and 24%, respectively of the Company's total revenue. For the four month period ended December 31, 1997, H&N Gas and KCS Resources, Inc. ("KCS") accounted for 75% and 10%, respectively, of the Company's total revenue. For the ten months ended August 31, 1997, KCS, Samedan Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 15%, respectively, of the Company's total revenue. No other purchasers accounted for more than 10% of the Company's total revenue in the periods indicated above. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

MARKETING

         The Company markets its natural gas and oil through monthly spot sales. Because sales made under spot sales contracts result in fluctuating revenues to the Company depending upon the market price of oil and gas, the Company from time to time enters into various forward contracts covering a portion of its production to minimize the fluctuations and the effect of price declines. Under the terms of the term production payment with Shell Capital, the Company markets its natural gas through Coral Energy Resources, L.P. ("Coral") whereby Coral markets at both fixed and floating prices.

COMPETITION

         The oil and gas industry is highly competitive in all of its phases. The Company encounters strong competition from other oil and gas companies in all areas of its operations, including the acquisition of exploratory and producing properties, the permitting and conducting of seismic surveys and the marketing of oil and gas. Many of these competitors possess greater financial, technical and other resources than the Company. Competition for the acquisition of producing properties is affected by the amount of funds available to the Company, information about producing properties available to the Company and any standards the Company establishes from time to time for the minimum projected return on investment. Competition also may be presented by alternative fuel sources, including heating oil and other fossil fuels. There has been increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices generally are set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

         GENERAL

         The oil and gas industry is extensively regulated by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by environmental protection statutes, tax statutes and other laws, rules and regulations relating to the petroleum industry, as well as changes in such laws, changing rules and regulations and the interpretations and applications of such laws, rules and regulations. Oil and gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons. Numerous regulatory authorities, and federal, state and local governments issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and, consequently, affects its profitability. The Company believes it is in compliance with all federal, state and local laws, regulations and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

         SEISMIC PERMITS

         Current law in Louisiana requires permits from owners of at least an undivided 80% interest in each tract over which the Company intends to conduct seismic surveys. As a result, the Company may not be able to conduct seismic surveys covering its entire area of interest in that state. Moreover, 3-D seismic surveys typically are conducted from various locations both inside and outside the area of interest to obtain the most detailed data of the geological features within the area. To the extent that the Company is unable to obtain permits to access locations to conduct the seismic surveys, the data obtained may not be as detailed as might otherwise be available. In addition, a recent decision of a federal court in Louisiana casts doubt on traditional seismic permitting practices, which decision, in some instances, could lead to the surface owner claiming ownership of the data.

         EXPLORATION AND PRODUCTION

         The Company's operations are subject to various regulations at the federal, state and local levels. Such regulations include (i) requiring permits for the drilling of wells; (ii) maintaining bonding requirements to drill or operate wells; and (iii) regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations. The Company's operations also are subject to various conservation regulations. These include the regulation of the size of drilling and spacing units, the density of wells that may be drilled, and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill.

         NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION

         Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by the Company and the manner in which such production is marketed. The transportation and resale of natural gas in interstate commerce are regulated by the Federal Energy Regulatory Commission (the "FERC") pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978 (the "NGPA"). Sales of the Company's natural gas currently are made at market prices, subject to applicable contract provisions and are not subject to federal or state price control. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

         The FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and transportation of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, required interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires interstate pipelines to provide open-access transportation on a nondiscriminatory basis that is equal for all natural gas shippers. Order No. 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. The FERC has issued final orders in virtually all Order No. 636 pipeline restructuring proceedings. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636 and remanded certain issues for further explanation or clarification. Numerous petitions for review of the individual pipeline restructuring orders are currently pending in that court. The issues remanded for further action do not appear to materially affect the Company. Proceedings on the remanded issues are currently ongoing before the FERC following its issuance of Order No. 636-C in February 1997. Although it is difficult to predict when all appeals of pipeline restructuring orders will be completed or their impact on the Company, the Company does not believe that it will be affected by the restructuring rule and orders any differently than other natural gas producers and marketers with which it competes.

         Although Order No. 636 does not regulate natural gas production operations, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its natural gas marketing efforts. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances.

The Company does not believe, however, that it will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which it competes.

         The FERC has recently announced its intention to re-examine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market, the price that shippers can charge for their released capacity, and the use of negotiated and market-based rates and terms and conditions for interstate gas transmission. Several pipelines have obtained FERC authorization to charge negotiated rates as an alternative to traditional, cost-of-service rate making methodology. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In December 1997, the FERC requested comments on the financial outlook of the natural gas pipeline industry, including among other matters, whether the FERC's current rate making policies are suitable in the current industry environment. In April 1998, the FERC issued a new rule to further standardize pipeline transaction tariffs that, as the result of newly standardized provisions regarding firm intra day transportation nominations, could adversely affect the reliability of scheduled interruptible transportation service on some pipelines. While any resulting FERC action would affect the Company only indirectly, any new rules and policy statements may have the effect of enhancing competition in natural gas markets.

         Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC and state regulatory bodies. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the operations of the Company. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

         LOUISIANA LEGISLATION

         The Louisiana legislature passed Act 404 in 1993, which permits a party transferring an oil field site to establish a site-specific trust account for such oil field. If the site-specific trust account is established in accordance with the requirements of the statute, the party transferring the oil field site may not thereafter be held liable by the state for any site restoration costs or actions associated with the transferred oil field site. The parties to a transfer may elect not to establish a site-specific trust account. However, in the absence of such an account, the transferring party will continue to have liability for the costs of restoration of the site. If the parties to a transfer elect to establish a site-specific trust account pursuant to the statute, the Louisiana Department of Natural Resources (the "DNR") requires an oil field site restoration assessment to be made at the time of the transfer or within one year thereafter, to determine the site restoration requirements existing at the time of transfer. Based upon the site restoration assessment, the parties to the transfer must propose to the DNR a funding schedule for the site-specific trust account, providing for some contribution to the account at the time of transfer and at least quarterly payment thereafter. If the DNR approves the establishment and funding of the site-specific trust account, the purchaser will thereafter be the responsible party to the state, except that the failure of a transferring party to make a good faith disclosure of all oil field site conditions existing at the time of the transfer will render that party liable for the costs of restoration of such undisclosed conditions in excess of the balance of the site-specific trust fund.

         OIL SALES AND TRANSPORTATION RATES

         The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the amount the Company receives from the sale of these products. Rates for such transportation are generally subject to an indexing system under which rates may be increased as long as they do not exceed an index rate that is tied to inflation. Over time, this indexing system could have the effect of increasing the cost of transporting crude oil, liquids and condensate by pipeline. Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market.

         ENVIRONMENTAL MATTERS

         The Company's oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the Environmental Protection Agency (the "EPA"), issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require some form of remedial action to prevent pollution from former operations, such as plugging abandoning wells, and impose substantial liabilities for pollution resulting from the Company's operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or cleanup requirements could adversely affect the Company's operations and financial position, as well as those of the oil and gas industry in general. While management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and the Company has not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.

         The primary environmental statutory and regulatory programs that affect the Company's operations include the following:

         The Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA") also known as "Superfund", imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include (i) the current owner and operator of a facility from which hazardous substances are released, (ii) owners and operators of the facility at the time the disposal of hazardous substances took place, (iii) generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances and (iv) transporters of hazardous substances to disposal or treatment facilities selected by them.

         Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA, and thus such wastes may become subject to liability and regulation under CERCLA. Regulatory programs aimed at remediation of environmental releases could have a similar impact on the Company.

         The Federal Water Pollution Control Act of 1972 ("FWPCA") as amended, also known as the Clean Water Act (the "CWA"), imposes restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States (as defined in the CWA). The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These proscriptions also prohibit certain activities in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

         The Oil Pollution Act of 1990 (the "OPA") amends certain provisions of the CWA, and other statutes as they pertain to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters. Under the OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law impose strict, joint and several liability on facility owners for containment and clean-up cost and certain other damages, including natural resource damages, arising from a spill.

         The EPA is also authorized to seek preliminary and permanent injunctive relief and, in certain cases, criminal penalties and fines. State laws governing the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. If a discharge occurs at a well site at which the Company is conducting production operations, the Company may be exposed to claims that it is liable under the OPA, the CWA or similar state laws.

         The Resource Conservation and Recovery Act ("RCRA"), as amended, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, the Company does not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.

TITLE TO PROPERTIES

         Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion covering the drill site by local counsel, generally are made before commencement of drilling operations. With respect to acquisitions of producing properties, it is customary to review title opinions, review engineering reserve reports and conduct environmental and operational reviews before the closing of the purchase.

OPERATING HAZARDS AND INSURANCE

         The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

         The Company maintains an oil and gas lease operator insurance policy that insures the Company against certain sudden and accidental risks associated with drilling, completing and operating its wells. In addition, we require certain parties conducting operations for us to maintain general comprehensive liability policies with contractual coverage to support the contractors' obligations to indemnify and defend us in certain circumstances. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. The Company also carries comprehensive general liability policies and an umbrella policy. Although the Company believes that the amount of coverage it maintains is customary in the industry, it does not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. If the Company experiences significant claims or losses, the Company's insurance premiums could be increased, which may adversely affect the Company and its financial condition, or limit the ability of the Company to obtain coverage. Any difficulty in obtaining coverage may impair the Company's ability to engage in its business activities.

LEGAL PROCEEDINGS

         The Company is involved in routine litigation arising in the ordinary course of business. Management believes that the results of each proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

FACILITIES

         The Company maintains approximately 25,100 square feet of office space in Houston, Texas, which is leased at an annual rent of $396,187. The lease expires January 31, 2003. The Company believes it will be able to renew the lease on acceptable terms, and is currently offering up to half of the space for sublease.

EMPLOYEES

         The Company has 21 full-time employees in its Houston, Texas office as of May 31, 1999. Their functions include management, production, engineering, geology, geophysics, land, gas marketing, accounting, financial planning and administration. Certain operations of the Company's field activities are accomplished through independent contractors who are supervised by the Company. The Company believes its relations with its employees and contractors are good. No employees of the Company are represented by a union.


                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Company's directors and executive officers. Officers of the Company are elected by the board of directors and serve at the discretion of the board. All of the current directors serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified.



NAME                                 AGE      POSITION
---------------------------------------------------------------------------------------------------------

Prentis B. Tomlinson, Jr. (1)         56      Chairman of the Board and Chief Executive Officer
Robert S. Herlin (1)(2)               44      Director, Senior Vice President and Chief Financial Officer
Todd E. Grabois                       39      Vice President, Treasurer & Secretary
Robert L. Zorich (1)                  49      Director
Yale Fisher (2)                       53      Director
David P. Quint (3)                    48      Director
Gary Peterson (3)                     53      Director
Russell Cleveland (3)                 60      Director


--------------------------------

(1)      Member of the Executive Committee.

(2)       Member of the Audit Committee.

(3) New directors elected by the Board on June 2, 1999 to fill vacant seats. Elected to serve until next annual shareholders' meeting.

         PRENTIS B. TOMLINSON, JR. has been involved in the oil and gas industry for the past 30 years and has been involved with the Company as its President and Chief Executive Officer since its inception in October 1996. Mr. Tomlinson served as Chairman of Texstar North America, Inc. from 1984 to 1995, founded and served as Chairman of TGS Geophysical Company, Inc. from 1983 to 1993 and served as Chairman and President of Tomlinson Interests, Inc. from 1973 to 1983. Mr. Tomlinson commenced his career in the oil and gas industry as a geophysicist with Western Geophysical Inc. in 1969.

         ROBERT S. HERLIN has been Senior Vice President, Chief Financial Officer and Director of the Company since November 1997, when he joined the Company. Mr. Herlin has 17 years experience in finance, planning and corporate development in the oil and gas industry with several companies, including his own management consulting firm. Most recently, he was vice president of Enron Liquids Services, a subsidiary of Enron Corporation, and Manager of Planning and Investor Relations for Kelley Oil & Gas Corporation.

         TODD E. GRABOIS has been Vice President, Treasurer and Secretary of the Company since November 1997. Prior, thereto, Mr. Grabois served as Chief Financial Officer of the Company from September 1997 until November 1997 and Director of the Company from inception in October 1996 until November 1997. He has served in various other positions with the Company or its predecessors since 1984.

         ROBERT L. ZORICH has been a Director of the Company since November 1997. He is the Managing Director and co-founder of EnCap, a Houston-based venture capital and mezzanine fund for the energy industry. Before founding EnCap, Mr. Zorich was a senior officer in the energy group of Republic Bank. EnCap recently announced its sale to El Paso Field Services.

         YALE FISHER has been a Director of the Company since January 1997. He is, and has been, an independent investment banker based in California since July 1994. Before that he was head of trading at Bank of America in Los Angeles and San Francisco, California and New York, New York.

         DAVID P. QUINT was elected by the Board to serve as a director on June 2, 1999. Mr. Quint has been Managing Director of RP&C International, Inc., an international investment banking firm based in London and Zurich, for over five years.

         GARY PETERSON, was elected by the Board to serve as a director on June 2, 1999. Mr. Peterson has been Managing Director of EnCap, a
Houston-based venture capital and mezzanine fund for the energy industry for the past five years.

         RUSSELL CLEVELAND was elected by the Board to serve as a director on June 2, 1999. Mr. Cleveland is the principal founder and the majority shareholder of Renaissance Capital Group Inc. Renaissance Capital provides capital to emerging publicly owned companies. Mr. Cleveland currently serves as President of the Managing General Partner of Renaissance Capital Partners, Limited., President and Director of Renaissance Capital Growth & Income Fund III, Inc. (which is traded on NASDAQ), and a Director of Renaissance U.S. Growth and Income Trust PLC, which is traded on the London Stock Exchange. Mr. Cleveland also currently serves as a director of Danzer Corp. (formerly Global Environmental Corp.), Feminique, Inc. (formerly Biopharmaceutics, Inc.), Tutogen Medical, Inc., Bentley Pharmaceuticals, Inc., and Technology Research, Inc.

AGREEMENT RELATING TO ELECTIONS OF DIRECTORS

         Pursuant to an agreement dated December 16, 1998 (the "December 1998 Funding Agreement") between the Company, Mr. Tomlinson and EnCap, the Company agreed to make certain changes in its Bylaws restricting the number of directors to seven. The Agent now has the right to designate up to two directors to serve on the board of directors during a two year period. The Agent has exercised the board representation right described above.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation, including bonuses, paid by the Company during the years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and to those executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year other than the Chief Executive Officer of the Company (collectively the "Named Executive Officers").


                                                                                       Number of              All
                                     Year Ended             Annual Compensation        Securities            Other
                                    December 31,      -----------------------------    Underlying        Compensation
   Name and Principal Position          (1)                Salary           Bonus        Options              (2)
---------------------------------------------------------------------------------------------------------------------

Prentis B. Tomlinson, Jr. (6)            1998               $243,750            --             --             $3,400
  Chairman & Chief                       1997                150,000       210,000      1,621,000              4,750
  Executive Officer                      1996  (3)            25,000            --             --                 --

Ernest J. LaFlure (5)                    1998                200,000            --             --              2,500
  Former Director, President             1997  (4)            46,282       100,000        300,000                 --
  And Chief Operating Officer            1996                     --            --             --                 --

Robert S. Herlin (6)                     1998                165,000            --             --              5,250
  Director, Senior Vice                  1997  (4)            14,884       110,000        300,000                 --
  President and Chief                    1996                     --            --             --                 --
  Financial Officer

Todd E. Grabois (6)                      1998                105,000            --             --              4,865
  Vice President,                        1997                 85,000            --        140,000              4,750
  Treasurer and Secretary                1996                 69,462            --             --                 --


--------------------------------

(1) In 1997, the Company changed its fiscal year end from August 31 to December 31.

(2) Other compensation includes Company contributions made to each person's respective account under the Company's 401(k) plan.

(3) Total compensation to Mr. Tomlinson for the year ended December 31, 1996 was $150,000, including amounts paid before the inception of the Company.

(4) Salary for Messrs. LaFlure and Herlin represent amounts paid from date of hire to the end of the year.

(5) Mr. LaFlure resigned as President and Chief Operating Officer of the Company effective February 15, 1999; and as Director in April 1999.

(6) Effective February 1, 1999, the salaries of Messrs. Tomlinson, Herlin and Grabois were reduced to $184,248, $105,000 and $84,000, respectively. Effective May 17, 1999, the salary of Mr. Grabois was reinstated.

DIRECTOR COMPENSATION

         Certain non-employee directors are individually awarded stock options and receive cash compensation at the Board's discretion.

EMPLOYMENT AND TERMINATION AGREEMENTS

         The Company entered into a three-year employment agreement with Mr. LaFlure on September 30, 1997 pursuant to which Mr. LaFlure served as the Company's President and Chief Operating Officer.

         Under the employment agreement, Mr. LaFlure received a monthly salary of $16,666.67 and an initial bonus of $100,000. Mr. LaFlure was entitled to participate in all other employee compensation and welfare benefit plans and programs available to the Company's other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If the Company terminated the employment agreement other than for cause or for disability or death (as each such term is defined in the agreement) at any time before the expiration thereof, then the Company was obligated to pay Mr. LaFlure $1,500,000 minus (i) the amount of monthly salary for each month Mr. LaFlure was paid; (ii) all cash bonuses received by Mr. LaFlure before the termination; and (iii) the value of his stock options, such value being the difference between the option price and the value of the option shares as of the date of termination.

         The Company terminated Mr. LaFlure's employment without cause effective January 15, 1999 and requested Mr. LaFlure to resign all of his positions with the Company except his position as a director of the Company. Mr. LaFlure resigned as a director in April of 1999. Pursuant to a settlement agreement, Mr. LaFlure was entitled to receive $1,150,000 payable as follows:

-  Payments of $10,000 per month for 12 months commencing February 15, 1999;

-  Payment of $400,000 on January 15, 2000

-  Payment of $200,000 on July 15, 2000; and

- Payment of the balance due under his agreement, as adjusted, (as described in the immediately following paragraphs,) on January 15, 2001.

         In addition, Mr. LaFlure was granted new stock options in lieu of the previous options for 300,000 shares of Common Stock granted on December 18, 1997. The new stock option agreement dated February 15, 1999 is for 500,000 shares of Common Stock at an exercise price of Cdn.$0.53 per share. The remaining amounts due under the settlement agreement payable on January 15, 2001, shall be reduced by the difference between the option price under the new option agreement for 500,000 shares of Common Stock and the 500,000 option shares as of the date the payment of the balance of the agreed amounts. All cash payments payable to Mr. LaFlure shall be reduced by applicable federal, state of local withholding taxes. The Company also agreed that at its sole cost and expense to continue current health insurance coverage for Mr. LaFlure as required by applicable law until January 15, 2000.

         The Company entered into a two-year employment agreement with Mr. Herlin on November 15, 1997. Under the employment agreement, Mr. Herlin receives an initial monthly salary of $11,250 and an initial bonus of $110,000. Mr. Herlin is entitled to participate in all other employee compensation and welfare benefit plans and programs available to the Company's other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If the Company terminates the employment agreement other than for cause, disability or death at any time before the expiration thereof, then the Company must pay to Mr. Herlin the remaining amount of salary accrued or otherwise to be paid throughout the remainder of the term of the agreement; provided that the remaining amount may be no less than 12 months of Mr. Herlin's salary. If such termination is due to a change of control of the Company, the minimum remaining amount must be equal to 24 months of Mr. Herlin's salary.

         In the event of termination of Mr. Herlin for cause, such agreement terminates immediately and the Company's sole remaining obligation is to pay any amounts accrued thereunder through the date of termination.

         On December 16, 1998, the Company entered into an agreement with EnCap, the largest secured creditor of the Company, that should Mr. Tomlinson's employment be terminated, except for cause, following certain events, then EnCap will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, enter into a consulting agreement with a three year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson an overriding royalty interest in certain properties. These payments are obligations of the Company and EnCap has agreed to provide financing to fund such payment obligation.

OPTION REPRICING

         In February 19, 1999, the board re-priced stock options previously awarded to certain employees of the Company, including the Named Executive Officers, one director of the Company and one contract employee. Options were re-priced at CDN. $0.50, which was the previous 10-day average closing price of the Common Stock as reported on Canada Stockwatch. Such re-pricing of options held by the Named Executive Officers and the director is subject to shareholder and regulatory approval.

OPTION GRANTS

No options were granted to the Named Executive Officers in 1998.   See
"Management-Executive Compensation."

OPTION EXERCISE AND YEAR-END VALUES

     The following table provides information with respect to options to purchase Common Stock exercised by the Named Executive Officers during 1998 and with respect to the number and value of unexercised options held by the Named Executive Officers at December 31, 1998.


                                                                                                   Value of Unexercised
                                                          Number of Securities Underlying         In-The-Money Options at
                               Number of                       Unexercised Options at                December 31, 1998
                                 Shares       Value               December 31, 1998                         CDN$
                              Acquired on    Realized    --------------------------------------------------------------------
                                Exercise        CDN       Exercisable (1)    Unexercisable    Exercisable     Unexercisable
                              -----------------------------------------------------------------------------------------------

Prentis B. Tomlinson, Jr.          --           --                983,700        --               --              --
Ernest J. LaFlure (2)              --           --                300,000        --               --              --
Robert S. Herlin                   --           --                300,000        --               --              --
Todd Grabois                       --           --                140,000        --               --              --


---------------------------------

(1) All options held by employees of the Company as of February 19, 1999, including Named Executive Officers, were re-priced to Cdn$0.50, subject to shareholder approval.

(2) Subject to the terms of a settlement agreement of Mr. LaFlure's employment contract, his original options were replaced with 500,000 options with an exercise price of Cdn$0.53 and a term through January 15, 2001.


                            PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information, as at March 31, 1999, regarding the persons or companies known by the Company to own beneficially, directly or indirectly, or exercise control or direction over 5% or more of the issued Common Stock:


                                                                          Percentage of
                                                                           issued and
                                                                          Outstanding
                  Name                          Number of Shares           Common Stock
------------------------------------------  ---------------------       ---------------

Prentis B. Tomlinson, Jr.                              13,240,603  (1)           35.90%
Encap Investors                                         3,228,269  (2)            9.05%
Donald W. Busby                                         2,406,685  (3)            6.70%
Heather Tomlinson                                       2,350,000  (4)            6.53%


----------------------------------

(1)      Includes:

         (a) 1,193,000 shares in the name of Houston Trust, a trust of which Mr. Tomlinson is the trustee and exercises control or direction;

         (b) 850,000 shares in the name of Ruston Trust, a trust which Mr. Tomlinson is the trustee and exercises control or direction;

         (c) 5,525,000 shares in the name of Slattery Trust, a trust of which Mr. Tomlinson is the beneficiary;

         (d) 2,452,774 shares in the name of Texstar Holdings LLC, a private company controlled by Mr. Tomlinson;

         (e) 1,933,910 shares in the name of Calibre, controlled by Mr. Tomlinson; and

         (f)      983,700 shares issuable upon the exercise of stock options.

(2) Shares in the name of Lasco Energy Partners, L.P., an affiliate of EnCap.

(3) Held through Boone Petroleum Inc., a private corporation wholly owned by Mr. Busby.

(4) Includes 2,330,000 shares held in the name of Starbucks Trust, a trust which Mrs. Tomlinson, wife of the Chairman and CEO, is the beneficiary.

         As at March 31 1999, the directors, officers, promoters and other members of management of the Company, as a group, beneficially owned, directly or indirectly, 16,430,717 shares of Common Stock, representing 41.70% of the issued and outstanding shares of the Common Stock of the Company.

SECURITIES SUBJECT TO POOLING AGREEMENTS

         Pursuant to an agreement dated April 18, 1997, as amended on September 11, 1997 (the "Pooling Agreement"), between the Company, certain shareholders of the Company including Mr. Tomlinson and other senior management of the Company, and Montreal Trust, the Company's registrar and transfer agent, as well as the agent under the Pooling Agreement, a total of 10,342,497 shares of Common Stock were deposited on a pooled basis. In addition, a total of 2,000,000 shares of Common Stock to be issued on exercise of outstanding share purchase warrants were, once exercised, to be deposited and held by Montreal Trust pursuant to the terms and conditions of the Pooling Agreement. All Common Stock subject to the Pooling Agreement will be released over a period of three years ending April 18, 2000, subject to earlier release from the pool in certain circumstances. As of April 19, 1999, a total of 313,000 shares of Common Stock are held by Montreal Trust pursuant to the terms and conditions of the Pooling Agreement.

         Pursuant to an agreement dated September 15, 1997 (the "Escrow Agreement"), between the Company, certain shareholders of the Company, Mr. Tomlinson, Mr. Busby and Montreal Trust, a total of 13,505,780 shares of Common Stock were deposited with Montreal Trust to be held in escrow pursuant to the Escrow Agreement. All Common Stock subject to the Escrow agreement will be released in accordance with the policies of the Ontario Securities Commission. As of April 19, 1999, a total of 10, 804,624 shares of Common Stock are held in escrow by Montreal Trust pursuant to the Escrow Agreement.

         Pursuant to an option agreement between Boone Petroleum Inc., a corporation controlled by Mr. Busby, and Texstar Petroleum, L.L.C., a company controlled by Mr. Tomlinson, Boone Petroleum Inc. granted Texstar Petroleum, L.L.C. an option to purchase 1,200,000 shares of Common Stock from Boone Petroleum Inc. The option was exercised and 1,100,000 shares of the Company's Common Stock were transferred within escrow on September, 1998 to Texstar Petroleum, L.L.C. As of April 19, 1999, the remaining 100,000 shares of Common Stock have not been transferred within escrow.

         Pursuant to an unsigned agreement dated October 9, 1997 (the "Pledge Agreement"), between EnCap Energy, Montreal Trust, the Company, Texstar Holdings, L.L.C. and the Slattery Trust, Texstar Holdings, L.L.C. and the Slattery Trust granted to EnCap Energy a security interest in 535,521 shares of Common Stock owned by Texstar Holdings, L.L.C. and 5,525,000 shares of Common Stock owned by the Slattery Trust subject to the Escrow Agreement.

           INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

         The Company has entered into several agreements with entities that are owned or managed by certain of its directors, officers or other affiliates, or in which certain of its directors, officers or affiliates have an interest. The Company also has entered into agreements with certain of its former directors and officers. Although some of these transactions were approved by the Company's outside directors, there can be no assurance that these transactions were negotiated at arms-length or on terms that would have been negotiated with unaffiliated third parties. The related entities with which the Company has entered into transactions include:

         - EnCap Capital Fund III L.P., a partnership whose general partner is EnCap Investments, L.C., which is managed by Robert
                  L. Zorich, one of the Company's directors;

         - Slattery Trust, a private trust of which Mr. Tomlinson is the beneficiary;

         - Starbucks Trust, a private trust of which Heather Tomlinson, is the beneficiary;

         - Calibre Energy, LLC, a limited liability company owned by Slattery Trust, Starbucks Trust, Mr. Grabois and Mr. Novak, and which is managed by Heather Tomlinson;

         -        Lasco, an affiliate of EnCap;

         - Texstar Holdings, L.L.C., a private limited liability company owned by certain of the Company's shareholders;

         -        Stanford Energy, Inc., a company affiliated with Donald W.
                  Busby, the former chairman of the Company's board of directors; and

         - RP&C International of which David Quint is a director and shareholder.

RELATED PARTY TRANSACTIONS

         ENCAP CREDIT FACILITY

         In 1997, the Company entered into a $20.0 million credit agreement with EnCap consisting of an Original Note for $12.0 million and a Supplemental Note for $8.0 million. The Original Note bears interest at 10.0% per annum, and was due, with accrued interest, in December 1998. The Supplemental Note, which has been repaid in full, bore interest at 10.0% per annum until July 1, 1998 and at 18.0% per annum thereafter. Under the terms of the Supplemental Note, EnCap was issued warrants for the purchase of 1.5 million shares of common stock at an exercise price of $1.28 per share. The Original Note is secured by a first lien on the properties acquired and a second lien on certain other properties. The Original Note has been guaranteed by Mr. Tomlinson, Calibre and certain of Calibre's affiliates.

         Under the Original Note, the Company agreed to convey to EnCap a 25.0% net profit interest from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust, Texstar Holdings and certain of the Company's shareholders to enter into a Put/Call Agreement pursuant to which those shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of the Company's common stock. The Put/Call Agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the shareholders for $1.5 million or
3.5 million shares of the Company's common stock as of December 31, 1998 or March 31, 1999, respectively. The shareholders' rights and obligations under the Put/Call Agreement have been transferred to the Company.

         STANFORD ENERGY DEBENTURE

         In August 1997, Stanford Energy issued the Company an unsecured convertible debenture in the principal amount of Cdn.$200,000. The debenture bore interest at a rate of 8.0% per annum, payable quarterly. The debenture was repaid on August 6, 1997.

         ADVANCES TO CALIBRE EQUADOR

         In the Spring of 1997, the Company and Slattery Trust, Starbucks Trust, Mr. Grabois, Mr. Novak and James Alexander formed Calibre Ecuador, Inc. to develop certain oil and gas prospects in Ecuador. The Company owned 50% of the outstanding common stock of Calibre Ecuador and the other parties collectively owned the other 50%. The development of the prospects required enactment of certain enabling legislation that would permit non-Ecuador citizens to own oil and gas properties in Ecuador. Pending the enactment of such legislation, the Company advanced funds to Calibre Ecuador to generate the prospect, all rights to were contributed to Calibre Ecuador by the parties other than the Company. As of December 31, 1997 the Company had written off advances totaling $402,192 made to Calibre Ecuador. Calibre Ecuador had no means with which to repay the advances. The advances were non-interest bearing and due upon demand. Due to the write-off, the Company obtained rights to substantially all of Calibre Equador's common stock.

         In November, 1998, the Company entered into a Participation Agreement with Burlington Resources International Inc. to develop the gas fields in Ecuador. The Company and Burlington have participation interests of 25% and 75%, respectively. Burlington has indicated it might not renew the agreement and the action could have an impact on the Company's ability to maintain an interest in the region.
However, the Company would retain a 25% interest in any project related to the subject area pursued by Burlington for one year.

         CALIBRE TRANSACTIONS

         In December 1997, the Company advanced funds to Calibre Oil & Gas, Inc. Net advances to Calibre Oil & Gas, Inc. totaled $1,768,772 at December 31, 1997. The advances bore no interest and were due upon demand.

         On April 22, 1998, in a single transaction, the Company acquired all of the outstanding shares of Calibre Oil & Gas, Inc. from Calibre and certain oil and gas properties owned by the Slattery Trust, the Starbucks Trust, Todd Grabois, Robert Novak, Prentis B. Tomlinson, Jr., and Calibre Oil & Gas, Inc. The shares of Calibre Oil & Gas, Inc. were valued at $3,820,713 and were paid for through the issuance to Calibre of 1,927,426 shares of common stock of the Company valued at Cdn. $2.80 per share. The total purchase price for the oil and gas properties acquired from the other parties was $2,261,000, paid $261,000 in cash and $2,000,000 in promissory notes issued by Texstar Petroleum Inc. in differing amounts to each party. These notes were guaranteed by the Company, paid 10% annual interest and were to be repaid in two equal installments due on April 1, 1998 and September 1, 1998. The purchase price was to be adjusted by a credit for proceeds from production attributable to each property through January 31, 1998.

         In connection with the acquisition of the oil and gas properties and shares of Calibre Oil & Gas, Inc., $1.45 million of the advances to Calibre Oil & Gas, Inc. were reclassified as an assumption of payables and the remaining $318,772 was written off as a bad debt. Calibre Oil & Gas, Inc. was subsequently merged into the Company and ceased to exist on January 7, 1999.

         LASCO ACQUISITION

         In January 1998, and effective on December 1, 1997, the Company acquired proved reserves in Texas and Louisiana from Lasco for 2.57 million shares of Common Stock and 12.0 million shares of the Company's Series 1 preferred stock. In December 1998, the Company reconveyed a portion of those interests to Lasco in exchange for approximately 2.5 million shares of the Company's Series 1 preferred stock.

         STARBUCKS NOTE

         On January 1, 1998, the Company loaned Starbucks Trust $2.5 million pursuant to a promissory note due December 31, 1998 that bears interest at 9.0% per annum. Starbucks Trust is a grantor trust with the sole beneficiary and trustee being Heather Tomlinson, Prentis Tomlinson's spouse. Total advances and accrued interest under the note are $2.9 million as of March 31, 1999. Funds that the Company lent to Starbucks Trust were a portion of the proceeds the Company received from the Offering of the Notes that are being exchanged in the Offering. The loan was intended to (i) give the Company a greater return on investment than it was receiving at the time; (ii) acquire shares of the Company's common stock in the open market to support the public trading price; and (iii) acquire Common Stock that was reconveyed by Starbucks Trust to certain of the Company's lenders in an effort to deliver to those lenders freely tradeable Company common stock. The entire principal interest outstanding under the note remains due and payable and is carried on the Company's books as an account receivable; however, Starbucks Trust lost money on the securities transactions it made with the proceeds of the loan and currently is unable to repay the loan.

         Starbucks has claimed and requested credits, for expenses incurred on behalf of the Company, against the amounts owed under the note of Cdn. $740,240. Separately, and pursuant to the terms of the Starbucks Trust Acquisition Agreement, the Company owes the Starbucks Trust $1,283,462 inclusive of accrued interest as of December 31, 1998. Pursuant to the Calibre Acquisition Agreement, as of December 31, 1998, the Company further owes the Starbucks Trust $213,918 and Prentis Tomlinson $1,588,489 inclusive of accrued interest. On December 28, 1998, as part of the Shell transaction, the above parties and Texstar Holdings, LLC and Security Oil, LLC signed a standstill agreement wherein all parties mutually deferred payments and further agreed not to pursue collection of any amounts until the Termination Date of the Shell transaction and to toll the applicable statutes of limitations related to claims arising from any such amounts until the earlier of the Termination Date or December 31, 2003.

         STARBUCKS ACQUISITION

         In July 1998, the Company entered into the Starbucks Acquisition pursuant to which the Company acquired certain proved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of Common Stock. The purchase is subject to approval by the Vancouver Stock Exchange and is subject to certain post-closing adjustments relating to purchase value. The purchase value is guaranteed and secured by 2.1 million shares of Common Stock owned by the Starbucks Trust.

         OTHER RELATED PARTY TRANSACTIONS

         The Company had an agreement with DWB Management Ltd. to provide management, professional and office services. DWB Management is a private company owned by Donald W. Busby, the Company's former chairman of the board. During the four months ended December 31, 1997, the Company paid DWB Cdn.$8,000. Under the agreement, the Company paid DWB for services rendered a fee of Cdn.$8,000 per month. The agreement with DWB Management was terminated in September 1997.

         The Company entered into an agreement with Chase Management Ltd. to provide management, professional and office services to the Company, including daily accounting services as required, and general legal assistance for routine Canadian securities filings. Chase Management is a private company owned by Nick DeMare, a former officer and director of the Company. The agreement was for one year commencing on the first day of October 1997 through the last day of September 1998. Thereafter, the agreement continues in effect from year to year unless terminated by either party upon 60 days' written notice. During the last fiscal year the Company paid Chase Management Cdn.$60,000 and for the remaining term of the agreement, the Company will pay Chase Management Cdn.$5,000 per month for services rendered.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Certificate of Incorporation provides for authorized capital stock of 400,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.01 per share and 100,000,000 shares of Preferred Stock, par value $1.00 per share. The following summary description of the capital stock is qualified in its entirety by reference to the Certificate of Incorporation and the attached Certificate of Designation. As of May 31, 1999, 33,727,724 shares of Common Stock and 9,488,140 Class A, Series I Preferred Shares (non-convertible 10% dividend) were issued and outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by our board of directors out of funds legally available therefor. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

         The board of directors has the authority to cause the Company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the common stock.

         SERIES I PREFERRED STOCK

         On March 6, 1998, the Company's board of directors authorized the issuance of 12,000,000 shares of Series I preferred stock. Set forth below is a summary of the terms of the Series I preferred stock.

                  DIVIDENDS. The shares of Series I preferred stock are entitled to dividends at the Designated Rate (as defined below), to be paid in cash quarterly on March 31, June 30, September 30, and December 31 of each year and are cumulative whether or not declared or whether or not there are funds legally available to pay the dividend on the aggregate price paid or deemed to be paid (the "Purchase Price") for the shares. Such dividends will be prior and in preference to any declaration or payment of any dividends paid on Junior Stock. The Designated Rate is 10% per annum, but upon the occurrence or continuance of a Voting Event (as defined below), the rate shall be 14% per annum. For the first eight quarters dividends are due, the board of directors may elect to make payment in Common Stock.

                  LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up, voluntary or involuntary, the shares of Series I preferred stock are entitled to preference to the Junior Stock of a cash amount equal to the Purchase Price plus dividends accumulated but not paid (the "Liquidation Amount"). A consolidation or merger of the Company with or into any other entity, or a sale or transfer in a single transaction or a series of related transactions of all or substantially all of the Company's assets, shall be deemed to be a liquidation for purposes hereof.

                  OPTIONAL REDEMPTION. Upon five business days advance notice, the Company has the option to redeem any or all of the shares of Series I preferred stock at any time at a cash redemption price per share equal to the Liquidated Amount divided by the number of shares of Series I preferred stock originally issued.

                  MANDATORY REDEMPTION. If the Series I preferred stock has not been redeemed within five years of being issued, the Company is required to redeem the shares at a cash redemption price per share equal to the Liquidation Amount divided by the number of shares of Series I preferred stock originally issued. If a qualified public offering of at least $25 million has not been completed by January 23, 2001, the Series I preferred stock may be put back to the Company for cash redemption. The holder of the Series I preferred stock has agreed to waive this put redemption right contingent upon the completion of the Offering. Redemption of the Series II Preferred Stock will require either the redemption for cash of the Series I preferred stock or consent of the holders of the Series I preferred stock.

                  VOTING RIGHTS. The Series I preferred stock have no voting rights, except as set forth below. Upon the occurrence of a Voting Event, the Series I shareholders shall be, voting as a single class, entitled to elect (i) two directors at any time there are more than 1,200,000 Series I shares outstanding, or (ii) one director if there are 1,200,000 Series I shares or less. Any director so elected shall serve until all Voting Events have ceased to be continuing. Voting Events include: (i) the failure to pay at least two dividends on the Series I shares as they become due and payable; (ii) the failure to redeem the Series I shares when required for the put redemption, (iii) the failure to redeem the Series I preferred stock when required for the mandatory redemption, (iv) bankruptcy, insolvency, appointment of a receiver, liquidator or similar official, monetary judgments in excess of $500,000 not covered by insurance, or writs or warrants of attachment or similar process against all or a substantial part of our assets.

         SERIES II PREFERRED STOCK

         See "Summary - the Offering" and "Comparison of the Notes and Preferred Stock" for a summary of certain terms of the Preferred Stock. The Certificate of Designation is attached hereto as Appendix A.


PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

         The Company's Certificate of Incorporation authorizes the board of directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each such series having such voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the board. The Company's Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the board of directors, the chairman of the board of directors, the president or the holders of not less than 30% of the total voting power of all shares of its capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the board of directors and other stockholder business proposed to be transaction at stockholder meetings must be timely received by the Company in a proper written form which meets the prescribed content requirements.

         The above provisions may have the effect of deterring certain tender offers or hostile takeovers or may delay or prevent changes in control of our management.

LIMITATION OF DIRECTOR LIABILITY

         Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of its directors or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, the Company's directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional, misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

         To the maximum extent permitted by law, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors, and permit indemnification of the Company's officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents, for expenses incurred by them in connection with indemnifiable claims.

DELAWARE ANTI-TAKEOVER LAW

         Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years after the date on which the stockholder became an Interested Stockholder unless (i) before such date, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder, or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

         The provisions of Section 203, together with the ability of the Company's board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in the Company's control. The provisions also could discourage, impede or prevent a merger, tender offer or


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

proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Company's Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Company's Certificate of Incorporation nor Bylaws currently exclude the Company from the restrictions imposed by Section 203.

                              SUBSCRIPTION AND SALE

         Pursuant to the terms of the Agency Agreement, the Company will pay the Agent an advisory fee of $200,000 payable in Common Stock and will reimburse the Agent for all reasonable out-of-pocket expenses, including legal expenses. In addition, the Company will pay the Agent a fee payable in cash equal to 8% of the gross cash proceeds resulting from the sale of the Preferred Stock offered by the Company pursuant to the terms of this Offering and a fee payable in Common Stock equal to 4% of the nominal value of the Notes tendered in exchange for the Preferred Stock. Common Stock issued with respect to the 4% fee shall be offset against the shares issued to the Agent with respect to the $200,000 fee referenced above. The Company shall also pay the Agent a fee payable in Common Stock of $100,000 for advice on structuring and documentation and for ongoing financial services. All Common Stock issued with respect to the fees referenced in this paragraph will be valued at a per share price of Cdn. $0.35. The Company will indemnify the Agent against certain liabilities in connection with the offer and sale of the Preferred Stock. Pursuant to the terms of the Agency Agreement, the Company will issue to the Agent phantom common share purchase warrants with each warrant representing the right to receive a cash payment from the Company equal to the difference (i) between the closing Market Price of the Common Stock on the Stock Exchange Business Day prior to the date of exercise and (ii) the lower of Cdn.$0.35 or the Preferred Conversion Price as of April 1, 2000. The number of warrants issued shall be equal to the quotient of (a) the sum of 10% of the aggregate cash proceeds of the Offering plus 1% of the nominal value of Notes exchanged for Preferred Stock divided by (b) Cdn. $0.35. The warrants will have a term of two years. In addition to the foregoing, in exchange for the Agent agreeing to provide services as a European conversion agent, the Company shall pay the Agent an annual fee of $15,000 with the first payment due on the Closing Date and subsequent payments due on each anniversary thereof that Preferred Stock remains outstanding.

                              SELLING RESTRICTIONS

 UNITED STATES AND CANADIAN SELLING RESTRICTIONS

         The Preferred Stock and the Common Stock issuable on conversion of the Preferred Stock (and any other Common Stock issued in lieu of dividends or otherwise in connection with the Preferred Stock) have not been registered under the Securities Act and until registered under the Securities Act may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act or pursuant to a registration. Terms used in this paragraph have the meanings given to them in Regulation S under the Securities Act. The Company has undertaken to file a registration statement pursuant to the Securities Act with respect to the Preferred Stock and the Common Stock issuable on conversion of the Preferred Stock that is declared effective pursuant to the Securities Act within four months after the Closing Date.

         Each person or entity acquiring the Preferred Stock will be required to certify, and will be deemed to have represented and agreed, as follows:

1. it is not a "U.S. person", as defined in Regulation S under the Securities Act, and it is not acquiring the Preferred Stock or the Common Stock issuable upon exchange of the Preferred Stock (collectively, the "Securities"), for the account or benefit of any U.S. person;

2. the Securities have not been registered under the Securities Act, are being offered only in transactions not involving any public offering within the meaning of the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as permitted below;

3. prior to the end of the one year Distribution Compliance Period (as defined in Regulation S), the Securities may be resold, pledged or transferred only (i) to the Company, (ii) pursuant to offers and sales that occur outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the

         Securities Act or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of the United States;

4. after one year but within two years after the date of original issuance of the Securities or within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company, the Securities may be resold, pledged or transferred only (i) to the Company, (ii) pursuant to offers and sales that occur outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States;

5. hedging transactions are prohibited by Regulation S, unless permitted by the Securities Act;

6. it understands that the Certificate representing the Preferred Stock will bear the following legend:

         NEITHER THIS PREFERRED STOCK NOR THE COMMON STOCK OF THE ISSUER ISSUABLE ON CONVERSION OF THIS PREFERRED STOCK (THE "SHARES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS PREFERRED STOCK MAY NOT BE EXCHANGED FOR SHARES BY OR ON BEHALF OF ANY U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER HEREOF, BY PURCHASING THIS PREFERRED STOCK, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS PREFERRED STOCK AND THE SHARES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT AS FOLLOWS.

         PRIOR TO THE FIRST ANNIVERSARY OF THE ISSUANCE OF THIS PREFERRED STOCK, THIS PREFERRED STOCK OR THE SHARES MAY NOT BE SO TRANSFERRED OTHER THAN
         (1) TO THE ISSUER, (2) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S (RULES 901 THROUGH 905) UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

         AFTER THE FIRST ANNIVERSARY AND PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE OF THIS PREFERRED STOCK, THIS PREFERRED STOCK OR THE SHARES MAY NOT BE SO TRANSFERRED OTHER THAN (1) TO THE ISSUER, (2) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S
         (RULES 901 THROUGH 905) UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT, OR
         (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

         IF THE HOLDER OF THIS PREFERRED STOCK OR THE SHARES WAS AN AFFILIATE OF THE ISSUER AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF ANY SUCH TRANSFER, THE FOREGOING CONDITIONS MUST BE COMPLIED WITH REGARDLESS OF WHEN SUCH TRANSFER IS MADE.

         NO HEDGING TRANSACTIONS INVOLVING THIS PREFERRED STOCK OR THE SHARES MAY BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

         NEITHER THIS PREFERRED STOCK NOR THE SHARES HAVE BEEN QUALIFIED FOR DISTRIBUTION UNDER THE SECURITIES LEGISLATION OF BRITISH COLUMBIA OR ANY PROVINCE OF CANADA. THIS PREFERRED STOCK AND THE SHARES ISSUABLE ON CONVERSION OF THIS PREFERRED STOCK ARE SUBJECT TO A HOLD PERIOD WHICH EXPIRES AT 12:00 A.M. (MIDNIGHT) (VANCOUVER TIME) ON [ INSERT DATE WHICH IS 4 MONTHS FROM DATE OF ISSUANCE OF PREFERRED STOCK] AND MAY NOT BE TRADED IN

         BRITISH COLUMBIA UNTIL SUCH TIME EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE RULES AND REGULATION MADE THEREUNDER.

         and that the Common Stock will bear the following legend until the Common Stock has been registered as provided herein:

         THE COMMON STOCK (THE "SHARES") OF BENZ ENERGY INC. (THE "CORPORATION") REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS, OR THE RULES AND REGULATIONS THEREUNDER. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE CORPORATION THAT THE SHARES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED OTHER THAN (1) TO THE CORPORATION,
         (2) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S (RULES 901 THROUGH 905) UNDER THE SECURITIES ACT,
         (3) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF
         THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT, OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION
         STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH
         ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

         IF THE HOLDER OF THE SHARES WAS AN AFFILIATE OF THE CORPORATION AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF ANY SUCH TRANSFER, THE FOREGOING CONDITIONS MUST BE COMPLIED WITH REGARDLESS OF WHEN SUCH TRANSFER IS MADE.

         NO HEDGING TRANSACTIONS INVOLVING THE SHARES MAY BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

         THE SHARES ARE SUBJECT TO A HOLD PERIOD WHICH EXPIRES AT 12:00 A.M. (MIDNIGHT) (VANCOUVER TIME) ON [INSERT DATE WHICH IS 4 MONTHS FROM DATE OF ISSUANCE OF PREFERRED STOCK] AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL SUCH TIME EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND THE RULES AND REGULATION MADE THEREUNDER;

7. that the Preferred Stock to be acquired in connection with the Offering, including Preferred Stock acquired in exchange for the Notes tendered hereby, (i) is being acquired in the ordinary course of business of the owner of such Notes and (ii) is being acquired for its own account, not for the benefit of any other person;

8. it is not engaging and does not intend to engage in the distribution of the Preferred Stock and has no arrangement or understanding with any person to participate in the distribution of the Preferred Stock.

9. it (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

10. if the undersigned is in the United Kingdom, it is (i) a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business or has otherwise been offered the Securities in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, and (ii) with respect to any document received by it in connection with the issue of the Securities, is a kind of person described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise be issued or passed on;

11. it understands that prior to receiving any Common Stock upon its election to convert the Preferred Stock, it may be required to
         (i) certify that it is not a U.S. person, is located outside the United States, acquired the Preferred Stock outside the United States and is not a person acting on behalf of an affiliate of the Company, or (ii) provide the Company with an opinion of United States legal counsel, in form and substance satisfactory to the Company to the effect that the exchange of the Preferred Stock is exempt from registration under the Securities Act;

12. it understands that (i) the Preferred Stock may not be converted by, or on behalf of, a U.S. person, unless an opinion of counsel satisfactory to the Company is provided that such conversion is registered under the Securities Act or exempt from registration thereunder and (ii) the Preferred Stock may not be converted within the United States and the Common Stock issuable upon the conversion thereof may not be delivered within the United States, other than in an offering within the meaning of the definition of "offshore transaction" pursuant to Regulation S unless such exercise or exchange is registered under the Securities Act or exempt from registration thereunder;

13. it acknowledges that none of the Notes being purchased by the Company in exchange for the Preferred Stock have been purchased from persons who are residents of British Columbia, or any other province of Canada, or from any holder in British Columbia, or any other province of Canada and it is not a resident of British Columbia or any other Province of Canada and is not acquiring the Preferred
         Stock for the account or benefit of any resident of British Columbia or any other Province of Canada and it understands that prior to receiving any Common Stock upon its election to exchange the Preferred Stock, it may be required to certify that it is not a resident of British Canada or any other Province of Canada;

14. it understands that the Company, the Agent and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations and agreements deemed to have been made by it by its purchase of the Securities are no longer accurate, it shall promptly notify the Company and the Agent. If it is acquiring the Securities as a fiduciary or agent for one or more investor accounts, it represents that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of such account;

15. it acknowledges that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Preferred Stock;

16. it acknowledges that there is no government or other insurance covering the Preferred Stock;

17. it acknowledges that there are risks associated with the purchase of the Preferred Stock;

18. it acknowledges that the Company has advised the purchaser that the Company is relying on an exemption from the requirements to provide the purchaser with a prospectus and to sell securities through a person registered to sell securities under the B.C. Act and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the B.C. Act, including statutory rights of rescission or damages, will not be available to the purchaser;

19. it acknowledges that there are restrictions on the Purchaser's ability to resell the Preferred Stock and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the Preferred Stock; and

20. it will, if requested by the Company, deliver to the Company a certificate which will confirm the matters referred to in paragraphs 11 to 19 above to the satisfaction of the Company, acting reasonably.

         The Company may, in its discretion, revise the selling restrictions on the Preferred Stock and/or the Common Stock if the Commission should, subsequent to the date of this Offering Circular, give advice or interpretations respecting such restrictions imposed by Regulation S or should the Commission amend Regulation S respecting such restrictions. If the Issuer so revises the selling restrictions, it will give notice to the holders and will give notice of the same to the Exchange Agent.

         In addition, until one year after the Closing Date, an offer or sale of Preferred Stock within the United States by any dealer that is not participating in the offering may violate the registration requirements of the Securities Act.

DEFINITION OF U.S. PERSON UNDER REGULATION S

1.       U.S. Person.

         (a)      "U.S. person" means:

                  (i)      Any natural person resident in the United States;

                  (ii) Any partnership or corporation organized or incorporated under the laws of the United States;

                  (iii) Any estate of which any executor or administrator is a U.S. person;

                  (iv)     Any trust of which any trustee is a U.S. person;

                  (v) Any agency or branch of a foreign entity located in the United States;

                  (vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

                  (vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

                  (viii) Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of the Securities Act) who are not natural persons, estates or trusts.

         (b)      The following are not  "U.S. persons":

                  (i) Any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;

                  (ii) Any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if:

                           (A) An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

                           (B) The estate is governed by foreign law;

                  (iii) Any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person;

                  (iv) An employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

                  (v) Any agency or branch of a U.S. person located outside the United States if:

                           (A) The agency or branch operates for valid business reasons; and

                           (B) The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and

                  (vi) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

2. United States. "United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

UNITED KINGDOM SELLING RESTRICTIONS

         No prospectus has been or will be registered in the United Kingdom in respect of the Preferred Stock and, accordingly, the Preferred Stock may not be distributed nor may any of the Preferred Stock be offered, in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995. The Agent has agreed (a) to comply with all applicable provisions of the Public Offers of Securities Regulations 1995 in connection with anything done by it in relation to the sale of the Securities in, from or otherwise involving the United Kingdom, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is a kind of person described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

CANADIAN SELLING RESTRICTIONS

         The Preferred Stock is not being offering in Canada. Preferred Stock (and the Common Stock issued as dividends thereon or on exchange or on exercise thereof) are being offered and issued to persons who are not resident in Canada, in reliance upon certain exceptions from the prospectus and registration requirements of applicable Canadian securities legislation. The foregoing securities cannot be offered or resold in Canada unless (a) the resale is qualified by a prospectus, a receipt for which has been issued by the applicable securities commission in Canada; (b) pursuant to available statutory exemptions for resale; or (c) pursuant to a discretionary order, and in compliance with application registration requirements.

ADDITIONAL RESTRICTIONS

         No action has been or will be taken that would permit a public offering of the Preferred Stock or the possession or distribution of this Offering Circular or any other offering material relating to the Preferred Stock in any jurisdiction where action for that purpose is required. Accordingly, the Preferred Stock may not be offered or sold, directly or indirectly, and neither this Offering Circular nor any circular, prospectus, form of application, advertisement or other offering material relating to the Preferred Stock may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

         The distribution of the Offering Circular and the Offering of the Preferred Stock in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular may come are required by the Company to inform themselves about and to observe any such restrictions. This Offering Circular does not relate to any securities other than the Preferred Stock and the Common Stock acquired as dividends thereon or upon exchange of the Preferred Stock, and does not constitute an offer to sell or a solicitation of an offer to buy any of the Preferred Stock or Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

    Acquisition of the Securities may result in tax or other legal consequences not discussed herein. Prospective purchasers are not to construe this Offering Circular or any prior or subsequent communication from the Company or the Agent or any of their respective directors, officers, agents or employees as legal or investment or tax advice. Each prospective purchaser should consult with and rely on such purchaser's own professional advisers, including legal counsel and tax advisers, as to the consequences of any investment in the Preferred Stock and the Common Stock acquired as dividends thereon or upon exchange of the Preferred Stock.

         The Preferred Stock is being offered when, as and if issued, and subject to prior sale or withdrawal, cancellation or modification of the offer without notice, and subject to the satisfaction of certain legal matters by counsel and certain other conditions.

                              TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         GENERAL

         The following are the material United States federal income tax consequences of an exchange (the "Exchange") of Preferred Stock for Notes pursuant to the Offering to the Company and to U.S. Holders and Non-U.S. Holders (as such terms are defined below) and the material United States federal income and estate tax consequences to Non-U.S. Holders of holding and disposing of the Notes or Preferred Stock. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations ("Regulations") promulgated thereunder, Internal Revenue Services ("IRS") rules and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof. This discussion is based on current law, which is subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No advance ruling from the IRS with respect to the matters discussed herein has been requested. THIS DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES REPRESENTS COUNSEL'S BEST LEGAL JUDGEMENT AND IS NOT BINDING ON THE IRS OR ANY COURT AND NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL NOT CHALLENGE PART OR ALL OF THE CONCLUSIONS REACHED HEREIN OR THAT A CHALLENGE WOULD NOT BE SUCCESSFUL. FURTHERMORE, THIS DISCUSSION RELIES UPON AND IS PREMISED UPON THE ACCURACY OF STATEMENTS AND REPRESENTATIONS OF THE COMPANY.

         This discussion does not address tax considerations applicable to U.S. Holders (as defined below) who actually or constructively own 10% or more (by vote or value) of the stock of the Company. Furthermore, this discussion does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address the federal income tax consequences to holders of stock options or to shareholders who acquired their stock of the Company through the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not address any tax consequences under state, local or foreign law.

         For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the stock or notes of the Company that is for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof; or (iii) an estate or trust described in Section 7701(a)(3) of the Code. The term "Non-U.S. Holder" means a beneficial owner of the stock or notes of the Company that is not a U.S. Holder. Furthermore, the following discussion of the United States federal income tax consequences is limited to (a) U.S. Holders and Non-U.S. Holders who hold notes and/or shares of stock and/or will hold notes and/or shares of stock as "capital assets" within the meaning of Section 1221 of the Code; (b) U.S. Holders whose ownership, receipt or disposition of stock and/or notes is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party; (c) Non-U.S. Holders whose ownership, receipt or disposition of stock and/or notes is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States;
(d) Non-U.S. Holders who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) five percent or more (by vote or value) of the stock of the Company;
(e) U.S. Holders who are not residents of a country other than the United
States for purposes of an income tax treaty to which the United States is a party; and (f) Non-U.S. Holders who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party. U.S. Holders and Non-U.S. Holders who do not meet one or more of the foregoing criteria are urged to consult their tax advisors regarding their particular United States federal income tax consequences.


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THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE.
ACCORDINGLY, EACH HOLDER OF STOCK, INCLUDING PREFERRED STOCK, OR NOTES IS ADVISED TO CONSULT HIS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE AND OF HOLDING AND DISPOSING OF NOTES OR STOCK OF THE COMPANY INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.


UNITED STATES INCOME TAX CONSEQUENCES OF THE EXCHANGE

         EXCHANGE OF THE NOTES FOR PREFERRED STOCK - COMPANY

         The transfer of Preferred Stock to the holders of Notes in the Exchange should constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. The Exchange will give rise to discharge of indebtedness income to the Company to the extent the issue price of the Notes exceeds the fair market value of the Preferred Stock. Based on the Company's representations that the issue price of the Notes will not exceed the fair market value of the Preferred Stock, the Company should not recognize income from discharge of indebtedness, or otherwise, in the Exchange.

         EXCHANGE OF THE NOTES FOR PREFERRED STOCK - U.S. HOLDERS

         Based on the foregoing conclusion that the Exchange will qualify as a reorganization, a U.S. Holder should not recognize gain or loss upon the exchange of Notes or Notes and cash for Preferred Stock. The U.S. Holder's tax basis in shares of Preferred Stock received in the exchange should be the same as the U.S. Holder's tax basis of the Notes exchanged therefor (increased by the amount of any cash exchanged and reduced by the portion of such tax basis allocable to any fractional Preferred Stock interest for which the U.S. Holder receives a cash payment from the Company). In addition, the holding period of the Preferred Stock received in the Exchange should include the holding period of the Notes exchanged therefor (to the extent that Notes, and not cash, were exchanged). A U.S. Holder generally should recognize gain (or loss) upon the Exchange to the extent that any cash paid in lieu of a fractional share of Preferred Stock exceeds (or is less than) such holder's tax basis allocable to such fractional share. In addition, because the Exchange is not substantially the same as the receipt of a stock dividend, the Preferred Stock should not be "section 306 stock."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF OWNING AND DISPOSING OF PREFERRED STOCK OR NOTES

         CASH DIVIDENDS PAID ON PREFERRED STOCK

         Cash dividends paid on the Preferred Stock will be taxable to a U.S. Holder as ordinary income, to the extent paid out of the Company's current or accumulated earnings and profits. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally should be eligible for the seventy percent (70%) dividends-received deduction.

         IN-KIND DIVIDENDS PAID ON PREFERRED STOCK

         In-kind dividends paid on the Preferred Stock in Common Stock will be taxable to a U.S. Holder as ordinary income. The U.S. Holder's basis in the Common Stock received will be the value of the shares distributed and the holding period for such shares will commence on the day ownership of the Common Stock is acquired by the U.S. Holder. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally should be eligible for the seventy percent (70%) dividends-received deduction.

         SALE OF PREFERRED STOCK

         In general, a U.S. Holder of Preferred Stock who sells or otherwise disposes of such stock in a taxable transaction will recognize long-term capital gain or loss on the difference between the cash and the fair market value of any property received from that sale and the U.S. Holder's tax basis in such Preferred Stock deemed held for more than twelve (12) months as of the date of sale or disposition.


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

         CONVERSION OF PREFERRED STOCK TO COMMON STOCK

         A U.S. Holder should not recognize gain or loss upon the conversion of Preferred Stock for Common Stock. The U.S. Holder's tax basis in shares of Common Stock received in any such conversion should be the same as the U.S. Holder's tax basis of the Preferred Stock exchanged therefor (reduced by the portion of such tax basis allocable to any fractional Common Stock interest for which the U.S. Holder receives a cash payment from the Company). In addition, the holding period of the Common Stock received in the exchange should include the holding period of the Preferred Stock that was exchanged therefor. A U.S. Holder generally should recognize gain (or loss) upon the exchange to the extent that any cash paid in lieu of a fractional share of Common Stock exceeds (or is less than) its tax basis allocable to such fractional share.

         ADJUSTMENTS TO CONVERSION PRICE

         Pursuant to Treasury Regulations promulgated under Section 305 of the Code, a U.S. Holder of Preferred Stock should be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Preferred Stock if (i) as a result of such adjustment, the proportionate interest of such U.S. Holder in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion price would not be considered made pursuant to such formula if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock into which the Preferred Stock is convertible. Thus, under certain circumstances, a decrease in the conversion price of the Preferred Stock may be taxable to a U.S. Holder of Preferred Stock as a dividend to the extent of the current or accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Preferred Stock to reflect distributions of stock dividends with respect to the Common Stock may result in a taxable dividend to the U.S. Holders of the Common Stock.

         TAXATION OF INTEREST ON NOTES

         In general, interest paid on the Notes will be taxable to a U.S. Holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

         ORIGINAL ISSUE DISCOUNT ON THE NOTES

         The Notes may be initially issued with original issue discount for United States federal income tax purposes. The amount of original issue discount with respect to each Note will be equal to the excess of the "stated redemption price at maturity" of such Note over its "issue price." For these purposes, the "issue price" of a Note is the initial offering price at which the first Note is sold. The "stated redemption price at maturity" of each Note will include all cash payments (other than stated interest to the extent that it is unconditionally payable at least annually at a single fixed rate ("qualified stated interest")) required to be made thereunder until maturity. The amount of original issue discount with respect to a debt instrument is considered to be zero if such discount is less than one-fourth of one percent of its stated redemption price at maturity (as defined above) multiplied by the number of complete years from the issue date to the maturity date of the debt instrument ("de minimis" original issue discount).

         TAXATION OF ORIGINAL ISSUE DISCOUNT ON NOTES

         If there is more than de minimis original issue discount, each holder of a Note will be required to include in gross income (as ordinary interest income) an amount equal to the sum of the "daily portions" of the original issue discount on the Notes for each day such holder holds a Note. The daily portions of original issue discount required to be included in a holder's gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the holder holds the Notes a pro rata portion of the original issue discount thereon which is attributable to the "accrual period." Thus, such original issue discount may be included in income prior to the receipt of any cash.

         The amount of the original issue discount attributable to each accrual period will be the product of the "adjusted issue price" of the Notes at the beginning of such accrual period and the "yield to maturity" of the Notes, less the amount of any qualified stated interest allocable to the accrual period. Appropriate adjustments will be made in computing the amount of original issue discount attributable to the initial accrual period. The adjusted issue price of the Notes at the beginning of the first accrual period is the issue price. Thereafter the adjusted issue price of


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a Note is the issue price of the Note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less payments (other than payments of qualified stated interest) on the Note. The yield to maturity of a Note will be the discount rate that, when used to compute the present value (on a semi-annual compounded basis) of all principal and interest payments to be made under a Note, produces a present value equal to the issue price of the Note.

         The "accrual periods" of a Note (other than the initial accrual period) are each of the six-month periods during the term of the Notes that end on March 31 and September 30 of each year.

         BOND PREMIUM ON NOTES

         If a holder acquires a Note at a premium (as defined below), either at original issuance or subsequently, the holder may elect to amortize such premium under recently issued Treasury Regulations. If the election is made, the holder of a Note generally offsets bond premium allocable to an accrual period against qualified stated interest income allocable to such accrual period.

         Amortizable bond premium in excess of qualified stated interest for an accrual period is allowed as a bond premium deduction. However, the amount allowable as a bond premium deduction for any accrual period is limited to the amount by which the holder's aggregate interest inclusions on the Note for prior accrual periods exceeds the aggregate bond premium deductions in such prior accrual periods. Any excess deduction is carried forward as bond premium in successive accrual periods.

         The amortizable bond premium on a Note will generally be equal to the amount, if any, by which the sum of all amounts payable on a Note (other than qualified stated interest) exceeds the holder's initial tax basis in such Note. Under the Regulations, amortizable bond premium deduction will be treated as accruing in each accrual period under a constant yield method over the term of such Note. However, in certain circumstances, such as a call or prepayment of a Note, the offset or deduction for unamortized bond premium may be accelerated.

         The "accrual periods" of a Note are each of the six-month periods during the term of the Notes that end on March 31 and September 30 of each year.

         For the above consequences to apply, the holder must make an election in the manner prescribed in Regulations Section 1.171-4. Such election applies not only to the Notes, but to all bonds held by the holder during or after the taxable year to which the election applies, including all bonds thereafter acquired. The election is binding for all subsequent taxable years may only be revoked with the consent of the Commissioner of the Internal Revenue Service.

         MARKET DISCOUNT

         The resale of a Note, or Preferred Stock exchanged for Notes with "market discount," to a U.S. Holder may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the holder's tax basis in the Note. Subject to a de minimis exception, these provisions generally require a U.S. Holder of a Note acquired at a market discount to treat as ordinary income any principal payment on, or any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election of the holder, under a constant yield method. If a Note exchanged for Preferred Stock has "market discount," such discount will carry over to the Preferred Stock and be taxed as interest income when the Preferred stock is disposed of.

         In addition, any U.S. Holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. The foregoing rule will not apply if the holder elects to include accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


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

         SALE, EXCHANGE OR REDEMPTION OF NOTES

         In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of a Note measured by the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's tax basis in the Note. A holder's tax basis in a Note generally will equal the cost of the Note to the holder increased by the amount of market discount or original issue discount, if any, previously taken into income by the holder, or decreased by any bond premium offset or deduction theretofore allowable to the holder with respect to the Note. Subject to the market discount rules discussed above, the gain or loss on the disposition of the Notes will be capital gain or loss and will be long-term gain or loss if the Notes have been held for more than one year at the time of such disposition.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         A U.S. Holder of a Note or Preferred Stock may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply at a rate of thirty-one percent (31%) with respect to interest or dividends on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, such Note or Preferred Stock, as the case may be, unless (i) such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable backup withholding rules.

UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OWNING AND DISPOSING OF PREFERRED STOCK OR NOTES

         DIVIDENDS PAID IN CASH OR COMMON STOCK ON PREFERRED STOCK

         In general, dividends paid to a Non-U.S. Holder with respect to Preferred Stock, including dividends that are paid in Common Stock, will be subject to United States withholding tax at a rate of 30 percent (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with a United States trade or business or attributable to a United States permanent establishment generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Under the income tax treaty between the United States and Canada, the withholding tax rate on dividends paid to most shareholders who are resident in Canada will be 15%. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Regulations issued on October 7, 1997 (the "Final Regulations") generally effective for payments made after December 31, 1999, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are fiscally transparent entities, the owner or owners of such entities) will be required to provide to the payor certain documentation that such Non-U.S. Holder (or the owner or owners of such fiscally transparent entities) is a foreign person in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. With respect to dividends paid in Common Stock, the Non-U.S. Holders' tax basis in such shares will be the value of the shares for purposes of the dividend and the holding period will commence on the day ownership of the Common Stock is acquired by the holder.

         SALE OF PREFERRED STOCK

         In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Preferred Stock unless (i) such gain either is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if certain income tax treaties apply, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and in either case, the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); (ii) the Non-U.S. Holder is an individual who holds shares of Preferred Stock as a capital asset and is


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

present in the United States for at least 183 days during the taxable year of the disposition, and certain other tests are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes, as such term is defined by Section 897(c) of the Code, and the Non-U.S. Holder owned directly or pursuant to certain attribution rules at any time during the five-year period ending on the date of disposition more than 5% of the Company's Common Stock (assuming that the Common Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code and Regulations Sections 1.897-1(m) and 1.897-9T(d)). Because the Company believes it has been, and that the Company will be, a United States real property holding corporation and because the Preferred Stock is convertible into Common Stock and may pay dividends in Common Stock, certain provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") discussed below may be relevant to Non-U.S. Holders.

         FIRPTA

         Although capital gains of Non-U.S. Holders from the sale of stock are generally not subject to U.S. income tax, gains from the sale of a United States real property holding corporation ("USRPHC") are taxable to such persons, subject to certain exceptions. The Company is almost certainly a USRPHC since the value of its indirectly held U.S. mineral holdings equals or exceeds 50% of the value of its assets used in a trade or business and its real property interests. Buyers of USRPHC securities are obligated to obtain certain certifications from sellers, or withhold tax from the sales proceeds. However, gain on the sale of securities of a USRPHC that are regularly traded on an established securities market are not subject to the FIRPTA tax, unless the seller has held more than 5% of such class of stock during the five years preceding the sale. Thus, the FIRPTA rules are a concern only for the larger Non-U.S. Holders. Non-U.S. Holders should also be aware that by conversion of Preferred Stock to Common Stock or by receipt of Common Stock paid as a dividend on Preferred Stock, or the combined effect of conversions and dividends, such holders may become holders of more than 5% of the Company's Common Stock and thus become subject to the FIRPTA rules.

         CONVERSION OF PREFERRED STOCK TO COMMON STOCK

         A Non-U.S. Holder should not recognize gain or loss upon the conversion of the Preferred Stock into Common Stock except with respect to cash received in lieu of a fractional share. The Non-U.S. Holder's tax basis in Common Stock should be the same as the Non-U.S. Holder's tax basis of the Preferred Stock exchanged therefor (reduced by the portion of such tax basis allocable to any fractional interest for which the Non-U.S. Holder receives a cash payment from the Company). In addition, the holding period of the Common Stock received in the exchange should include the holding period of the Preferred Stock was exchanged therefor. A holder of Notes generally will recognize capital gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share. Non-U.S. Holders of Common Stock are subject to the same rules with respect to taxation of dividends and sales as described above in the case of holders of Preferred Stock.

         ADJUSTMENTS TO CONVERSION PRICE

         Pursuant to Regulations promulgated under Section 305 of the Code, a Non-U.S. Holder of Preferred Stock should be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Preferred Stock if (i) as a result of such adjustment, the proportionate interest of such Non-U.S. Holder in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion price would not be considered made pursuant to such formula if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock into which the Preferred Stock is convertible. Thus, under certain circumstances, a decrease in the conversion price of the Preferred Stock may be taxable to a Non-U.S. Holder of Preferred Stock as a dividend to the extent of the current or accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Preferred Stock to reflect distributions of stock dividends with respect to the Common Stock may result in a taxable dividend to the Non-U.S. Holders of the Common Stock.

         INTEREST ON NOTES

         Interest that is paid to a Non-U.S. Holder on a Note that is not United States trade or business income will not be subject to United States tax if the interest qualifies as "portfolio interest."


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

         Generally, interest on Notes in bearer form that is paid by the Company will qualify as portfolio interest if (i) arrangements were made to ensure that the Notes would be sold (or resold in connection with the original issue of the Notes) only to persons that are not U.S. persons; (ii) interest on the Notes is payable only outside the United States and its possessions; and (iii) the face of the Notes bears a prescribed legend to the effect that any U.S. persons holding the Notes will be subject to certain United States tax laws.

         The Company has represented that (i) the Notes were sold only to persons who were not U.S. persons, (ii) interest on the Notes is payable only outside the United States and its possessions, and (iii) there will be affixed to the Notes the following statement: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in section 165(j) and 1287(a) of the Internal Revenue Code." Based on these representations, interest paid on the Notes issued in bearer form should qualify for the "portfolio interest" exception. If a Non-U.S. Holder of Notes owns ten percent or more of the total combined voting power of all classes of the Company entitled to vote, such Non-U.S. Holder will not qualify for the portfolio interest exception. Ownership of stock may occur indirectly, by attribution of ownership of shares held by other persons and Non-U.S. Holders of Notes should consult their tax advisors in this regard.

         Generally, interest on notes in registered form will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through actual or constructive stock ownership; (iii) the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) the Company, or its paying agent, receives a properly executed certification as set forth in Section 871(h) and 881(c) of the Code and the regulations thereunder, signed under penalties of perjury that the beneficial owner is not a "U.S. person" for United States federal income tax purposes and which provides the beneficial owner's name and address.

         Payments of interest, including original issue discount, to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed above and which are not effectively connected with a United States trade or business will be subject to withholding of United States federal income tax at a rate of 30% unless a United States income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate or an exemption from withholding because the interest is effectively connected with a United States trade or business, the Non-U.S. Holder must provide a properly executed Form 1001 (or successor form) or Form 4224 (or successor form), respectively.

         SALE, EXCHANGE OR REDEMPTION OF NOTES

         Any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of Notes, generally will not be subject to United States federal income tax provided that (i) such gain is not effectively connected with a United States trade or business; (ii) the Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; and (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

ESTATE TAX

         Preferred Stock or Common Stock owned (or treated as owned) by an individual who, at the time of death, is neither a citizen or a domiciliary of the United States will be includable in his gross estate for United States federal estate tax purposes and thus may be subject to United States estate tax, unless an applicable estate tax treaty provides otherwise. Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death (or theretofore transferred subject to certain retained rights or powers) will not be subject to United States federal estate tax provided that any interest thereon would be exempt as portfolio interest if such interest were received by the Non-U.S. Holder at the time of his death. Such individual's estate may be subject to United States federal estate tax on the property includable in the estate for United federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The Company must report annually to the Internal Revenue Service and to each shareholder the amount of cash proceeds paid as a result of the Exchange and dividends paid to, and the tax withheld with respect to, each


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shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which a Non-U.S. Holder resides or is established.

         Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "Dividends Paid in Cash or Common Stock on Preferred Stock") generally will not apply to dividends paid on Preferred Stock or Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Preferred Stock or Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

         Under the Current Regulations, the payment of proceeds from the disposition of Notes or Preferred Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Notes or Preferred Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Notes or Preferred Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder or the broker otherwise establishes an exemption, provided such broker does not have actual knowledge that the owner is a U.S. Holder.

         Under the Final Regulations, the payment of dividends, interest, or the payment of proceeds from the disposition of Notes or Preferred Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-U.S. Holder or otherwise establishes an exemption.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                    LEGAL OPINIONS OF COMPANY COUNSEL

         Certain matters pertaining to the issuance of the securities offered hereby will be passed upon for the Company by Montpellier McKeen Varabioff Talbot & Giuffre and Porter & Hedges, LLP.

                            ADDITIONAL INFORMATION

         The Company extends to each prospective purchaser the opportunity, prior to the consummation of the sale of the securities offered hereby, to ask questions of, and receive answers from, the Company concerning the Preferred Stock, its Common Stock and the terms and conditions of this Offering and to obtain any additional information he or she may consider necessary in making an informed investment decision and any information in order to verify the accuracy of the information set forth herein, to the extent the Company possesses the same or can acquire it without unreasonable effort or expense and can make such information available without divulging information deemed by the Company, in its absolute discretion, to be proprietary and confidential. All such requests shall be in writing, and an offeree shall not rely upon any such responses unless in writing from a duly authorized officer of the Company. Requests for such additional information can be directed to Benz Energy Inc., 1000 Louisiana Street, Suite 1500, Houston, Texas 77002, U.S.A., attention: Robert S. Herlin (tel. 1-713-739-0351); or RP&C International Limited, 56 Green Street, London W1Y 3RH, attention: David P. Quint (tel. 44-171-491-2434); or the office of the Exchange Agent.


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

                                BENZ ENERGY INC.
                              1000 Louisiana Street
                                   Suite 1500
                           Houston, Texas 77002 U.S.A.
                              (Tel: 1 713 739 0351)

                                     TRUSTEE
                             Montreal Trust Company
                         7th Floor, 530-8th Avenue S.W.
                            Calgary, Alberta T2P 3S8
                                     Canada

                                COMPANY REGISTRAR
                            AS TO THE PREFERRED STOCK
                     American Stock Transfer & Trust Company
                                 40 Wall Street
                              New York, N.Y. 10005
                                     U.S.A.

                                      AGENT
                               RP&C International
                                 56 Green Street
                                 London W1Y 3RH
                             (Tel : 44 171 491 2434)

                                 LEGAL ADVISORS

                                 TO THE COMPANY
                               Porter & Hedges LLP
                            700 Louisiana, 38th Floor
                            Houston, Texas 77002-2764
                                     U.S.A.

                        McKeen Varabioff Talbot & Giuffre
                        Suite 2323, Three Bentall Centre
                               595 Burrard Street
                            Vancouver, B.C., V7X 1K8
                                     Canada

                                  TO THE AGENT
                            Bracewell & Patterson LLP
                                33 Davies Street
                                 London W1Y 1FN

                              INDEPENDENT AUDITORS
                     Merdinger, Fruchter, Rosen & Corso P.C.
                               888 Seventh Avenue
                            New York, New York 10106
                                     U.S.A.

                                 EXCHANGE AGENT
                                Midland Bank plc
                                  Mariner House
                                  Pepys Street
                                 London EC3N 4DA


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